As filed with the Securities and Exchange Commission on March 9, 2001
                          Registration No. 333-________

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               AMBIENT CORPORATION
                 (Name of small business issuer in its charter)

          Delaware                       334413                   98-0166007
  (State or jurisdiction of    (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)

                               1033 Beacon Street
                         Brookline, Massachusetts, 02446
                                 (617) 735-9395
          (Address and telephone number of principal executive offices)

                           Samuel F. Ottensoser, Esq.
                             Baer Marks & Upham LLP
                                805 Third Avenue
                               New York, NY 10022
                                 (212) 702-5962
            (Name, address and telephone number of agent for service)

                                 with copies to:
                               David Aboudi, Esq.
                               Aboudi & Brounstein
                                 3 Gavish Street
                            Kfar Saba, 44641, Israel
                                 972-9-764-4833

           Approximate date of proposed sale to the public- As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

Title of each              Amount to         Proposed maximum    Proposed maximum    Amount of
Class of                   be registered     offering price per  aggregate offering  registration fee
Securities to                                share(3)            price(3)
Be registered(1)(2)
Common Stock, par value    30,000,000(1)(2)      $1.50(3)         $45,000,000           $11,250
  $0.001 per share

      (1) Represents (a) up to 110% of 1,250,000 shares of common stock issuable upon exercise of warrants, (b) up to 13,204,892 shares of common stock issuable upon exercise of warrants held by certain selling stockholders, (c) 11,579,342 shares of our common stock held by certain selling shareholders and (d) 3,840,766 shares to cover such additional securities as may become issuable.

      (2) Pursuant to Rule 416 under the Securities Act of 1933, as amended, the number of shares registered hereby shall include an indeterminate number of additional shares which may be issued upon the occurrence of certain events in accordance with the applicable anti-dilution provisions of certain of the warrants. If we issue more shares of our common stock than are hereby registered, we will file a new registration statement or amend this registration statement to cover such additional shares.

      (3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low sale price of the common stock on the OTC Bulletin Board on March 5, 2001.

      Pursuant to Rule 429 under the Securities Act of 1933, the Prospectus included in this Registration Statement is a combined Prospectus and relates to this Registration Statement and certain shares of our common stock previously registered under the Registration Statement on Form SB-2 (Registration No. 333-43054) which remain unsold (including such indeterminate number of additional shares of common stock as may be issuable upon exercise of certain warrants held by certain of the selling stockholders referred to in the Registration Statement on Form SB-2 to prevent dilution resulting from stock splits, stock dividends or similar transactions).

      This Registration Statement also constitutes Post-Effective Amendment No. 3 to Registration Statement No. 333-43054. Such Post-Effective Amendment No. 3 shall hereafter become effective concurrently with the effectiveness of this Registration Statement in accordance with Section 8(c) of the Securities Act of 1933.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                              SELLING STOCKHOLDERS'
                                   PROSPECTUS

                               AMBIENT CORPORATION

                        24,784,234 shares of common stock

                               OTC Bulletin Board
                                      ABTG

      This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss of your investment. See Risk Factors beginning on page 3.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      * This is an offering of shares of our common stock by certain stockholders of Ambient Corporation.

      * The selling stockholders will receive all of the proceeds from the sale of their shares, less any commissions or discounts paid to brokers or other agents. We will not receive any of the proceeds from the sale of the shares. We may, however, receive up to approximately $26.4 million in proceeds from the exercise by certain selling stockholders of warrants to purchase up to an aggregate of approximately 8.7 million shares of our common stock. The resale of the common stock underlying these warrants is included in the registration statement of which this prospectus forms a part.

      * The selling stockholders may offer and sell the shares in one or more transactions at prevailing market prices, or in privately negotiated transactions at prices other than the market price. On March 5, 2001, the average of the high and low price quotations for our common stock on the OTC Bulletin Board was $1.50.

      The information in this prospectus is not complete and may be changed. The selling stockholders may not sell their shares until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell shares and it is not soliciting an offer to buy shares in any state where the offer or sale is not permitted.

             The date of this prospectus is ________________, 2001.

                           Principal Executive Office:
                               1033 Beacon Street
                         Brookline, Massachusetts 02446
                                 (617) 735-9395

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

PROSPECTUS SUMMARY .........................................................   1

RISK FACTORS ...............................................................   4

USE OF PROCEEDS ............................................................  16

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS ...................  17

PLAN OF OPERATIONS .........................................................  18

BUSINESS ...................................................................  23

MANAGEMENT .................................................................  36

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT .............  48

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS .............................  51

SELLING STOCKHOLDERS .......................................................  55

DESCRIPTION OF SECURITIES ..................................................  63

PLAN OF DISTRIBUTION .......................................................  65

LEGAL MATTERS ..............................................................  70

EXPERTS ....................................................................  70

WHERE YOU CAN FIND MORE INFORMATION ........................................  70

FINANCIAL STATEMENTS ....................................................... F-1

                               PROSPECTUS SUMMARY

      This prospectus summary highlights selected information contained elsewhere in this prospectus. You should read the following summary together with the more detailed information regarding our company and the shares of common stock being sold in this offering, which information appears elsewhere in this prospectus.

                                   Our Company

      We are engaged in the architecture, design, development, implementation and marketing of a proposed comprehensive communication infrastructure which uses the electrical power distribution grid as a high-speed telecommunication medium. The use of conventional electrical power grids for high speed data transmission is referred to as "powerline telecommunication technology". Our proposed powerline telecommunication solution is based on our establishing and maintaining partnership relationships with utilities and electrical power distribution companies, as well as developing and maintaining business relations with telecommunication service and technology companies.

      Although historically used for low speed data communication, existing electrical power grids have not been used for high-speed data transmission due to certain technological and infrastructure limitations. Our current activities are focused on the implementation and marketing of our proposed powerline telecommunications technology solutions and system architectures for use on low and medium voltage systems. With carriage on low and medium voltage, we believe that powerline telecommunication technology should be available worldwide. The proposed solution includes our proprietary technology and is designed to facilitate the provision of powerline telecommunication technology solutions to virtually any building and premise, overcoming existing infrastructure limitations.

      The proposed powerline telecommunications technology solution contemplates the design and development of certain integral components by third party telecommunication service and technology companies. We entered into an agreement in January 2001 with Cisco Systems, Inc. to collaborate in the development of a Head-end Router and a Customer Premise Equipment (CPE) unit, as well as ancillary products, designed to be used for the low voltage system. The Router is intended to be placed at the pole-top or pad-mounted and is designed to facilitate the transfer of high speed data-carrying signals to CPE unit which is intended to be connected to the standard electrical outlets in the home or business. The CPE unit will be designed to enable the transport of data and voice between the Router and the home or business user. Cisco is a leading developer, manufacturer and marketer of hardware and software products for use in computer and communications networks. Our agreement with Cisco contemplates that we be granted an initial limited period of exclusivity with respect to the design, development and marketing of the products under development. Beyond such period, the agreement contemplates that we will negotiate the terms of the license and manufacturing rights, as well as other matters, relating to the products under development. To date we have invested $2,000,000 in the joint development project with Cisco and we expect to expend, upon achievement of certain specified development and testing milestones, an additional $4,500,000 over the next eighteen months.

      We believe that utilities and electric power distributors to be our natural prospective partners. We believe that powerline telecommunications technology affords not only an advantage to the consumer but should allow our prospective utility partners to significantly enhance their service offerings to their industrial, commercial and residential customers. We envision the utility basket of services to include features such as automatic meter reading (AMR), real time outage reporting and load balancing/switching. We envision that the consumer basket of services will include, initially, internet access and telephony, with such features as streaming video alarm monitoring and others to follow. We believe that these and other features should render the proposed powerline telecommunications solution an attractive proposition to utilities.

      To date, most of the concepts underlying our technology have been validated in first phase alpha demonstration in joint testing and field trials with Consolidated Edison Company of New York, one of the larger investor owned utility companies in the United States and certain other utilities and Sumitomo Electric Industries, Ltd., one of Japan's larger manufacturer of electric wire and cable. In these field trials, our proposed solution successfully carried streaming video, video conferencing and internet connectivity over standard electrical power lines in point-to-point, limited distance demonstrations. In January 2001, the first alpha testing of our solution in a residential setting in Hong Kong was successfully concluded. These tests represent the first stage alpha tests of our proposed solution and additional alpha testing and demonstrations will be conducted.

                                  The Offering

      Certain stockholders may offer and sell up to 24,784,234 shares of our common stock under this prospectus. We will not receive any of the proceeds from the sale of these shares. We may, however, receive proceeds from the exercise of warrants held by certain of the selling stockholders that are included in this registration statement. See "Use of Proceeds" and "Selling Stockholders."

                                  Risk Factors

      Investing in our common stock involves significant risks. You should consider the information under the caption "Risk Factors" beginning on page 4 of this prospectus in deciding whether to purchase the common stock offered under this prospectus.

                             Summary Financial Data

      This table summarizes our operating data and balance sheet data for and as of the periods indicated. You should read this summary financial data in conjunction with "Plan of Operations" and our financial statements and notes thereto included elsewhere in this prospectus.

                                                                                      Cumulative
                                                                                         From
                                                                Year                  Inception
                                                                Ended                     To
                                                              December 31,            December 31,
                                                          2000            1999            2000
                                                          ----            ----            ----
Expenses

Research and Development                              $    463,038    $    340,287    $  2,184,875
Less - Participation by the Office of the
Chief Scientist of the State of Israel                          --         231,767         558,195
                                                      ------------    ------------    ------------
                                                           463,038         108,520       1,626,680

Operating general and administrative expenses            3,391,571         357,419       6,206,145
Stock based compensation                                14,724,328         326,815      15,785,062
                                                      ------------    ------------    ------------
Total expenses                                          18,115,899         684,234      21,991,207
                                                      ------------    ------------    ------------
Operating loss                                         (18,578,937)       (792,754)    (23,617,887)

Legal settlement                                        (1,512,500)             --      (1,512,500)
Interest expense                                          (397,921)        (66,104)       (674,628)
Non-cash financing expense                              (1,500,000)             --      (1,600,000)
Beneficial conversion feature of convertible debt       (3,878,260)             --      (3,878,260)
Amortization of deferred financing costs                (5,089,144)       (272,546)     (5,752,015)
Other income (expenses), net                               225,267              --         225,267
Company's share in net losses of affiliate                (335,365)             --        (335,365)
                                                      ------------    ------------    ------------
Loss before minority interest
  and extraordinary item                               (31,066,860)     (1,131,404)    (37,145,388)
Minority interest in subsidiary loss                        25,000              --          25,000
                                                      ------------    ------------    ------------
Loss before extraordinary item                         (31,041,860)     (1,131,404)    (37,120,388)
Extraordinary item - loss on extinguishment of debt     (9,778,167)             --      (9,778,167)
                                                      ------------    ------------    ------------
Net loss                                               (40,820,027)     (1,131,404)    (46,898,555)
Deemed dividends on convertible preferred stock         (1,820,859)             --      (1,820,859)
                                                      ------------    ------------    ------------
Net loss attributable to common
  stockholders                                        $(42,640,886)   $ (1,131,404)   $(48,719,414)
                                                      ============    ============    ============

Basic and diluted loss per share:
Net loss before extraordinary item                    $      (3.06)   $      (0.36)
Extraordinary loss from extinguishment
  of debt                                                    (0.91)             --
                                                      ------------    ------------
  Net loss                                            $      (3.98)   $      (0.36)
                                                      ============    ============
Weighted average number of shares outstanding           10,725,464       3,121,479
                                                      ============    ============

OTHER FINANCIAL DATA
Capital expenditures                                  $   (170,526)   $    (12,102)   $   (542,345)
Cash provided used in operating activities              (3,651,923)        (53,473)     (6,532,065)
Cash provided by (used in) investing activities           (710,706)         76,437      (1,960,245)
Cash provided by (used in) financing activities       $ 11,407,487    $    (31,031)   $ 15,545,239

BALANCE SHEET DATA
Cash and cash equivalents                             $  7,052,929    $      8,071
Total assets                                             8,864,457         433,010
Long-term liabilities                                           --         625,292
Shareholders' equity (deficit)                        $  7,994,427    $ (1,037,865)

                                  RISK FACTORS

      The securities offered by this prospectus are speculative and involve a high degree of risk and should not be purchased by persons who cannot afford the loss of their entire investment. Prospective investors should carefully consider the following risk factors, as well as all other information set forth elsewhere in this Prospectus, before deciding to invest in shares of our common stock. Except for historical information contained herein, the following discussion contains forward-looking statements that involve risks and uncertainties. If any of the following risks actually occur, our business, financial condition and results of operations would likely suffer. In such case, the market price of our common stock would decline, and you may lose all or a part of the money you pay to buy our common stock.

The comprehensive communications infrastructure underlying our proposed powerline solution is in the design and development stage and we cannot assure you that it will be successfully developed or technologically viable and, even if developed or viable, successfully marketed.

      We are engaged in the architecture, design, development, implementation and marketing of a proposed comprehensive communication infrastructure which uses the electrical power distribution grid as a high-speed telecommunication medium. Our current activities are focused on the implementation and marketing of our proposed powerline telecommunications technology solution and system architectures for use on low and medium voltage systems. Our proposed solution is designed to enable, initially, high speed internet access and telephony services. The proposed powerline telecommunication solution is based on our establishing and maintaining partnership relationships with utilities and electrical power distribution companies and telecommunication service and technology companies. Existing electrical power grids have, to date, not been widely used commercially for high-speed data transmission due to certain technological and infrastructure limitations. Our proposed solution is, we believe, designed to overcome these limitations. In order for our proposed communications infrastructure to be technologically feasible and viable, we believe that we will need to develop and integrate several components and technologies. We are in the process of integrating our solution concept with various other complementary and necessary technologies. We anticipate and propose to have these complementary components and technologies produced by prospective third party partners in the telecommunications and related industries. While first phase alpha testing and field trials have validated most of the concepts underlying our powerline telecommunication technology solution, we can provide no assurance that these complementary components or technologies will be successfully developed or technologically feasible or integrated into our proposed communications infrastructure or, even if they can be successfully developed and integrated and technologically feasible, that they can be so developed and integrated on commercially acceptable terms and conditions. Once we complete the successful design and development of our proposed solution, if ever, our current business model contemplates that, in order to adequately deliver our proposed solution to end-users, we will need to enter into collaborative arrangements with third party utilities or other providers of electric power. No assurance can be provided that we will be successful in establishing and maintaining these collaborative arrangement on commercially acceptable terms or that we will be successful in marketing.

Success of our proposed comprehensive communications infrastructure is contingent upon its adoption by utilities and other distributors of electric power.

      Our proposed powerline telecommunication solution is based on our establishing and maintaining partnership relationships with utilities and electrical power distribution companies as well as telecommunication service and technology companies. Our current business and revenue model contemplate, at least initially, that the proposed communication solution will be made available to residential customers and other end-users through the existing infrastructure of utilities or other distributors of electric power. Accordingly, we believe that our success is contingent upon the technological feasibility and commercial and fiscal viability of our proposed communications solution and its acceptance and adoption by utilities and other distributors of electric power. While we believe that our proposed powerline telecommunications solution, once successfully developed and integrated and fully implemented, will prove to be an attractive proposition to utilities and other electric power distributors, we cannot provide any assurance that the utilities or the other distributors of electric power will in fact so adopt or ratify our proposed powerline telecommunications solution. Additionally, we believe that the success of wire-less based solution providers overcoming technical challenges and furnishing a reliable, technologically feasible and commercially viable solution for high speed data transfer may adversely influence the utilities' decision to adopt our proposed solution.

Governmental regulations may delay or preclude the adoption of our proposed solution.

      Utilities and other providers of electric power are ordinarily subject to significant governmental oversight and regulations, on both the state and federal level. Foreign utilities and other providers of electric power are also subject to significant governmental oversight and regulations in their respective home countries. In certain countries, such as Japan, there may be regulations restricting the transmission of high frequency over power-lines, necessitating governmental permission. These regulations may be interpreted in such a manner as to inhibit, delay or preclude the provision of our proposed communications solutions or to require costly modifications to the proposed solution. In addition, regulations in the telecommunications field may also adversely affect the provision of our proposed solution. We are attempting to address these regulatory challenges in part by by the establishment of our advisory board, which is staffed with non-employee individuals who have extensive experience in a broad array of professional areas, including in regulatory areas that we believe may be relevant to the industries we are or may become engaged in. See "Management-Advisory Board".

We will require additional financing.

      We anticipate that our cash on hand will allow us to maintain operations as presently conducted at least through the next twelve months. However, we will require additional financing to fully execute our design, development and commercialization plans, including the completion of the design, development and testing of the products under joint development with Cisco Systems, Inc. Additionally, if we expand our current operations to include strategic partnerships or mergers or acquisitions, then we will also require additional financing to realize such mergers or acquisitions. We have no commitments for any such financing and there can be no assurance that we will obtain additional capital when needed or any assurance that any additional financing can be obtained on favorable terms, if at all. Any additional financing is likely to result in dilution to our stockholders. See "Business".

We will need to negotiate commercial agreements with our prospective partners relating to the commercialization of our communications infrastructure and the sharing of revenues and cost savings generated by the adoption of our solution.

      Our business revenue model contemplates that our proposed communications solution, once the infrastructure is fully commercialized, will be primarily generated by the consumer basket of services that will be made available to the end-user or the enhanced utility services that we believe will result in significant cost savings to the utilities or the other providers of electric power. Additionally, we also anticipate that we will be able to generate fees during the development phase of the communication infrastructure, prior to the commercialization of our solution, if we are able to successfully conclude agreements with utilities or other providers of electrical power whereby such parties agree to participate in the outlays associated with developing our solution. Our business model also contemplates that we will assume a significant portion of start-up costs associated with the commercialization of our proposed solution as well as training and maintenance costs. Additionally, our agreement with Cisco Systems, Inc. contemplates that beyond an initial period of exclusivity with respect to the development and marketing of products under joint development, we and Cisco will negotiate the terms of the license and manufacturing rights, as well as other matters, relating to the products under development. Accordingly, we will need to negotiate with our prospective utility and other providers of electric power partners, as well as prospective partners in the telecommunications and technology service areas, the terms of the marketing, license and other agreements relating to the implementation of the proposed solution, including, without limitation, terms relating to the sharing of any up-front capital expenditures required to commercialize the proposed communications structure, and the sharing of revenues and cost savings generated by the proposed solution. No assurance can be provided that we will be able to successfully negotiate these arrangements on commercially acceptable terms.

We have incurred losses in every quarter and year, and we expect these losses to continue in the foreseeable future.

      Since we began our operations in 1996, we have lost money in every quarter and year. Prior to March 2000, when we actively began to engage in our current business, the design, development and commercialization of powerline telecommunication technology, we designed, developed and marketed smart-card application, a business in which we are no longer engaged. As of December 31, 2000, we had an accumulated deficit of approximately $48.7 million, which includes $40 million in non-cash charges primarily related to the issuance of warrants and the extinguishment of debt. We may not be able to generate sufficient revenue to become profitable. Even if we do become profitable, we may not be able to sustain or increase profitability on a quarterly or annual basis in the future.

We have only been in business in the powerline telecommunication field for a short period of time, so your basis for evaluating us is limited.

      We are a development stage company with a limited history of operations which is primarily in the design and development of smart card based technologies and products, a business in which we no longer engage. We have been engaged in the design, development and commercialization of our proposed powerline communication infrastructure since March 2000. As a result, there is a limited history of operations for evaluating our power-line telecommunication technology business. You must consider the risks and difficulties frequently encountered by early stage companies in new and rapidly evolving markets, including the market for the provision of rapid power-line telecommunication services. Some of these risks and uncertainties include:

      *The technological feasibility of our proposed communications solution;

      *The successful implementation of the communications infrastructure which is required to properly deliver to the end-user our proposed communications solution;

      * Our ability to establish and maintain relationships with appropriate parties in the electric power distributions and telecommunications industries;

      * The adoption by the electric power distribution of our proposed communications solution;

      * Competition of wire-less based solutions;

      * Our ability to respond effectively to actions taken by our competitors;

      * Our ability to respond effectively to pertinent governmental regulatory concerns and demands;

      * Our ability to build our organizational and technical infrastructures to manage our growth effectively;

      * Our ability to design, develop and implement effective product offerings; and

      * Our ability to attract, retain and motivate qualified personnel.

      If we are unsuccessful in addressing these risks and uncertainties, our business, financial condition and results of operations will be materially and adversely affected.

Our ability to manage growth is limited.

      If we expand our management, design and development, testing, quality control, marketing, sales and service and support operations, as well as financial and accounting controls, such expansion could place a significant strain on our company. If our management is unable to manage growth effectively, our business and financial conditions could be materially adversely affected. Failure to integrate new personnel on a timely basis could have an adverse effect on our operations. Furthermore, the expenses associated with expanding our management team and hiring new employees will likely be incurred prior to the generation of any associated revenues. Our inability to manage growth effectively could have a material adverse effect on our business, financial conditions or results of operation.

The market for our proposed technologies is unproven.

      The market for rapid power-line data telecommunication is unproven. The use of electrical power-lines for high speed telecommunication is in an embryonic stage. For us to be successful, utilities other providers of electrical power and telecommunication and technology service companies, as well as end-users, must accept the concept of power-line data telecommunication generally and also adopt the solution that we have developed. There can be no assurance that utilization of electrical power grids as a medium of rapid data transmission will be commercially accepted. Moreover, the high frequency electrical characteristics of the power grid in some countries or localities may prevent the efficient transmission of high frequency signals, and thus not permit the implementation of our solution. Further our solution may not achieve or sustain market acceptance under emerging industry standards or may not meet, or continue to meet, the changing demands of the media access and technology service companies. If the market for power-line based rapid transmission of data does not develop or expand, our business, financial condition and results of operations would be materially adversely affected.

You should not rely on our quarterly or year-end operating results as an indication of how we will do in the future.

      Our quarterly and year-end operating results may vary significantly in the foreseeable future due to a number of factors that could affect our performance, expenses or prospects during any particular quarter. Due to all of the risks discussed in this section, you should not rely on quarter-to-quarter comparisons of our results of operations as an indication of future performance. It is possible that in some future periods our operating results will be below the expectations of public market analysts and investors. In this event, the price of our common stock would likely fall.

We are engaged in a highly competitive field.

      The high-speed data transmission industry and internet access, the fields of business in which we are currently engaged, are extremely competitive. We believe that there are companies, with substantially greater financial, technological, marketing, personnel and research and development resources than our company, which are engaged in developing a high speed data transmission solution. Additionally, efforts in the past to utilize electrical power lines as a high-speed data communications medium have not been successful due to technological impediments or economic and fiscal considerations. Certain companies, including those with significantly greater resources than our company, such as Siemens and Nortell, have undertaken efforts to implement a comprehensive powerline telecommunication based solutions. However, to date, none have, to our knowledge, implemented and commercialized any such solution. Certain other companies, including those with significantly greater resources than our company, provide, we believe, partial powerline based solutions. We believe that our core strategy, which attempts principally to partner our proposed powerline based solution with appropriate parties in the telecommunication and service technology areas as well as utilities and other providers of electric power, provides the most viable prospect of a powerline telecommunication based high-speed solution. There can be no assurance that we will be able to compete successfully in this market.

      Certain companies claim to provide non-powerline based high-speed data transmission. In particular, internet service providers (ISPs) provide internet access over existing networks and have nationwide marketing presence and strategic or commercial licenses with telecom carriers and wireless and satellite service providers have announced plans to expand fixed-wireless networks for high speed data customers. Cellular operators are establishing portals facilitating access to web and information services. There can be no assurance that other companies will not enter the market in the future. There can be no assurance that development by others of similar or more effective technologies or solutions will not render our Proposed solution non-competitive or obsolete. See "Business-Competing Technologies".

New products and rapid technological change may render us vulnerable to technological obsolescence.

      The high speed data communications industry is characterized by rapidly changing technology, evolving industry standards and frequent new product introductions. Our success will depend in part on our ability to meet changing customer requirements and evolving industry standards. We currently devote, and intend to continue to devote, our resources toward the development of high-speed power-line based data transmission and internet access. There can be no assurance that we will successfully complete the development of these technologies and related products in a timely fashion or that our prospective technologies or future products, if any, will satisfy the needs of the market. There can also be no assurance that products and technologies developed by others will not adversely affect our competitive position or render our prospective technologies non-competitive or obsolete. See "Business-Competing Technologies."

We have limited marketing experience and capabilities.

      We have limited marketing experience and limited financial, personnel and other resources to undertake marketing and advertising activities. To date we have generated no revenues. As is typically the case with newly-introduced products or technologies in the design and development stage, the ultimate level of demand is subject to a high degree of uncertainty. Developing market acceptance for our proposed high-speed telecommunication medium will require substantial marketing efforts and the expenditure of a significant amount of funds to inform utilities, electrical power distributors as well as telecommunication service technology companies of the perceived advantages of our proposed solution. There can be no assurance that our marketing efforts will result in demand for, or market acceptance of, our proposed technologies or solution. There can be no assurance that we will be able to market these proposed technologies successfully or that our efforts will result in any significant revenues. Our business model contemplates that we will need to establish and maintain commercial relationships with utilities and other providers of electrical power as well as telecommunications service technologies in order to commercialize our proposed solution. There can be no assurance that we will be able to identify suitable partners or that, if suitable partners are identified, we will be able to sign appropriate agreements on acceptable terms.

We have very few employees and are particularly dependent on certain of our key personnel.

      We currently employ 15 full-time employees. Although we believe we maintain a core group sufficient for us to effectively conduct our operations, the loss of certain of our key personnel could, to varying degrees, have an adverse effect on our operations and product development. There can be no assurance that we will be successful in identifying and retaining such personnel on commercially acceptable terms.

      Our future success is also dependent upon our continuing ability to attract and retain highly qualified technical personnel to perform research, design and development activities as well commercialization activities. There is a high demand in our market for qualified technical personnel and competition for such personnel is generally intense.

Anti-dilution protection accorded to certain of our Executive Officers.

      In connection with their employment agreements, we granted to each of our Chief Executive Officer, Mark Isaacson and, our Chief Financial Officer, Wilfred Kopelowitz, stock options for, respectively, 1,350,000 and 240,000 shares of common stock. In connection with these stock options, each of Messrs. Isaacson and Kopelowitz have been granted anti-dilution protection with respect to any future stock issuances by us in an amount necessary to maintain their respective percentage ownership of the outstanding shares of our stock on a fully diluted basis on the date of grant had their respective options been exercised on the date of grant. Mark Isaacson's and Wilfred Kopelowitz's percentage ownership of the outstanding shares of our stock (on a fully diluted basis) on the date of the grant of these options are, respectively, approximately 4.2% and .075%. While we have successfully raised funds in the past notwithstanding these provisions, such anti-dilution protection could make future financing more difficult for us to obtain, if at all, unless these provisions are waived by these executive officers. See "Business--Management".

Our efforts to protect our intellectual property rights may not be adequate.

      Our success depends in part on our proprietary technologies. We filed with the United States Patent and Trademark Office patent applications for the inductive coupling of a data signal to a power transmission cable. We anticipate filing shortly a patent application for the coupling of broadband modems to powerlines. No patents have yet been issued. Additionally, we have certain patents and patent applications pending in the smart-card applications area, a business in which we are no longer engaged. Currently we are in the process of establishing two trademarks, "PLT Systems" and "PLT Solutions", though no assurance can be provided we will establish such recognized trademark. Accordingly, we rely on a combination of trademark, copyright and trade secret laws, nondisclosure and other contractual provisions, and technical measures to protect our intellectual property rights. See "Business-Patents and Trade Secrets." Our patent, trademarks or copyrights in the powerline telecommunication technology and may be challenged and invalidated or circumvented. Others may develop technologies that are similar or superior to our technologies or duplicate our technologies. Effective intellectual property protection may be unavailable or limited in certain foreign countries. Despite efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise use aspects of processes and devices that we regard as proprietary. Policing unauthorized use of our proprietary information is difficult, and there can be no assurance that the steps we have taken will prevent misappropriation of our technologies. In the event that our intellectual property protection is insufficient to protect our intellectual property rights, we could face increased competition in the market for our products and technologies, which could have a material adverse effect on our business, financial condition and results of operations.

      Litigation may be necessary in the future to enforce any patents that may be issued and other intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. There can be no assurance that any litigation of these types will be successful. Litigation could result in substantial costs, including indemnification of customers, and diversion of resources and could have a material adverse effect on our business, financial condition and results of operations, whether or not this litigation is determined adversely to us. In the event of an adverse ruling in any litigation, we might be required to pay substantial damages, discontinue the use and sale of infringing products, and expend significant resources to develop non-infringing technology or obtain licenses to infringed technology. Our failure to develop or license a substitute technology could have a material adverse effect on our business, financial condition and results of operations.

Future Sales of our common stock by our stockholders could have an adverse effect on the market price of our common stock

      We have 21,775,794 shares of our common stock presently issued and outstanding of which 11,579,342 are being registered in the registration statement which forms a part of this Prospectus. We anticipate that some or all of the selling stockholders may from time to time sell all or a part of the shares offered hereby, subject to any lock-ups or similar restrictions. In addition, there are currently outstanding options or warrants to purchase approximately 15,500,000 shares of our common stock, of which 13,716,711 held by selling stockholders with exercise prices ranging from a nominal price to 8.00 per share which are being registered in the registration statement which forms a part of this prospectus. Additionally, there are approximately 3,181,000 shares currently transferable under Rule 144 promulgated under the Securities Act of 1933, as amended, subject to the volume limitations and other conditions of such Rule. The market price of our common stock could decline as a result of sales by our existing stockholders of a large number of shares of common stock in the market after this offering, or the perception that such sales may occur. These sales also might make it more difficult for us to sell equity securities in the future at a time and a price that we deem appropriate.

Our stock price is volatile and could continue to be volatile.

      Investment interest in our common stock may not lead to the development of an active or liquid trading market. The market price of our common stock has fluctuated in the past and is likely to continue to be volatile and subject to wide fluctuations. In addition, the stock market has experienced extreme price and volume fluctuations. The stock prices and trading volumes for many hi-tech companies fluctuate widely for reasons that may be unrelated to their business or results of operations. The market price of our common stock may decline. General economic, market and political conditions could also materially and adversely affect the market price of our common stock and investors may be unable to resell their shares of common stock at or above the offering price.

It may be difficult for a third party to acquire us.

      Provisions of Delaware law could make it more difficult for a third party to acquire us, even if it would be beneficial to our stockholders. See "Description of Securities - Effect of Delaware Anti-Takeover Statute".

Penny Stock Regulation is applicable to investment in our shares.

      Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current prices and volume information with respect to transactions in such securities are provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules.

Forward-Looking Statements.

      This prospectus (including statements incorporated by reference into this prospectus) includes forward-looking statements. You can identify these forward-looking statements when you see words such as "expect", "anticipate", "estimate", "project", "plans", "intends", "management believes", "we believe" and similar words or phrases.

      We make forward-looking statements in this prospectus, regarding, among other items:

      * our ability to successfully develop and integrate our proposed comprehensive high speed communications solution with necessary accompanying technologies;

      * acceptance of our proposed comprehensive communications solutions by utilities and electric power distributors and telecommunications industry players as well as in the marketplace;

      * governmental regulations and oversight applicable to the fields in which we are engaged;

      * our proposed revenue generation plans;

      * our expectations about the market prospects for our proposed communications solution;

      * our future capital needs;

      * our expectations about our future profitability, operating results and financial condition; and

      * the success of our protection of our proprietary technology.

      We have based these forward-looking statements largely on our current expectations. However, forward-looking statements are subject to a number of risks and uncertainties, certain of which are beyond out control. Actual results could differ materially from those anticipated as a result of the factors described under "Risk Factors."

      We do not undertake any obligation to publicly update or revise any forward-looking statements we make in this prospectus or that are incorporated by reference, whether as a result of new information, future events or otherwise. Because of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus might not happen.

                                 USE OF PROCEEDS

      The selling stockholders will receive all of the proceeds from the sale of the shares of common stock offered by this prospectus. We will not receive any proceeds from the sale of any shares offered by this prospectus. See "Selling Stockholders" and "Plan of Distribution."

      We may receive up to approximately $26.4 million in proceeds from the exercise by certain selling stockholders of warrants to purchase up to an aggregate of approximately 8.7 million shares of our common stock, at per share exercise prices ranging between $2 and $8.00. The resale of the common stock underlying these warrants is included in the registration statement of which this prospectus forms a part.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

      The Company's common stock is quoted on OTCBB under the symbol "ABTG". The following table sets forth, for the periods indicated the range of high and low sales prices per share of the Company's common stock, as reported on OTCBB. The closing price of our common stock on March 5, 2001 was $1.50 per share.

                                                           HIGH            LOW
2001
First Quarter (for the period ending March 6, 2001)       $  2.60        $  1.34

2000
First Quarter                                             $  6.25        $ 1.375
Second Quarter                                            $  5.31        $  2.03
Third Quarter                                             $  4.97        $  3.03
Fourth Quarter                                            $  3.28        $ 1.781

1999
First Quarter                                               1.375          2.625
Second Quarter                                                5.5         0.8125
Third Quarter                                              1.1875          0.625
Fourth Quarter                                                2.5           0.75

      The foregoing represent inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.

      As of March 6, 2001, there were approximately 150 holders of record of our common stock. We believe that a significant number of shares of our common stock are held in either nominee name or street name brokerage accounts and, consequently, we are unable to determine the number of beneficial owners of our stock.

Dividend Policy

      We have not declared or paid dividends on our common stock since our formation, and we do not anticipate paying dividends in the foreseeable future. Declaration or payment of dividends, if any, in the future, will be at the discretion of the Board of Directors and will depend on our then current financial condition, results of operations, capital requirements and other factors deemed relevant by the Board of Directors.

                               PLAN OF OPERATIONS

      The following discussion and expositions should be read in conjunction with the Financial Statements and related Notes contained elsewhere in this Prospectus. Certain Statements made in this discussion are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by terminology such as "may," "will," "should," "expects," "intends," "anticipates," "believes," "estimates," "predicts," or "continue" or the negative of these terms or other comparable terminology and include, without limitation, statements below regarding: our intended business plans; expectations as to the performance of our proposed communication solution; intentions to acquire or develop other technologies; and belief as to the sufficiency of cash reserves. Because forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements. These factors include, but are not limited to, the competitive environment generally and in our specific market areas; changes in technology; the availability of and the terms of financing, inflation, changes in costs and availability of goods and services, economic conditions in general and in our specific market areas, demographic changes, changes in federal, state and/or local government law and regulations; changes in operating strategy or development plans; the ability to attract and retain qualified personnel; and changes in our acquisitions and capital expenditure plans. Although we believe that expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these forward-looking statements. We are under no duty to update any forward-looking statements after the date of this Prospectus to conform such statements to actual results.

      We are engaged in the architecture, design, development, implementation and marketing of a proposed comprehensive communication infrastructure which uses the electrical power distribution grid as a high-speed telecommunication medium. The use of conventional electrical power grids for high speed data transmission is referred to as "powerline telecommunication technology". Our proposed powerline telecommunication solution is based on our establishing and maintaining partnership relationships with utilities and electrical power distribution companies, as well as developing and maintaining business relations with telecommunication service and technology companies.

      Although historically used for low speed data communication, existing electrical power grids have not been used for high-speed data transmission due to certain technological and infrastructure limitations. Our current activities are focused on the implementation and marketing of our proposed powerline telecommunications technology solutions and system architectures for use on low and medium voltage systems. With carriage on low and medium voltage, we believe that powerline telecommunication technology should be available worldwide. The proposed solution is designed to facilitate the provision of powerline telecommunication technology solutions to virtually any building and premise, overcoming existing infrastructure limitations.

      The proposed powerline telecommunications technology solution utilizes our proprietary technology and contemplates the design and development of certain integral components by our existing and prospective technology partners. We entered into an agreement with Cisco Systems, Inc. to collaborate in the development of a dead-end Router and a Customer Premise Equipment (CPE) unit, as well as ancillary products, designed to be used for the low voltage system. The Router is intended to be placed at the pole-top or pad-mounted and is designed to facilitate the transfer of high speed data-carrying signals to the CPE Unit which is intended to be connected to the standard electrical outlets in the home or business. The CPE unit is intended to enable the transport of data and voice between the Router and the home or business user. Cisco is a leading developer, manufacturer and marketer of hardware and software products for use in computer and communications networks. Our agreement with Cisco contemplates that we be granted an initial limited period of exclusivity with respect to the design, development and marketing of the products under development. Beyond such period, the agreement contemplates that we will negotiate the terms of the license and manufacturing rights, as well as other matters, relating to the products under development.

      We believe that electric utilities and power companies to be our natural partners. We believe that powerline telecommunications technology affords not only an advantage to the consumer but should allow our prospective utility partners to significantly enhance their service offerings to their industrial, commercial and residential customers. We envision the utility basket of services to include features such as automatic meter reading (AMR), real time outage reporting and load balancing/switching. We envision that the consumer basket of services will include, initially, internet access and telephony, with such features as streaming video alarm monitoring and others to follow. We believe that these and other features should render the proposed powerline telecommunications solution an attractive proposition to utilities.

      To date, most of the concepts underlying our technology have been validated in first phase alpha demonstration in joint testing and field trials with Consolidated Edison Company of New York, one of the larger investor owned utility companies in the United States and certain other utilities and Sumitomo Electric Industries, Ltd., one of Japan's larger manufacturer of electric wire and cable. In these demonstrations, our proposed solution successfully carried streaming video, video conferencing and internet connectivity over standard electrical power lines in point-to-point, limited distance demonstrations. In January 2001, the first alpha testing of our solution in a residential setting in Hong Kong was successfully concluded. These tests represent the first stage alpha tests of our proposed solution and additional alpha testing and demonstrations are expected.

      Since our founding as a Delaware company in June 1996, we had been engaged in the design and development of technologies and products, initially focused on the enhancement of smart card applications. Owing to a fundamental reassessment of general market developments in the field of powerline telecommunications technology and the smart card business environment, we elected to redirect our business focus to the field of powerline telecommunications technology. We have subsequently ceased all design and development efforts in the smart card area.

      During the first quarter of 2000, we established a subsidiary, PLT Solutions, Inc., in which we held a 90.01 interest, to promote our powerline telecommunications technology. The remaining 9.90 interest was held by Dr. Yehuda Cern, one of our key employees. In January 2001, we purchased from Dr. Cern the entirety of his shareholdings in PLT Solutions Inc. and we subsequently merged such company into us, with our company being the surviving entity of such merger. We continue to use the name "PLT" as our commercial trade name for our powerline telecommunications technology products and services.

      As a development stage company, we have a limited operating history upon which an evaluation of our prospects can be made. We have been in the powerline technology business, which is the field in which we engage, since March 2000. Our prospects must therefore be evaluated in light of the problems, expenses, delays and complications associated with a new business.

      From the date of inception through December 31, 2000, we expended $1.63 million on research and development activities (net of $558,195 received by Ambient Ltd., our Israeli subsidiary, as government participation in its smart card development, from the Office of Chief Scientist of the Israeli Ministry of Industry and Trade). Of this amount, during each of calendar year 2000 and 1999 we expended, respectively, $463,068 and $108,520. The amounts expended in 2000 related exclusively for powerline telecommunication technology.

      As of December 31, 2000, we incurred net losses aggregating $48.7 million (which includes $40 million in non-cash charges primarily related to the issuance of securities, charges for beneficial conversion features, and the extinguishment of debt), reflecting principally net general and administrative expenses and net research and development expenses. We expect to incur significant up-front expenditures in connection with the new focus of our operations, and operating losses are expected to continue for the foreseeable future. There can be no assurance that we can be operated profitably in the future. Our continuation as a going-concern is dependent upon, among other things, our ability to obtain additional financing when and as needed, and to generate sufficient cash flow to meet our obligations on a timely basis. We may also explore other business options including strategic joint ventures and business combinations, including investments in other companies, or mergers.

      In September 2000, our management was reorganized, with the then existing Chief Executive Officer and Chief Financial Officer resigning from all positions held and their replacement by our current Chief Executive Officer, Mark Isaacson (formerly the acting Chief Executive Officer of PLT Solutions, Inc., our former subsidiary which has been subsequently merged with and into our company), and Chief Financial Officer, Wilfred Kopelowitz, a new Chief Operating Officer, John Joyce, as well as technical, marketing and other supporting personnel.

      A substantial portion of our operating expenses are attributable to non-cash charges associated with the compensation of consultants and senior personnel through the issuance of stock options and stock grants. Such stock based compensation resulted in non-cash charges of $14.7 million for the year ended December 31, 2000. We believe that these compensation levels were necessary to retain the services of qualified individuals.

      In February 2000 We converted outstanding debt of approximately $700,000 in principal and accrued interest into 3,490,000 shares of its common stock. The price of such shares on the date of issuance was $3.00 per share. We recorded a non-cash extraordinary loss in the amount of approximately $9.8 million and a corresponding increase of additional paid-in capital to reflect the fair value of shares issued in connection with this transaction.

      Last year, we issued $2,000,000 of our 10% convertible debentures and 1,250,000 common stock warrants to private investors. Pursuant to the terms of the debentures, the entire principal balance was converted into 5,000,000 shares of our common stock. The warrants are exercisable at a price per share of $1.00. In connection with this issuance, we recorded a total note discount of $1.14 million representing the value of the warrants and $571,600 representing the beneficial conversion feature of the convertible debentures.

      In the July and August 2000, we received gross proceeds of $4.25 million (before deducting approximately $425,000 in commissions) from the private placement of 1 million shares of our common stock and 1.25 million shares of our convertible preferred stock. As part of this private placement, we issued four-year warrants to purchase 2.125 million of our preferred stock, at an exercise price per share of $3.50. Pursuant to the terms of the agreement, in November 2000, upon our stockholders' approval of a proposal to increase our authorized shares of common stock, the convertible preferred stock automatically converted into 1.25 million shares of common stock. In connection with the issuance of the convertible preferred stock, we recorded a deemed preferred stock dividend in the amount of $1.8 million representing the beneficial conversion feature of the convertible preferred stock issuance.

      In the third quarter of 2000, we issued $8,345,500 of our one-year convertible debentures to private investors. Pursuant to the terms of the agreement relating to these convertible debentures, in November 2000, upon our stockholders' approval of a proposal to increase our authorized shares of common stock, the debentures automatically converted into 3,711,711 shares of common stock at per share conversion rates ranging from $2 to $4. Additionally, pursuant to the agreement, we issued four year warrants to purchase up to 3,711,711 shares of our common stock. The warrants are exercisable at prices ranging from $3.50 to $8.00 per share. In connection with the issuance of the convertible debentures, we recorded a total note discount of $3.4 million representing the value of the warrants and $3.3 million representing the beneficial conversion feature of the convertible debentures.

      In connection with certain of the private placements in July-September, we issued, as a finders fee, warrants to purchase, in the aggregate, 770,000 shares of our common stock, at per share exercise prices ranging between $2 and $4.50.

      In January 2001, we purchased from Dr. Yehuda Cern, one of our key employees, his 9.9 percent shareholdings in our majority owned subsidiary PLT Solutions, Inc. In consideration of the transfer of his shares in PLT, we issued to Dr. Cern 400,000 shares of our common stock, subject to certain lock-ups and other restrictions. Following the purchase of PLT, we merged PLT into our company with our company as the surviving entity. The term "PLT" continues to be used by us as a trade name for our powerline telecommunications technology.

      In January 2001, pursuant to our joint development agreement with Cisco Systems, Inc., we expended $2,000,000 for the products under joint development. Upon the achievement of certain specified development and testing milestones, we expect to expend an additional $4,500,000 over the next eighteen months.

      We anticipate that cash on hand will allow us to maintain operations as presently conducted at least through the next twelve months. However, we will need additional financing in order to fully execute our design, development and commercialization plans including the completion of the design, development and testing of the products under joint development with Cisco Systems, Inc. See "Business". Additionally, if we expand our current operations, including strategic partnerships or mergers or acquisitions, then we will require additional financing to realize such mergers or acquisitions. We are currently reviewing possible further private sales of equity or debt with equity features. We have no commitments for any such financing and there can be no assurance that we will be able to obtain additional financing when needed or that any such additional financing will not have a dilutive effect on current stockholders.

                                    BUSINESS

Introduction

      We are engaged in the architecture, design, development, implementation and marketing of a proposed comprehensive communication infrastructure which uses the electrical power distribution grid as a high-speed telecommunication medium. The use of conventional electrical power grids for high-speed data transmission is referred to as "powerline telecommunication technology". Our proposed powerline telecommunication solution is based on our establishing and maintaining partnership relationships with utilities and electrical power distribution companies, as well as developing and maintaining business relations with telecommunication service providers and other technology companies.

      Although historically used for low speed data communication, existing electrical power grids have not been used for high-speed data transmission due to certain technological and infrastructure limitations. Our current activities are focused on the implementation and marketing of our proposed powerline telecommunications technology solutions and system architectures for use on low and medium voltage systems. With carriage on low and medium voltage, we believe that powerline telecommunication technology can be made available worldwide. The proposed solution is designed to facilitate the provision of powerline telecommunication technology solutions to virtually any building and premise, overcoming existing infrastructure limitations.

      The proposed powerline telecommunications technology solution utilizes our proprietary technology and contemplates the design and development of certain integral components by our existing and prospective technology partners. We entered into an agreement with Cisco Systems, Inc. to collaborate in the development of a Head-end Router and a Customer Premise Equipment (CPE) unit, as well as ancillary products, designed to be used for the low voltage system. The Router is intended to be placed at the pole-top or pad-mounted and is designed to facilitate the transfer of high speed data-carrying signals to the CPE device which intended to be connected to the standard electrical outlets in the home or business. The CPE unit will be designed to enable the transport of data and voice between the Router and the home or business user. Cisco is a leading developer, manufacturer and marketer of hardware and software products for use in computer and communications networks. Our agreement with Cisco contemplates that Ambient be granted an initial period of exclusivity with respect to the design, development and marketing of the products under development. Beyond such initial period, the agreement contemplates that we will negotiate the terms of the license and manufacturing rights, as well as other matters, relating to the products under development. To date we have invested $2,000,000 in this project and we are to expend, upon the achievement of certain specified development and testing milestones, an aggregate of $4,500,000 over the next eighteen months.

      We believe that electric utilities and power distribution companies will be our natural partners. We believe that powerline telecommunications technology affords not only an advantage to the consumer but should allow our prospective utility partners to significantly enhance their service offerings to their industrial, commercial and residential customers. We envision the utility basket of services to include features such as automatic meter reading (AMR), real time outage reporting and load balancing/switching. We envision that the consumer basket of services will include, initially, high speed internet access and telephony, with such features as streaming video alarm monitoring and others to follow. We believe that these and other features should render the proposed powerline telecommunications solution an attractive proposition to utilities.

      To date, most of the concepts underlying our technology have been confirmed in first phase alpha demonstration in joint testing and field trials with Consolidated Edison Company of New York, one of the larger investor owned utility companies in the United States and certain other utilities, and Sumitomo Electric Industries, Ltd., one of Japan's larger manufacturer of electric wire and cable. In these demonstrations and filed trials, our proposed solution carried streaming video, video conferencing and Internet connectivity over standard electrical power lines in point-to-point, limited distance demonstrations. In January 2001, the first alpha testing of a point-to-point high-speed communications in a residential setting in Hong Kong was successfully concluded. These tests represent the first stage alpha tests of our proposed solution and additional alpha testing and demonstrations are expected.

      Since our founding as a Delaware company in June 1996, we have been engaged in the design and development of technologies and products, initially focused on the enhancement of smart card applications. Owing to a fundamental reassessment of general market developments in the field of powerline telecommunications technology and the smart card business environment, we elected to redirect our business focus to the field of powerline telecommunications technology. We have subsequently ceased all design and development efforts in the smart card area and have focused on powerline telecommunications technology.

General Background Relating To Internet Access

      Internet communications worldwide can be divided into the "backbone" network and the "access" network. The backbone networks are typically comprised of optical fiber cables between cities, countries and continents, and we believe that optical fiber cables provide essentially unlimited capacity for sending relatively large amounts of data over long distances. However, the optical fiber technology used for the backbone network is too expensive to extend to each individual user. Accordingly, distributing data from the backbone network to homes and business is done via an "access" network, also referred to as the "last mile" network.

      To date, traditional access networks have included modems connected to conventional telephone lines, higher speed digital subscriber telephone lines
(DSL), cable TV with data modems in set-top boxes and, more recently, wireless networks. However, we believe that the traditional access methods have certain drawbacks. The ADSL method typically requires high implementation costs as well as high maintenance cost to prevent the deterioration of bandwidth. Cable TV modems are characterized by loss of bandwidth when the number of subscribers reaches a critical mass and wireless networks are unreliable, as is generally the case in the use of cell phones.

      The use of electrical power grids as an access method is, in our view, an especially attractive proposition given the widespread infrastructure "wiring" already in place. The same electrical wiring that carries electrical power to individual homes and businesses can also transmit high-speed data. However, there are certain infra-structural limitations that have, until recently, effectively precluded the use of conventional electrical power grids as an affordable and achievable access method.

      Electrical power is generated at a power station and furnished to an urban or rural substation, which services a neighborhood, typically extending over several square miles. The electrical power generated at the power station is sent over relatively high voltage lines and is stepped down to lower voltages at various stages of distribution At the substation level, a "step-down transformer" reduces the high voltage electrical power generated to "medium" voltage for further distribution within the neighborhood. The "medium" voltage is further reduced by "distribution transformers" typically located on the poles to the lower voltage levels utilized by industrial, commercial and residential premises.

      However, the distribution transformers block the high frequency, data-carrying signals arriving over the grid from the substation. Therefore, to ensure that data can get from the neighborhood lines to the premises a "bypass coupler" is needed as a bridge around the distribution transformer. The only currently existing option for bypass coupling was to use capacitive couplers, which need to be physically (and therefore electrically) connected directly to the medium voltage lines. To achieve the electrical connection the capacitive coupler needs to include a capacitor that can withstand high voltage, and is therefore very expensive to manufacture. The cost of such a key component in the overall system has represented a significant hurdle in the development of an economical solution to offering consumer services over the power distribution infrastructure.

The Proposed Powerline Telecommunications Technology Solution

      Our proposed solution, which includes our proprietary coupler technology, is designed to achieve high-speed data transfer to and from the neighborhood distribution lines without the need to establish an electrical connection. Our proposed solution is designed to slip around overhead low or medium voltage distribution wires. Accordingly, we anticipate that implementation costs of our technology will be significantly lowered in comparison to the conventional solutions that attempt to use a capacitive bypass coupler thereby affording a cost effective powerline telecommunications technology solution.

      The data path of our proposed utilization of electrical power lines is as follows: (i) high speed data arrives over the optical fiber backbone cable, routed to the neighborhood utility substation, (ii) the specific data intended for the subscribers of a particular neighborhood is selected from the general data stream by a standard network device called a router, (iii) the digital data is turned into a high frequency signal using a modem, and (iv) the high frequency, data-carrying signal is carried onto the neighborhood power distribution line using our proprietary coupler.

Advantages of Utilizing Existing Power lines for High Speed Data Transmission

      The use of electricity power lines to connect industrial, commercial and residential consumers to the internet, for telephony or for any other form of data communication provides both consumers and suppliers with a range of compelling economic and practical benefits.

      The advantages in employing power line communication include:

      *Coverage - the power grid is the most extensive "wire" network in the world. More individuals and businesses have access to the electrical grid than any other "wired" network, including telephone lines. The low voltage wiring extends to every room in the business and home, and obviates expensive and disruptive wiring.

      *Modernity - the electric grid in most areas of the world is more modern and better maintained than any other wired communication network.

      *Simplicity - Power line communications are not burdened by telephony's conventional technologies, including outdated routers, bridges, gateways, legacy switches and software, which slow down traditional communications.

      *Electrical Wires-Powerline communications have the large advantage of all wires in place usable without large-scale infrastructure lay such as with fiber optics.

      *Additionally, the impediment of atmospheric challenges and physical blockage such as with wireless is not an issue with powerline.

      *The added practical functionality of utility function significantly enhances the business case.

      Fueled by recognition of the overwhelming financial and practical benefits, interest in high-speed power-line telecommunication has expanded. Technical conferences on the subject are frequent, and attended by power companies, as well as those from other relevant fields including telecommunications and networking companies such as Cisco, Siemens, and others. Powerline Telecommunication technology chips and modems for in-house networking are maturing, and a large number of companies are vying for this market. Network speeds of data transmission are rapidly increasing. To realize maximum benefit from the in-home network, users are looking to connect it to a high speed Internet feed.

Comparison of Power-Line Communication with other High Speed Access Solutions

      *Digital Subscriber Line (DSL) - subscribers need to be within approximately 5.5 km of the telephone company's central office. It is a point-to-point connection, so the one time installation cost to the end user is high. Users report that installation times are long, and availability is sparse. Phone companies need to invest considerably to beef up their networks, which were never designed for high-speed data and very long session times.

      In contrast, powerline telecommunications technology networks can be deployed in entire neighborhoods in a matter of days, and their direct connection to the backbone means no bottlenecks or heavy investments. Also, telephone outlets typically exist in only one to three locations within a premise, while power outlets are already installed in every room.

      *T1 Trunks - T1 (1.544 Mbps) is a digital telephony trunk, typically used by phone companies to provide telephone service to large organizations. It provides high- speed communications in both directions. But, its high (hundreds of dollars per month) tariff prices it out of the market for most home and small business users. In addition, it is not a full system solution, but is stand alone in installation.

      *Satellite - Some satellites serve as data relay stations, and some of these are connected to the Internet backbone to provide data to users. The user needs to buy, mount and aim a fairly large dish, he needs a microwave transmitter/receiver, and a special modem. Since the ground-based antennae cannot beam a strong signal back to the satellite, only low speeds of 56 kilobits per second can be sent from the user to the Web, the same data speed as is available over dialup modems.

      *Cable Modems - Cable TV networks have been designed and constructed to provide significantly higher bandwidth in one direction, providing a large number of channels to a large user base. Subscribers to cable companies share their cable lines with other subscribers, sometimes a very large number of them, so even the high promised data speeds (up to 36Mbps) may not guarantee good service during usage. Sending data back from the user to the network is problematic over cable TV lines, due to the accumulation of noise accumulated on the lines from all of the connected customers, reaching the cable TV network. Cable companies must invest substantially in upgrading their equipment to be able to send data upstream, and in laying cables outside of urban areas. Data service over cable TV systems is available to only a small percentage of Internet users.

      In contrast, powerline telecommunication technology exploits the natural segmentation of the neighborhood power grid, to keep the number of users sharing the data stream within reasonable limits. Typically, only 50 - 200 premises share a common phase line in the US, and the number of users demanding simultaneous downloads of large files is likely to be very small. Ambient expects the typical user to enjoy data rates from 1 to 10 megabits per second, usually enough to pass the maximum data rate available from the Web site being accessed, for the foreseeable future.

      In addition, cable TV outlets typically exist in only one or two locations within a premise, while power outlets are already installed in every room. This saves expensive and disruptive rewiring, when data users include PCs, Internet telephones, and eventually many intelligent appliances.

      *Wireless Local Loop - Similar to cellular telephone network deployment, microwave relay stations may be deployed in neighborhoods to provide last mile access for Internet data to homes and businesses. The same problems of communications reliability that beset cellular telephones are likely to affect wireless local loop systems. These include need for near line of sight between hub and user, multiple reflections of signals in dense residential areas, the blocking effects of the metal building materials, and seasonal variation of foliage and effects of precipitation on radio transmission quality.

      Another inherent limitation is the frequency bandwidth available in the shared domain of radio frequencies, and the difficulty of providing significant future upgrades in data speeds without regulatory permission and massive retrofitting of equipment. All other systems currently are limited both by infrastructure, cost, reach, speed, and other limiting factors. We believe that powerline telecommunication technology should be an easier way to bypass such limitations.

      Integrating Our Proposed Solution into a Complete Access Network

      In order to provide our comprehensive powerline access solution to the end user, our powerline telecommunications technology is required to be integrated with the following technologies:

*     a modem;
*     a media access control processor;
*     a network communication and control system; and
*     user interface devices.

      The modem is the device that turns the digital data into a high frequency analog signal, and it both minimizes radio interference emissions and provides tolerance for the noise interference to be found on power lines. The media access control processor is the "traffic cop" that coordinates packaging of data into "packets," and who sends and listens. The network control system provides overall control of traffic. And the user interface devices translate the high frequency signals coming over the power line into useable data for their computers and other devices.

      Our solution seeks to provide an initial system data rate of up to 10 megabits per second, and we believe that this can be upgraded to several times this speed, with future developments in hardware and software. Future modems are expected to use more sophisticated modulation techniques that allow the same frequency band to carry at least three times more data.

      To date, most of the concepts underlying our proposed powerline telecommunication technology solution were validated in first alpha joint testing and field trials with each of Consolidated Edison Company of New York, one of the nation's larger utility companies and Sumitomo Electric Industries, Ltd., Japan's largest manufacturer of electric wire and cable. The Con Edison testing involved a successful point-to-point, limited distance demonstration (as yet without full network service) wherein our powerline telecommunication technology carried streaming video, video conferencing and Internet connectivity over standard electrical power lines. This proof of concept testing is the first stage of alpha demonstration. Further alpha demonstration will involve greater distances and additional consumer and utility services and products. In the Sumitomo testing, larger distances were recorded for connectivity over standard electrical powerlines. Our existing powerline technology was successfully tested in a field trial in a Hong Kong in a residential building.

Our Coupler

      We anticipate that our proposed solution will utilize our coupler. A prototype product has passed high voltage testing at a lab in the US and has been field tested for communications between two transformers at a power company site.

      Our coupler features:

*     Low cost;
* Capacity for very high data rates, exceeding 10 megabits per second, which is at least 200 times faster than dialup modems can provide:
*     Installation without interruption of service to customer;
*     No material impact on reliability of electrical grid;
*     Works even during power outage (when cable connectivity exists)
*     Installation without exposure to high voltages; and
*     Virtually unlimited life of service.

      We are currently in the process of arranging for the pilot testing of our proposed product with potential commercial partners. Further production steps will include Standards testing and certification, mechanical package design and tooling for mass production.

Production & Supplies

      We envision that our proposed access solution will integrate various technologies and systems.

      We believe that our proprietary couplers that utilize special magnetic materials and high voltage weatherproof plastics, as well as standard components that are obtainable from local sources, will be used. We have identified potential suppliers to manufacture the coupler and expect subcontract mass production of the coupler. We believe that we will be able to produce the necessary couplers at competitive market costs.

      The proposed powerline telecommunications technology contemplates the design and development of certain integral components by our existing and prospective technology partners. We entered into an agreement with Cisco Systems, Inc. to collaborate in the development of a Head-end Router and a Customer Premise Equipment (CPE) unit, as well as ancillary products, designed to be used for the low voltage system. The Router is intended to be placed at the pole-top or pad-mounted and is designed to facilitate the transfer of high speed data-carrying signals to the CPE device which may be connected to a standard electrical outlets in the home or business. The CPE unit is intended to enable the transport of data and voice between the Router and the home or business user. Cisco is a leading developer, manufacturer and marketer of hardware and software products for use in computer and communications networks. Our agreement with Cisco contemplates that Ambient be granted an initial period of exclusivity. Beyond the initial time period covered by the current development agreement, the agreement contemplates that we will negotiate the terms of the license and manufacturing rights, as well as other matters, relating to the products under development. To date we have invested $2,000,000 in this project and we are to expend, upon the achievement of certain specified development and testing milestones, an aggregate of $4,500,000 over the next eighteen months. See "Risk Factors".

      We anticipate that all future suppliers and assemblers will be certified to recognized international quality assurance standards.

Marketing and Sales Plan

      Our current business model contemplates that once our proposed communication infrastructure is ready for commercialization, we and our prospective utility partners will be responsible for promoting and marketing the proposed solution to its intended users. We anticipate that we, with the assistance of our prospective utility partners, will share any expenditures that may be necessary to fully implement the communication infrastructure.

      Once the communications infrastructure is complete and our proposed solution is ready for commercialization, we envision that our proposed solution will generate revenues from both a consumer basket of services as well as from "utility products" which will generate savings and create additional value for the utility distribution companies.

      We expect the consumer products to include initially high-speed Internet access and telephony, with such features as streaming video, alarm monitoring and others to follow. We envisage that the consumer products will be marketed and sold, in collaboration with an unregulated subsidiary of our utility partners.

      We expect to assume a significant portion of the start-up costs associated with the introduction of the consumer basket of services as well as training and maintenance cost.

      We anticipate that within the commercialization agreement will be a revenue share arrangement whereby we and our prospective utility partners will divide revenue and profits generated in an agreed upon manner.

      We envision the utility basket of services to include features such as automatic meter reading (AMR), real-time outage reporting and load balancing/switching allowing utilities to significantly enhance their service offerings to their industrial, commercial, and residential customers. Such services are expected to lead to significant cost savings and additional revenue to utilities, which will generate revenue for Ambient in the form of a portion of such savings being equitably shared between partners.

      Additionally, prior to the commercialization of our proposed powerline based solution, we believe that we will be able to generate revenue. We anticipate that we will negotiate with our prospective utility partners an arrangement whereby they will be bearing a portion of the costs incurred in the design, development and commercialization of the solution. We anticipate that these payments will be made to us upon the achievement of certain pre-designated development and commercialization milestones.

      The development phase is anticipated to span a period of twelve to eighteen months and is characterized primarily by the following: a system evaluation phase, a device connection phase, a small pilot phase and a large pilot phase. During the development phase, which characterized the present phase that we are in, we expect to negotiate the terms of complete commercial agreements with prospective partner utilities that will define the arrangement for deployment (including the sharing of necessary capital expenditures) marketing, sales and customer relations issues leading to a business model which envisions the sharing of revenue and profit between the interested partners.

      The arrangements discussed above are premised on our successfully concluding marketing and other agreements on terms and conditions that are favorable to us. For example, our agreement with Cisco Systems, Inc. contemplates that, beyond an initial period of exclusivity with respect to the products under development, we and Cisco negotiate the terms of the license and manufacturing rights, as well as other related matters, to the products under development. No assurance can be given that we will be successful in concluding such agreements on terms and conditions that are favorable to us.

Competing Technologies

      Our proposed powerline telecommunications technology solution affords, we believe, a commercially viable alternative to the local incumbent telecommunications carrier breaking a competitive position which has been difficult to penetrate by other CLEC (competitive local exchange carriers) companies depended on gaining access to local markets through the use of the local carriers infrastructure. Additionally, powerline telecommunication technology offers the opportunity to bring telephony and Internet services to under-served, under-developed markets. For instance, in areas of the world, including rural United States, there are limited or no existing options for telephony and Internet access. At least in some of these areas, we expect powerline telecommunications technology services to offer a viable solution.

      The telecommunications services market, including internet access, is competitive. We face competition from many service providers with significant financial resources, well-established brand names and large, existing customer bases. Moreover, we expect the level of competition to intensify in the future. We expect significant competition from:

      I. Powerline telecommunication technology

      Certain companies, including those with significantly greater resources than our company, such as Siemens and Nortell, have undertaken efforts to implement a comprehensive powerline telecommunication based solutions. However, to date, none have, to our knowledge, implemented and commercialized any such solution. Certain other companies, including those with significantly greater resources than our company, provide, we believe, partial powerline based solutions. We believe that our core strategy, which attempts principally to partner our proposed powerline based solution with appropriate parties in the telecommunication and service technology areas as well as utilities and other providers of electric power, provides the most viable powerline telecommunication based high-speed solution.

      II. Incumbent Telephone (DSL) Service Providers.

      We face competition from other providers of telephony transmission services. Many of the existing providers of telephony services, such as regional Bell operating companies and other competitive local exchange carriers (CLECs), have greater financial and other resources than us with more established brand awareness in their service areas. However, we expect to be able to distinguish ourselves from these competitors by offering greater speeds for connectivity at lower costs and together with our prospective partners - the utility companies - we envision being able to compensate for the brand awareness and the financial resources of the competitors.

      In addition, our solution will offer a cost-effective suite of beneficial services not offered by these competitors to the utilities and electricity distribution operators.

      III. Wireless and Satellite Service Providers.

      Especially in underserved areas, we face competition from fixed-wireless and satellite service providers for voice and high-speed data customers in businesses and residences. Many of these competitors are offering, or may soon offer, technologies and services that will compete with some or all of our service offerings. However, services based on these technologies typically offer communications speeds lower than those supplied by DSL, cable systems, and anticipated speeds from our solution.

      In addition, our solution will offer a cost-effective suite of beneficial services not offered by these competitors to the utilities and electricity distribution operators.

      IV. Subscription Television Competition Hardwire Cable.

      Our principal subscription television competitors are traditional hardwire cable operators. Hardwire cable companies generally are well established and known to our potential customers. In addition, these competitors are also bundling additional services with their cable TV services, such as high-speed Internet access, to enhance their products. In order to provide such services, however, the current cable infrastructure would require significant capital expenditures. Because of the existing wires of the electrical power grid, the build-out of our PLT system is not expected to require similar heavy infrastructure costs.

      We believe that our proposed technology is designed to enable electric utilities and power companies to create a basket of products that is designed to add value to utility operational services. These may include, we believe, such features as load switching/balancing, demand management, alarm monitoring, outage reporting and automatic meter reading, as well as additional consumer services such as internet, telephony, video-on-demand, content and smart appliances.

Patents & Trademarks

      We filed with the United States Patent and Trademark Office patent applications for the inductive coupling of a data signal to a power transmission cable. We anticipate filing shortly a patent application for the coupling of broadband modems to powerlines. No patents have yet been issued. Additionally, we have certain patents and patent applications pending in the smart-card applications area, a business in which we are no longer engaged.

      There can be no assurance that any of our current or future patent applications in the powerline telecommunication technology area, will provide significant protection for our future products or proposed technology, be of commercial benefit to us, or that the validity of such patents or patent applications will not be challenged. Furthermore, there can be no assurance that any patent underlying licensed technology will not be challenged. Moreover, there can be no assurance that foreign patent, trade secret or copyright laws will protect our technologies or that we will not be vulnerable to competitors who attempt to copy or use our products or processes.

      Currently, we are in the process of establishing two trademarks, PLT solutions for our low-voltage system architecture, and PLTsystems for our medium-voltage system architecture.

Research & Development

      From the date of inception through December 31, 2000, we have expended approximately $1.63 million on research and development (net of $558,195 received by Ambient Ltd., our Israeli subsidiary, as government participation in its smart card development from the Office of Chief Scientist of the Israeli Ministry of Industry and Trade). Of this amount, during each of calendar year 2000 and 1999 we expended, respectively, $463,068 and $108,520. The amounts expended in 2000 related exclusively to our powerline telecommunications technology business.

      We are committed to pay royalties to Office of the Chief Scientist on proceeds from sales of products derived from the smart-card area which the office supported by way of grants. The refund of the grant is contingent on future sales of these products. We have ceased all activities in the smart card area and have not received and do not anticipate receiving any revenues from these products. All our design, development testing activities are conducted out of our premises in Brookline, Massachusetts.

Subsidiary business

      We also hold a 49% interest in Kliks.com Ltd., an Israeli corporation that intends to develop and implement a screen phone network in Israel, designed to enable e-commerce and Internet browsing for business and home consumers who do not have access to, personal computers. We are not actively involved in the day-to-day operation of the Kliks.com nor does management anticipate becoming so involved in the future. Mr. Michael Braunold, our former Chief Executive Officer, is our designee serving on the board of directors of Kliks.com. See "Certain Relationships and Related Transactions".

Employees

      Currently we employ 15 full-time employees. Mr. Mark Isaacson, our Chief Executive Officer, also serves as Chairman of the Board of Directors and our Chief Financial Officer, Mr. Wilfred Kopelowitz, also serves as a member of the Board of Directors. Mr. Aaron Fischman, our Vice President for Investor Relations, is not a full-time employee but devotes a substantial amount of time to our business. See "Risk Factors".

Wholly-Owned Inactive Subsidiaries

      We have two wholly-owned inactive Israeli subsidiaries, Ambient Ltd. and Insulated Connections Corporation Ltd. We currently conduct no significant business through either subsidiary nor do they employ any persons. In the past, when we were engaged in smart-card application, a business in which we are no longer engaged, we used to conduct our design and development activities through Ambient Ltd. We used to conduct certain of our design and development activities relating to powerline telecommunication business through Insulated Connections Corporation Ltd. However, since October 2000, all of our design and development efforts have been relocated to our primary premises in Brookline, Massachusetts.

      In January 2001, we purchased from Dr. Yehuda Cern, one of our key employees, his 9.9 percent shareholdings in our majority owned subsidiary PLT Solutions, Inc. In consideration of the transfer of his shares in PLT, we issued to Dr. Cern 400,000 shares of our common stock, subject to certain lock-ups and other restrictions. Following the purchase of PLT, we merged PLT into our company with our company as the surviving entity. The term "PLT" continues to be used by us as a trade name for our powerline telecommunications technology.

Advisory Board

      We have established an advisory board which is comprised of certain individuals of recognized stature and experience with whom our board and management team consult with on a regular basis from time to time on certain issues and challenges facing our business and industry. The individuals currently serving on our advisory board possess significant experience in government, regulated industries and finance. We believe that the members of the advisory board comprises a reservoir of experience and expertise for us.

      Currently the members of our advisory board include the following persons:
J. Bennett Johnston, Rudy Boschowitz, Robert Abrams, Dr. Oleg Vorontsov and George Jee, on behalf of Consolidated Edison. A brief description of each individual follows:

      Former Senator J. Bennett Johnston, former Chairman of the United States Senate's Energy and Natural Resources Committee (1986 - 1992) and former Chairman of the Energy Appropriations sub-committee served for 24 years in the senate (1972 - 1996) and served his entire career on the Energy and Natural Resources Committee, chairing it from 1986 - 1992. During this period, Senator Johnston chaired or was a ranking member as well of the Energy and Water Appropriations Sub-Committee. In this dual assignment Senator Johnston was author and principal sponsor of literally hundreds of energy bills and legislation. Senator Johnston was principle sponsor of the Natural Gas De-regulation Act and authored by the first Electricity Re-structuring legislation of the United States Energy Policy Act of 1992.

      Rudy Boschwitz, former United States Senator from Minnesota, was a two-term member of the United States Senate and is the founder and CEO of Plywood Minnesota. During his distinguished tenure in the United States Senate (1978-1990), Boschwitz served on the Foreign Affairs, Budget, Small Business and Veterans Affairs committees.

      Robert Abrams is the former New York State Attorney General. Mr. Abrams, who served as New York State's highest law enforcement official for 4 terms, served as well as President of the National Association of Attorneys Generals heading its committees on Environmental Protection, Anti-trust and Civil Rights. He currently is a partner at the law firm of Stroock & Stroock & Lavan LLP, where he has been involved in government regulatory matters.

      Dr Vronstov has been a member of the International Olympic Committee since 1993. He has been involved in various marketing programs of the National Olympic committees of the former Soviet Bloc and is active in marketing, cultural and educational programs of the Olympic Committee of Asia Dr. holds a Ph.D. in International Economics from the University of Kiev

      We expect to invite from time to time to serve on our advisory board other individuals or persons of recognized experience and expertise.

      In consideration for the services provided to our company, members of our advisory board are compensated with options to purchase our common stock and reimbursement of any reasonable expenses and do not receive any cash compensation. For information relating to such compensation, see "Executive Compensation - Advisory Board"

Our Property

      Our corporate offices are located at 1033 Beacon Street, Brookline, Massachusetts, 02446, and are comprised of approximately 4,350 square feet leased at a monthly rental of approximately $11,700 with a scheduled expiration date of July 1, 2003. We have improved this facility to meet our design and development activities. We believe that this facility is sufficient to meet our current and anticipated future requirements. We believe that we will be able to renew our present lease or obtain suitable replacement facilities.

Legal Proceedings

      We are not involved in any pending legal proceedings which we anticipate can result in a material adverse effect on our business or operations.

                                   MANAGEMENT

Directors, Executive Officers, Promoters And Control Persons

      The names, ages and positions of our directors, executive officers and key employees are as follows:

Name                 Age       Position
----                 ---       --------

Mark Isaacson        41        Chief Executive Officer, Chairman of the
                               Board of Directors

John Joyce           49        Chief Operating Officer

Wilfred Kopelowitz   44        Chief Financial Officer and Secretary;
                               Director; Director of Ambient Ltd.]

Aaron Fischman       41        Vice President, Strategic Development

Ramdas Rao           36        Chief Network Architect

Martin B. Hoffman    63        Director

Michael Widland      60        Director

      The business experience, principal occupations and employment, as well as the periods of service, of each of our directors and executive officers during at least the last five years are set forth below.

      Mark Isaacson has been and a director and Chief Executive Officer of the Company since September 2000, and has been affiliated with us since April 2000. Prior to his appointment as Chief Executive Officer, Mr. Isaacson managed our former subsidiary PLT Solutions, Inc. (which has been subsequently merged with and into our company). From 1998 until April 2000, Mr. Isaacson served as an independent consultant to various companies in the high technology industry. From 1995 to 1998, he held the post of President of The Marlin Group, Inc., a marketing and business development consultancy specializing in brand marketing. In this capacity he was responsible for company operations and business development. From 1983 through 1994, as President of Prestige International, a specialist company in implementing consumer brand marketing and merchandising projects for Fortune 1000 companies, he was responsible for company operations and worldwide business development. Mr. Isaacson has over 16 years of senior management experience.

      Mr. Joyce has been Chief Operating Officer since November 2000. Prior to joining Ambient, Mr. Joyce served, from September, 1996 to October 2000, as Senior Vice President of ABB Financial Services Inc. and President of ABB Financial Consulting, The Americas, where he was also selected to lead the global energy consulting practice within Financial Services. Mr. Joyce developed the Americas branch of ABB Financial Consulting, the financial management consultancy business of ABB Financial Services. Preceding his association with ABB, Mr. Joyce served, from December 1993 to August 1996, as a Director with The Capital Markets & Treasury Practice of Price Waterhouse LLP. Returning to the firm where he had previously served for more than five years in the general audit practice, Mr. Joyce assumed the responsibilities of Manager,, where he advised corporations on a variety of business issues relating to capital markets and financial initiatives. In the risk management area, Mr. Joyce assisted clients in the evaluation of organizational needs and internal capabilities as they related to the development of risk management programs and strategies. Mr. Joyce was promoted to the level of Director in June 1995. From 1985 to 1989, Mr. Joyce directed new business development as a Vice President of Citicorp N.A.. A CPA in the United States, Mr. Joyce holds an MBA from the Stern School of Business, New York University, where he majored in Finance and International Business.

      Mr. Kopelowitz has been Chief Financial Officer and Secretary of our company since September 2000 and a director since January 2001. From May 2000 through the time preceding his appointment as Chief Financial Officer, Mr. Kopelowitz worked for a financial consulting agency. From January 1999 through April 2000, Mr. Kopelowitz served as Corporate Controller at Amdocs, a multi-national company specializing in software solutions for customer care and billing to the telecommunications industry whose securities are traded on NYSE. From August 1993 through December 1998, he served as Corporate Controller at Indigo N.V., a worldwide developer, manufacturer and distributor of innovative digital color printing systems. Mr. Kopelowitz held other senior finance positions with a major multi-national chemical company. Mr. Kopelowitz obtained a BA in economics and accounting in 1983 from Bar-Ilan University in Israel and is a certified public accountant.

      Mr. Aaron Fischman has been our Vice President, Strategic Development, since January 2001. Mr. Fischman is not a full-time employee and has other concurrent work-related obligations. Since September, 1998, Mr. Fischman has been the President of Chosen Israel LLC, group of merchant bankers responsible for locating and financing of Israeli based high-tech companies. Prior to his affiliation with Chosen, in 1995 he founded and managed Ephod Israel Management Group, which was also engaged in high-tech financing activities.

      Mr. Ramdas Rao has been the Company's Chief Network Architect since September 2000. From March 2000 until the time immediately preceding his joining the Company, Mr. Rao was the was the Chief Information Officer at Mullen, one of the larger advertising agencies in North America. From November 1995 through February 2000, he was the President and Co-Founder of Gaialinks Inc., a company engaged in the development of network management software tools and providing network analysis and consulting services for large heterogeneous, multi-vendor, multi-protocol networks and systems. From January 1990 through November 1995, he was affiliated with Boston University where he was Associate Director (from January 1995 through November 1995) and a Network System Manager (from July 1990 through December 1994). Mr. Rao received a B.S. degree in Computer Engineering (cum laude) from Boston University College of Engineering in 1988.

      Michael Widland joined our Board in November 2000. Mr. Widland practices law in Stamford, Connecticut, with the offices of Shipman & Goodwin LLP. Mr. Widland's areas of expertise include commercial and corporate transactions, including financing. Mr. Goodwin has been actively practicing law since 1965. He is a former Connecticut Chairman of the Public Contract Section and Business Law Section of the American Bar Association and a member of the Association of Commercial Finance Attorneys.

      Martin B Hoffman joined our Board in November 2000. Mr. Hoffman serves as President and Director of Hoffman Apparel International Corp, a private licensing company and also serves as President and Director of The Chardon Corporation, a private company that acts as the General Partner of a company active in real estate. He has also served as a member of the Presidential Advisory Committee on the Arts at the John F. Kennedy Center in Washington DC and as a member of the State Advisory Board of the Department of Welfare of the Commonwealth of Massachusetts.

      There are no family relationships between any of the above executive officers or directors, and there is no arrangement or understanding between any of the above executive officers or directors and any other person pursuant to which the officer or director was elected to hold office.

      Our Board of directors is currently comprised of four Directors. All directors hold office until the next annual meeting of stockholders and the election and qualification of a successor. Directors currently do not receive cash compensation for serving on the Board of Directors. Officers are elected by the Board of Directors and serve at the discretion of the Board.

                           SUMMARY COMPENSATION TABLE

      The following table sets forth all compensation for each of the last three fiscal years awarded to, or earned by, our Chief Executive Officer and to all other executive officers serving as such at the end of 2000 whose salary and bonus exceeded $100,000 for the year ended December 31, 2000 or who, as of December 31, 2000, was being paid a salary at a rate of $100,000 per year.

                                   Annual Compensation                               Long-Term Compensation
                         ------------------------------------------       -------------------------------------------------
                                                                                 Awards                    Payouts
                                                                          ------------------        -----------------------
                                                                                  Restricted                         All
Name and                                              Other Annual        Stock   Underlying        Securities      Other
Principal Position               Salary    Bonus      Compensation        Awards   Options             LTIP          Comp-
                         Year     ($)       ($)           ($)              ($)       (#)            Pay-outs($)    ensation
                         ----     ---       ---           ---              ---       ---            -----------    --------

Mark Isaacson            2000  $171,667  $162,000(1)  $  8,907(2)           --    2,350,000(4)           --            --
Chairman and Chief       1999        --        --           --              --           --              --            --
Executive Officer (3)    1998        --        --           --              --           --              --            --

John Joyce               2000  $ 36,284  $  5,000     $  1,500(2)                   415,000(6)           --            --
Chief Operating          1999        --        --           --              --           --              --            --
Officer (5)              1998        --        --           --              --           --              --            --

Wilfred Kopelowitz       2000  $ 39,375        --     $  2,100(2)           --      405,000(8)           --            --
Chief Financial          1999        --        --           --              --           --              --            --
Officer (7)              1998        --        --           --              --           --              --            --

Ramdas Rao               2000  $ 37,916        --     $  1,400(2)           --      242,000(10)          --            --
Chief Network            1999        --        --           --              --           --              --            --
Architect (9)            1998        --        --           --              --           --              --            --

Aaron Fishman            2000        --        --           --              --    1,100,000(12)          --            --
Vice-President           1999        --        --           --              --           --              --            --
Finance (11)             1998        --        --           --              --           --              --            --

Michael Braunold         2000  $ 33,214        --     $150,000(14)          --      250,000(15)          --            --
Former Chief Executive   1999        --        --           --              --           --              --            --
Officer (13)             1998        --        --           --              --           --              --            --

Aryeh Weinberg           2000  $ 58,945        --       44,000(17)          --           --              --            --
Former Chief             1999  $ 65,666        --           --              --       51,000              --            --
Financial Officer (16)   1998  $ 52,484        --           --              --           --              --            --

(1) Represents a bonus granted with respect to 2000.

(2) Includes contributions to health coverage plan, automobile allowance and automobile expenses.

(3) Mr. Isaacson's employment with our company commenced in April 2000 and he assumed the position of Chief Executive Officer in September 2000.

(4) Represents shares of our common stock issuable upon exercise of options, of which options for 1,350,000 are fully vested and options for the remaining 1,000,000 shares are to vest in two equal installments of 500,000 in September of each of 2001 and 2002, in each case at a per share exercise price of $1.00. See "Management -- Employment Agreements".

(5) Mr. Joyce's employment with our company commenced in November 2000.

(6) Represents shares of our common stock issuable upon exercise of options issued under our 2000 Equity Plan, of which options for 250,000 shares vest in two equal installments of 125,000 in November of each of 2001 and 2002, at an exercise price per share of $1.00, and options for the remaining 165,000 shares vest in two equal installments of 82,500 in November of each of 2003 and 2004, at an exercise price per share of $2.50. See "Management -- Employment Agreements".

(7) Mr. Kopelowitz's employment with our company commenced in September 2000.

(8) Represents shares of our common stock issuable upon exercise of options issued under our 2000 Equity Plan, of which options for 90,000 shares are fully vested and exercisable at a price per share of $1.00 and options for 75,000 shares vest in September of each of 2001 and 2002, at an exercise price per share of $2.00. The options for the remaining 165,000 vest in two installments in September of each of 2003 and 2004, in each case at an exercise price per share of $2.50. See "Management -- Employment Agreements".

(9) Mr. Rao's employment with our company commenced in September 2000.

(10) Represents shares of our common stock issuable upon exercise of options issued under our 2000 Equity Plan, exercisable at a per share exercise price of $2.50, as follows: 55,000 in each of September 2001 and 2002 and 66,000 in each of September 2003 and 2004. See "Management -- Employment Agreements".

(11) Mr. Fischman's employment with our company commenced as of December 2000.

(12) Represents shares of our common stock issuable upon exercise of options, exercisable at a per share exercise price of $1.00, and vesting as follows:
366,666 in each of December 2001 and 2002 and 366,668 in December 2003. Does not include 250,000 shares of our common stock which Mr. Fischman holds jointly with his spouse.

(13) Mr. Braunold served as our Chief Executive Officer and Chairman of our Board from March 2000 and resigned from employment with our company and his directorship in September 2000.

(14) Represents amount paid to Mr. Braunold in connection with his resignation from our company. See "Certain Relationships and Related Transactions".

(15) Represents shares of our common stock issuable upon exercise of warrants issued to Mr. Braunold in connection with his resignation from the Company. See "Certain Relationships and Related Transactions".

(16) Mr. Weinberg acted as our Chief Executive Officer From September 1999 to March 2000. Mr. Weinberg resigned from his positions as Chief Financial Officer and from his directorship in September 2000.

(17) Represents an amount claimed by Mr. Weinberg. See "Certain Relationships and Related Transactions".

                             OPTIONS GRANTED IN 2000

      The following table sets forth certain information concerning options granted during 2000 to the executive officers named in the Summary Compensation
Table:

                       Number of             Percentage of
                       Securities            Total Options      Exercise
                       Underlying            Granted to         Price          Expiration
Name                   Options Granted (#)   Employees in 2000  ($/Share)         Date
----                   -------------------   -----------------  ---------         ----
Mark S. Isaacson         2,350,000                                $1              2010
John Joyce                 250,000                                $1              2010
John Joyce                 165,000                                $2.50           2010
Wilfred Kopelowitz          90,000                                $1              2010
Wilfred Kopelowitz         150,000                                $2              2010
Wilfred Kopelowitz         165,000                                $2.50           2010
Ramdas Rao                 242,000                                $2.50           2010
Aaron Fischman           1,100,000                                $1              2010
Michael Braunold (1)       250,000                                $0.01           2010

(1) Mr. Braunold resigned from employment with our company in September 2000.

       AGGREGATED OPTION EXERCISES IN 2000 AND 2000 YEAR END OPTION VALUES

                                                                   Number of Securities
                                                  -------------------------------------------------------
                                                       Underlying
                                                       Unexercised              Value of Unexercised
                     Number of                          Options at              in-the-Money Options
                     Shares                         December 31, 2000(#)        at December 31, 2000($)
                     Acquired on    Value         -------------------------  ----------------------------
Name                 Exercise (#)  Realized ($)   Exercisable/Unexercisable  Exercisable(1)/Unexercisable
----                 ------------  ------------   -------------------------  ----------------------------
Mark S. Isaacson        --           --           1,350,000     1,000,000         1,602,450   1,187,000
John Joyce              --           --                  --       415,000                --     296,750
Wilfred Kopelowitz      --           --              90,000       315,000           106,830      28,050
Ramdas Rao              --           --                  --       242,000                --          --
Aaron Fischman          --           --                  --     1,100,000                --   1,305,701
Michael Braunold        --           --             250,000            --           544,250          --
Aryeh Weinberg          --           --              51,000            --           154,567          --

(1) Based on the difference between the exercise price of such options and the closing price of the common stock on December 31, 2000 ($2.187), as reported on the OTC Electronic Bulletin Board.

Stock Option Plans

      Our current policy is that all full time employees be considered annually for the possible grant of stock options, depending upon employee performance. The criteria for the awards are experience, uniqueness of contribution and level of performance shown during the year. Stock options are intended to improve loyalty to the Company and help make each employee aware of the importance of our business success.

2000 Equity Incentive Plan

      In July 2000, our Board of Directors adopted the 2000 Equity Incentive Plan (the "2000 Incentive Plan") and in November 2000 our stockholders approved such plan. The 2000 Incentive Plan is administered by our Board of Directors or, at its discretion, by a committee. Persons eligible to participate in the 2000 Incentive Plan include all our key employees and consultants, as well as those of our subsidiaries, as determined by the Committee, and our directors. The 2000 Incentive Plan provides for the grant of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, bonus stock, awards in lieu of cash obligations, other stock-based awards and performance units. The 2000 Incentive Plan also permits cash payments either as a separate award or as a supplement to a stock-based award, including cash payments for the income and employment taxes imposed on a participant in respect of any award. The 2000 Incentive Plan is of indefinite duration; continuing until all shares reserved therefore have been issued and performance units have been granted or until terminated by the Board. A total of 5,000,000 shares of common stock have been reserved for issuance under the 2000 Incentive Plan.

      Options under the 2000 Incentive Plan may be incentive stock options and nonqualified stock options. The 2000 Incentive Plan also provides for the grant of stock appreciation rights entitling the participant to receive the excess of the fair market value of a share of our common stock on the date of exercise over the grant price of the stock appreciation right. The exercise price per share of common stock subject to an option and the grant price of an stock appreciation right are determined by the Board of Directors or a committee, provided that the exercise price of an incentive stock option or stock appreciation right may not be less than the fair market value (110% of the fair market value in the case of an incentive stock option granted to a 10% shareholder) of the common stock on the date of grant. However, the 2000 Incentive Plan also provides for the grant of an option, a stock appreciation right or other award allowing the purchase of common stock at an exercise price or grant price less than fair market value when it is granted in substitution for some other award or retroactively in tandem with an outstanding award. In those cases, the exercise or grant price may be the fair market value at that date, at the date of the earlier award or at that date reduced by the fair market value of the award required to be surrendered as a condition to the receipt of the substitute award. Options or stock appreciation rights may not be exercised more than 10 years after grant (five years if the grant is to an employee who owns more than 10% of our outstanding common stock). The 2000 Incentive Plan also provides for the grant of restricted stock. Restricted stock is an award of shares of common stock which may not be disposed of by participants and which may be forfeited in the event of certain terminations of employment or certain other events prior to the end of a restriction period established under the grant. Such an award entitles the participant to all of the rights of a stockholder, including the right to vote the shares and the right to receive any dividends thereon, unless otherwise determined at the time of grant. The number of shares of our common stock reserved for issuance, the number of options outstanding are subject to an adjustment in the case of certain transaction such as mergers, recapitalizations, stock splits or stock dividends.

      Under the 2000 Incentive Plan, an award may also be denominated or payable in, or valued in whole or in part by reference to the value of, our common stock. The terms and conditions of such awards, including consideration to be paid to exercise awards in the nature of purchase rights, the period during which awards will be outstanding and forfeiture conditions and restrictions on awards, are determined at the time of grant. In addition, the Board of Directors or a committee is authorized to grant shares as a bonus, free of restrictions, or to grant shares or other awards in lieu of our obligations to pay cash or deliver other property under other plans or compensatory arrangements, subject to such terms as the Committee may specify. Grants may also consist of the right to receive cash payments, whether as a separate award or as a supplement to any stock-based awards. A grant under the 2000 Incentive Plan may also be comprised of a performance unit, which is a right to receive a payment in cash equal to the increase in our book value if specified performance goals during a specified time period are met.

      In the event of a change of control, awards granted under the 2000 Incentive Plan that are outstanding and not yet vested or exercisable or which are subject to restrictions, may, at the discretion of the Board, become immediately 100% vested in each participant or will be free of any restrictions, and will be exercisable for the remaining duration of the award. All awards that are exercisable as of the effective date of the change of control will remain exercisable for the remaining duration of the award.

      As of March 1, 2001, 1,539,000 options to purchase shares of common stock were outstanding under the 2000 Plan, leaving a balance of 3,461,000 shares of our common stock available for issuance.

1998 Incentive Stock Option Plan

      The Company adopted the 1998 Incentive and Non-Qualified Stock Option Plan (the "1998 Option Plan") in July 1998. The 1998 Option Plan provides for the grant of options to purchase shares of common stock to eligible employees, officers, directors, consultants and service providers of the Company. A total of 250,000 shares of our common stock has been reserved for issuance under the 1998 Option Plan and as of March 1, 2001, 210,000 options to purchase shares of common stock were outstanding under the 1998 Option Plan. Upon the approval in November 2000 by our stockholders of the 2000 Incentive Plan, the 1998 Option Plan was discontinued.

      The 1998 Option Plan was administered by the Board of Directors. The Board has discretion to select the optionee and to establish the terms and conditions of each option, subject to the provisions of the 1998 Option Plan. Options granted under the 1998 Option Plan may be non-qualified stock options or Incentive Stock Options (an option which is intended to meet the requirements of Section 422 of the Internal Revenue Code) but in any case the exercise price of options granted may not be less than 100% of the fair market value of the common stock as of the date of grant (110% of the fair market value if the grant is to an employee who owns more than 10% of the outstanding common stock.) Options may not be exercised more than 10 years after the grant (five years if the grant is an Incentive Stock Option to any employee who owns more than 10% of the outstanding common stock). The Board may, in its discretion and subject to the terms of the 1998 Option Plan (i) accelerate the date or dates on which all or any particular option or options granted under the 1998 Option Plan may be exercised, or (ii) extend the dates during which all, or any particular, option or options granted under the 1998 Option Plan may be exercised, provided, that no such extension will be permitted if it would cause the 1998 Option Plan, or any option granted thereunder, to fail to comply with Rule 16b-3 of the Securities and Exchange Act of 1934, as amended, or if it would cause any incentive stock option granted under the 1998 Option Plan to fail to qualify as an incentive stock option. Except as described below or as otherwise determined by the Board at the date of the grant of the option, and subject to the provisions of the 1998 Option Plan, an optionee may exercise an option at any time within three months (or within such lesser period as may be specified in the applicable option agreement) following termination of the optionee's employment or other relationship with the Company (one year if such termination was due to the death or Disability (as defined) of the optionee) but in no event later than the expiration date of the Option. Except as otherwise determined by the Board at the date of the grant of an Option, if the termination of the optionee's employment or other relationship is for cause, the Option will expire immediately upon such termination. Options granted under the 1998 Option Plan are not transferable and may be exercised only by the respective grantees during their lifetimes or by their heirs, executors or administrators in the event of death. Under the 1998 Option Plan, shares subject to unexercised canceled or terminated options are reserved for subsequently granted options. The number of shares of our common stock reserved for issuance under the 1998 Option Plan, the number of options outstanding and the exercise price thereof are subject to adjustment in the case of certain transactions such as mergers, recapitalizations, stock splits or stock dividends.

Employment Agreements

      Mark Isaacson has been our Chief Executive Officer and a director since September 2000 and affiliated with our company since April 2000. Mr. Isaacson entered into a 5 year employment agreement with our company as of September 1, 2000 pursuant to which he receives an annual salary of $275,000. We issued in September 2000 to Mr. Isaacson fully vested options for an aggregate of 1,350,000 shares of our common stock, at an exercise price per share of $1.00. In December 2000, we issued to Mr. Isaacson options to purchase an additional 1,000,000 shares of our common stock, with the option for 500,000 shares vesting in September 2001, the first anniversary of his employment with us, and the option for the remaining 500,000 shares vesting on the second anniversary of his employment, September 2002, all an exercise price of $1.00 per share. In connection with any future stock issuances by us, Mr. Isaacson is entitled to anti-dilution protection with respect to the issuance in September 2000 in an amount necessary to maintain his percentage ownership of the outstanding shares of our stock on a fully diluted basis on the date of such grant had his option been exercised on the date of grant. In case of a change in control (as defined in the agreement), all such options will become exercisable at a price per share of $0.10. In case of any such change in control where Mr. Isaacson does not continue as Chief Executive Officer of our company on terms and conditions substantially similar to those contained in his agreement, then he is eligible to receive one-time payment equal to, on an after tax basis, to twice his then current annual salary. Additionally, Mr. Isaacson is entitled to a bonus, payable in respect of each 12 month period commencing on September 1, 2000 in stock or cash, at our Board's option, equal to 2% of the increase in market capitalization for such 12 month period, based on the excess of the average closing bid of a share of our common stock during the last 90 days of such 12 month period times the then outstanding shares of common stock over the greater of (i) $105,000,000 or (ii) the highest previous 90 day average against which a bonus was paid under this plan. Mr. Isaacson is entitled to resign at any time on 30 days notice. If Mr. Isaacson's employment is not renewed by us or is terminated by us for any reason other than his death or disability or cause (as defined in the agreement) or Mr. Isaacson elects to terminate the agreement upon certain pre-designated conditions, then our obligations to Mr. Isaacson, including salary payment and option issuances, continue in full force. Mr. Isaacson has agreed to certain customary confidentiality and non-compete provisions continuing for one year following the termination of his employment, except that upon Mr. Isaacson's resignation upon certain pre-designated conditions, the non-compete provision do not apply.

      Mr. John Joyce entered into an employment agreement with us effective as of October 2000, pursuant to which he is employed as our Chief Operating Officer. Mr. Joyce is paid an annual salary of $190,000. Upon the first anniversary of his employment, Mr. Joyce may qualify for an annual bonus of up to $36,000 (as defined in the agreement). We issued to Mr. Joyce 250,000 options, 125,000 of which will be vested on the first anniversary of his employment and 125,000 options are scheduled to vest on the second anniversary of his employment, in each case exercisable at an exercise price per share of $1.00, subject to his continuing employment with the Company. Additionally, Mr. Joyce was issued in December 2000 options for an additional 165,000 shares of our Common Stock at $2.50 per share, half of which vest in November 2003, on the third anniversary of his employment with us, and the remaining 82,500 in November 2004, on the fourth anniversary of his employment with us. The employment agreement is for a period of 2 years and is to renew automatically unless either party gives the other 2 months notice prior to scheduled expiration of its election to not renew. Mr. Joyce has agreed to certain customary confidentiality and non-compete provisions.

      Wilfred Kopelowitz entered into an employment agreement with us in September 2000 pursuant to which he is employed as our Chief Financial Officer. Mr. Kopelowitz is paid an annual salary of $135,000 (which salary is scheduled to be increased to $155,000 upon the first anniversary of employment) and, we issued to him 240,000 options, 90,000 of which will be fully vested upon issuance and will be exercisable at an exercise price per share of $1.00, 75,000 options scheduled to vest in September 2001 and the remaining 75,000 options in September 2002, in each case exercisable at an exercise price per share of $2.00, subject to his continuing employment with the Company. In December 2000, we issued to Mr. Kopelowitz options for an additional 165,000 shares at an exercise price of $2.50 per share, half of which vest in September 2003, on the third anniversary of his employment with us, and the remaining 82,500 in September 2004, on the fourth anniversary of his employment wit us. In case of any future stock issuances by us, Mr. Kopelowitz is entitled to anti-dilution protection with respect to the initial grant of options for 240,000 shares in an amount necessary to maintain his percentage ownership of our outstanding shares of common stock on a fully diluted basis on the date of such grant had such option been exercised on the date of grant. In case of a change in control (as defined in the agreement), all options will immediately vest at a per share exercise price of $0.10. The employment agreement is for 2 years and is to renew automatically unless either party gives the other notice 3 months prior to scheduled expiration of its election to not renew. Mr. Kopelowitz has agreed to certain customary confidentiality and non-compete provisions.

      We entered into an employment agreement with Ramdas Rao effective as of September 2000 pursuant to which he is employed as our Chief Network Architect. Mr. Rao is paid an annual salary of approximately $130,000 and we issued to him options for 242,000 shares, exercisable at an exercise price per share of $2.50, to vest as follows: 55,000 in each of September 2001 and 2002 and 66,000 in each in each of September 2003 and 2004, subject to his continuing employment with the Company. The employment agreement is for a period of two years and is to renew automatically unless either party gives 2 months notice to the other prior to the scheduled expiration date of its election to not renew. Mr. Rao has agreed to certain customary confidentiality and non-compete provisions.

      We entered into an employment agreement with Aaron Fischman as of December 2000, pursuant to which Mr. Fischman is employed as Vice President of Strategic Development. He received options to purchase 1,100,000 shares of our common stock, with the options for 366,666 shares vesting in December of each of 2001 and 2002 and the option for the remaining 366,668 vesting in December 2003, in each case at an exercise price per share of $1.00. In the event of a triggering event such as sale by the Company of its assets or change of control (as defined in the agreement) all of the options will immediately vest and become exercisable, at a per share price of $0.10. The employment agreement is for a period of three years. Mr. Fischman is entitled to resign at any time on 30 days notice.

Key Employee

      We entered into an employment agreement with Yehuda Cern effective as of, November 2000, pursuant to which Mr. Cern is employed as the Chief Engineer of the Company He receives a salary of $150,000 per annum and will receive bonuses of $150,000 on February 1, 2001 and $50,000 on February 1, 2002. The employment agreement is for a term of 2 years and will renew automatically for additional one year terms unless terminated by either party upon three months prior written notice. Dr. Cern has agreed to certain customary confidentiality and non-compete provisions that prohibit him from competing with the Company or soliciting employees of the Company following the termination of his employment.

Directors

      Each of our non-employee directors has been issued options for 10,000 shares of our common stock, exercisable at a per share exercise price of $1.00. The option vests in two equal annual installments in September of each of 2001 and 2002, in the case of Michael Widland and in December of each of 2001 and 2002, in the case of Martin Hoffman . Upon a change in control (as defined in the option agreements), all of the stock options become immediately vested.

Advisory Board

      We have issued to members of our advisory board options to purchase shares of our common stock as compensation for service on our advisory board. Below is a summary of the options issued to the current members of our advisory board.

      We issued 100,000 options to J. Bennet Johnson, exercisable at a per share exercise price of $1.00, with 33,334 options vesting in November of 2001 and 33,333 options vesting in each of November 2002 and 2003.

      We issued 20,000 options to each of, Rudy Boschowitz and Robert Abrams, each exercisable at a per share exercise price of $1.00, and vesting in two equal annual installments in February of each of 2001 and 2002 in the case of Robert Abrams and November of each 2001 and 2002 in the case of Rudy Boschwitz.

      We issued 10,000 options to each of, Oleg Vronstrov and Consolidated Edison, each exercisable at a per share exercise price of $1.00, and vesting in two equal annual installments in November of each of 2001 and 2002.

              SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth, as of March 9, 2001, certain information with respect to the beneficial ownership of common stock by (i) each person known by the Company to be the owner of more than 5% of the outstanding common stock, (ii) each director, (iii) each executive officer named in the Summary Compensation Table and (iv) all directors and executive officers as a group:

                                                Shares of common stock   Percent of
Name and Address of Beneficial Owner              Beneficially Owned      Class (1)
Dimensional Partners, Ltd. (2)                        2,000,000            8.78%

JDS Capital Management, Inc. (3)                      2,000,000            8.78%

Dimensional Partners, L.P. (4)                        2,000,000            8.78%

JDS Asset Management, LLC (5)                         2,000,000            8.78%

Joseph D. Samberg (6)                                 2,000,000            8.78%

Seneca Capital International Ltd. (7)                 2,250,000            9.82%

Seneca Capital LP (8)                                 2,250,000            9.82%

Pequot Capital Management, Inc. (9)                   2,000,000            8.78%

Oscar Capital Management, LLC. (10)                   1,560,000            6.92%

Andrew K. Boszhardt, Jr. (11)                         1,592,000            7.05%

Mark S. Isaacson (12)                                 1,350,000(13)        5.84%

Wilfred Kopelowitz (12)                                 100,000(14)           *

Aaron Fischman (12)                                     250,000(15)        1.17%

Martin Hoffman (12)                                       2,000(16)           *

Directors and executive officers as a group
 (4 persons)                                          1,702,000(17)        7.33%

* Less than 1%

(1) Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from March 9, 2001 upon the exercise of warrants or options. Each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by such person (but not those held by any other person) and which are exercisable within 60 days from March 9, 2001, have been so exercised.

(2) Includes (i) 720,000 shares of common stock issuable upon exercise of warrants exercisable within 60 days from March 9, 2001 (the "Dimensional II Warrants"), and (ii)280,000 shares of common stock held in the name of Dimensional Partners, L.P. ("Dimensional I"), an affiliate of Dimensional Partners, Ltd. ("Dimensional II"), and 280,000 shares of common stock issuable upon exercise of warrants exercisable within 60 days from March 9, 2001 (the "Dimensional I Warrants") held by

Dimensional I, over which Dimensional II has shared voting and dispositive power and as to which Dimensional II disclaims beneficial ownership. The business address of Dimensional II is Corporate Center, West Bay Road, P.O. Box 31106 SMB, Grand Cayman, Cayman Islands.

(3) Includes (i) 280,000 shares of common stock held in the name of Dimensional I and 280,000 shares of common stock issuable upon exercise of the Dimensional I Warrants, and (ii) 720,000 shares of common stock held in the name of Dimensional II and 720,000 shares issuable upon exercise of the Dimensional II Warrants, over which JDS Capital Management, Inc. ("JDSCM") has shared voting and dispositive power and as to which JDSCM disclaims beneficial ownership. JDSCM is the investment manager and subadvisor of Dimensional II. The business address of JDSCM is 780 Third Avenue, 45th Floor, New York, New York 10017.

(4) Includes (i) 280,000 shares of common stock issuable upon exercise of the Dimensional I Warrants, and (ii) 720,000 shares of common stock held in the name of Dimensional II (an affiliate of Dimensional I) and 720,000 shares of common stock issuable upon exercise of the Dimensional II Warrants, over which Dimensional I has shared voting and dispositive power and as to which Dimensional I disclaims beneficial ownership. The business address of Dimensional I is 780 Third Avenue, 45th Floor, New York, New York 10017.

(5) Includes (i) 280,000 shares of common stock held in the name of Dimensional I and 280,000 shares of common stock issuable upon exercise of the Dimensional I Warrants, and (ii) 720,000 shares of common stock held in the name of Dimensional II and 720,000 shares issuable upon exercise of the Dimensional II Warrants, over which JDS Asset Management, LLC ("JDSAM") has shared voting and dispositive power and as to which JDSAM disclaims beneficial ownership. JDSAM is the general partner of Dimensional I. The business address of JDSAM is 780 Third Avenue, 45th Floor, New York, New York 10017.

(6) Includes (i) 280,000 shares of common stock held in the name Dimensional I and 280,000 shares of common stock issuable upon exercise of the Dimensional I Warrants, and (ii) 720,000 shares of common stock held by Dimensional II and 720,000 shares of common stock issuable upon exercise of the Dimensional II Warrants, over which Joseph D. Samberg ("Samberg") has shared voting and dispositive power and as to which Samberg disclaims beneficial ownership. Samberg is the managing member of JDSAM and the president of JDSCM. The business address of Samberg is 780 Third Avenue, 45th Floor, New York, New York 10017.

(7) Includes (i) 728,500 shares of common stock, issuable upon exercise of warrants exercisable within 60 days from March 9, 2001 (the "Seneca Ltd. Warrants") and (ii) 396,500 shares of common stock held in the name of Seneca Capital L.P. ( "Seneca LP"), an affiliate of Seneca Capital International Ltd. ("Seneca Ltd."), and 396,500 shares of common stock issuable upon exercise of warrants exercisable within 60 days from March

9, 2001 (the "Seneca LP Warrants") held by Seneca LP, over which Seneca Ltd. has shared voting and dispositive power and as to which Seneca Ltd. disclaims beneficial ownership. The business address of Seneca Ltd. is 527 Madison Avenue, New York, New York 10022.

(8) Includes (i) 396,500 shares of common stock issuable upon exercise of the Seneca LP Warrants and (ii) 728,500 shares of common stock held in the name of Seneca Ltd., an affiliate of Seneca LP, and 728,500 shares of common stock issuable upon exercise of the Seneca Ltd. Warrants, over which Seneca LP has shared voting and dispositive power and as to which Seneca LP disclaims beneficial ownership. The business address of Seneca LP is 527 Madison Avenue, New York, New York 10022.

(9) Includes 1,000,000 shares of common stock held in the name of Pequot Scout Fund, LP ("Pequot Scout"), issuable and an additional 1,000,000 shares issuable upon exercise of warrants exercisable within 60 days from March 9, 2001 (the "Pequot Warrants") by Pequot Scout. Pequot Capital Management, Inc., a Delaware corporation ("Pequot Capital"), is the investment advisor of Pequot Scout and has sole dispositive and voting power over the shares held in the name of Pequot Scout and the Pequot Warrants and may be deemed to be a beneficial owner of these shares and warrants. The business address of Pequot Scout and Pequot Capital is 500 Nyala Farm Road, Westport, Connecticut 06880.

(10) Oscar Capital Management, LLC ("Oscar Capital") is the general partner of each of Oscar Investment Fund LP (" Oscar Investment Fund") and Oscar Opportunistic Fund II, LP ("Oscar Opportunistic Fund II") and acts as investment advisor to Oscar Fund (Cayman) Limited ("Oscar Cayman") and Oscar Opportunistic Offshore Fund Limited ("Oscar Opportunistic Offshore Fund"). Mr. Andrew Bozhardt is the Chief Investment Officer of Oscar Capital and has sole voting and dispositive power over the shares of common stock and warrants held by Oscar Capital, Oscar Investment Fund, Oscar Cayman,, Oscar Opportunistic Offshore Fund and Oscar Opportunistic Fund II and may be deemed to be a beneficial owner of these shares and warrants.

Oscar Capital beneficially owns an aggregate of 1,560,000 shares of common stock, of which 780,000 of these shares are in the form of currently exercisable warrants. Theses shares, which equal 6.8% of the outstanding common stock, includes (i) 360,000 shares of common stock held in the name of Oscar Investment Fund, 360,000 shares of common stock issuable upon exercise of warrants exercisable within 60 days from March 9, 2001 (the "Oscar Investment Fund Warrants"), (ii) 120,000 shares of common stock held in the name of Oscar Cayman, and 120,000 shares of common stock issuable within 60 days from March 9, 2001 upon exercise of warrants ("Oscar Cayman Warrants") held in the name of Oscar Cayman, (iii) 200,000 shares of common stock held in the name of Oscar Opportunistic Offshore Fund, and 200,000 shares of common stock issuable within 60 days from March 9, 2001 upon exercise of warrants ("Oscar Opportunistic Offshore Fund Warrants") held in the name of Oscar Opportunistic Offshore Fund and (iv) 100,000 shares of common stock held in the name of Oscar Opportunistic Fund II, and 100,000 shares of common stock issuable within 60 days from March 9, 2001 upon exercise of warrants ("Oscar Opportunistic II Fund Warrants") held in the name of Oscar Opportunistic II Fund.

The business address of Oscar Capital is 900 Third Avenue, 2nd Floor, New York, NY 10022.

(11) Mr. Andrew K. Boszhardt has sole voting and dispositvie power with respect to 16,000 shares of common stock held in the name of Andrew K. Boszhardt. and 16,000 shares of common stock issuable within 60 days from March 9, 2001 upon exercise of warrants. Therefore Mr. Boszhardt beneficially owns an aggregate of 1,596,000 shares, 796 of these shares are in the form of currently exercisable warrants.

(12) The business address of such beneficial owner is 1033 Beacon Street, Brookline, Massachusetts 02446.

(13) Represents shares issuable upon exercise of an option to purchase such number of shares.

(14) Includes an option to purchase up to 90,000 of shares issued under the 2000 Equity Incentive Plan.

(15) Represents shares of our common stock held jointly by Aaron Fischman and his spouse.

(16) Represents shares purchased prior to joining our company.

(17) See footnotes 13, 14, 15 and 16.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Pursuant to his employment agreement as our Chief Executive Officer, we issued to Mark Isaacson an option to purchase up to 1,350,000 shares of our common stock, at an exercise price per share of $1. Subsequently, in December 2000, we issued to Mr. Isaacson options to purchase an additional 1,000,000 shares of our common stock with the option for 500,000 shares scheduled to vest on the first anniversary of his employment in September 2001 and the option for the remaining 500,000 shares on the second anniversary of employment in September 2002, each at an exercise price of $1.00. Upon the occurrence of a change in control (as defined in the agreement), these options are immediately exercisable at a per share price of $0.10. With respect to the initial grant of stock options, Mr. Isaacson was granted anti-dilution protection with respect to any future stock issuances by us to a third party in an amount necessary to maintain his percentage ownership of the outstanding shares of our stock on a fully diluted basis on the date of grant had his option been exercised on the date of grant.

      In September 2000 we loaned to Mr. Isaacson, our Chief Executive Officer and Chairman of our Board, approximately $90,000. The principal and accrued interest are payable over 5 years. Subsequent to the making of the loan, we agreed to forgive, as of December 31 of each year, the principal and accrued interest then due for such year. We also agreed that if Mr. Isaacson's employment were to terminate for any reason whatsoever, then the entire principal and accrued interest then owing will be forgiven.

      In November 2000, we granted to Mr. Isaacson a bonus of 162,000.

      We issued to our Chief Operating Officer, John Joyce, in connection with his employment agreement, from our 2000 Equity Incentive Plan an option for 250,000 shares of our common stock, 125,000 of which are scheduled to vest in November 2001 and the remaining 125,000 in November 2002, each at an exercise price of $1. In December 2000 we issued to Mr. Joyce from our 2000 Equity Incentive Plan options for an additional 165,000 shares, with the option for 82,500 scheduled to vest on the third anniversary of his employment in November 2003 and the remaining 82,500 on the fourth anniversary of his employment in November 2004, in each case at an exercise price of $2.50 per share.

      We issued to our Chief Financial Officer, Wilfred Kopelowitz, in connection with his employment agreement, 240,000 options to purchase shares of our common stock, 90,000 of which were fully vested upon issuance at an exercise price per share of $1, 75,000 options scheduled to vest in September 2001 and the remaining in September 2002, in each case at an exercise price per share of $2. In December 2000, we issued to Mr. Kopelowitz an option for an additional 165,000 shares, with the option for 82,500 shares scheduled to vest on the third anniversary of employment in September 2003 and option for the remaining 82,500 shares on the fourth anniversary of employment in September 2004, in each case at an exercise price of $2.50 per share Upon the occurrence of a "change in control" (as defined in the agreement), these options are immediately exercisable at a per share price of $0.10. With respect to the initial grant of stock options, Mr. Kopelowitz was granted anti-dilution protection with respect to any future stock issuances by us to a third party in an amount necessary to maintain his percentage ownership of the outstanding shares of our stock on a fully diluted basis on the date of grant had his option been exercised on the date of grant.

      We issued to Ramdas Rao, our Chief Network Architect, options for 240,000 shares of our common stock, which are scheduled to vest as follows: 55,000 in each of September 2001 and 2002 and 66,000 in each of September 2003 and 2004, in each case at an exercise price per share of $2.50.

      We issued to Aaron Fischman, our Vice-President, Strategic Development, options to purchase 1,100,000 shares of our common stock with the option for 500,000 shares vesting in December 2001 and the option for the remaining 500,000 shares vesting in December 2001, all an exercise price of $1.00 per share. In the event of a triggering event such as sale by the Company of its assets or change of control (as defined in the agreement) all of the options will immediately vest and become exercisable. In addition, Mr. Fischman, jointly with his spouse, holds 250,000 shares of our common stock issued in April 2000 pursuant to a consulting agreement with us.

      In consideration of the transfer to the Company of his 9.9% shareholdings in PLT Solutions Inc. to us, we issued in January 2001 to Dr. Yehuda Cern, a key employee of ours, 400,000 shares of our common stock, which shares are subject to certain lockups and other restrictions.

      In July 2000 we privately placed an aggregate of 1,000,000 shares of our common stock with Dimensional Partners, Ltd. and Dimensional Partners, L.P. In connection with the placement of these shares, we also issued to these entities warrants to purchase, in the aggregate, 1,000,000 shares of our convertible preferred stock at an exercise price per share of $3.50. In August 2000, we privately placed an aggregate of 1,125,000 shares of our convertible preferred stock with Seneca Capital International Ltd. and Seneca Capital LP. In connection with the placement of these shares, we also issued to these entities warrants to purchase, in the aggregate, 1,125,000 shares of our convertible preferred stock at an exercise price per share of $3.50. In November 2000, the shares of convertible preferred stock issued and issuable were converted, on a 1:1 basis, into shares of the Company's common stock. Forty three and three quarter percent (43.75%) of the proceeds of this private placement must be used solely to finance the activities relating to our PLT subsidiary.

      In August-September 2000, we privately placed to certain unaffiliated private accredited investors approximately $8,345,500 in aggregate principal amount of convertible 10% debentures, which debentures in November 2000 were automatically converted into 3,711,711 shares of our common stock, at a conversion price per share ranging from $2.00 to $3.50. Additionally, pursuant to the agreement we issued four-year warrants to purchase up to 3,711,711 shares of our common stock, at per share exercise prices ranging from $3.50 to $8.00. Of the shares issued upon conversion of these debentures, Pequot Scout Fund, LP was issued 1,000,000 shares of Common Stock, as well as warrants to purchase an additional 1,000,000 shares of Common Stock at an exercise price per share of $3.50. A group of investors controlled by Oscar Capital, LLC and Andrew K. Boszhardt, Jr., was issued 800,000 shares of our common stock as well as warrants to purchase an additional 800,000 shares of our common stock at a per share exercise price of $4.50.

      In connection with Mr. Braunold's resignation in September 2000 from the position of our Chief Executive Officer, we paid to him a one-lump sum amount of $150,000 and issued a warrant to purchase up to 250,000 shares of our common stock, at an exercise price per share of $0.01, such warrant exercisable through November, 2000. Additionally, Mr. Braunold was irrevocably designated as our designee on the Board of Directors of 49% owned subsidiary Kliks.com.

      In connection with Mr. Braunold's resignation in September 2000 from the position of our Chief Executive Officer, we paid to him a one-lump sum amount of $150,000 and issued a 3 year warrant to purchase up to 250,000 shares of our common stock, at an exercise price per share of $0.01. Additionally, Mr. Braunold was irrevocably designated as our designee on the Board of Directors of 49% owned subsidiary Kliks.com.

      In April 2000, Mr. Weinberg, our former Chief Executive Officer, was granted an additional 30,000 options under our 1998 Option Plan at a nominal exercise price per share, which options vest over 12 months. [Mr. Weinberg resigned from all positions with our company in September 2000. In connection with such resignation, Mr. Weinberg contends that we owe approximately [$44,000] as well as the issuance of 25,000 shares of our common stock, at a nominal price per share consideration and acceleration of the 30,000 options previously granted to him. We deny these contentions and are currently attempting to resolve this matter amicably.

      In August 2000, we, pursuant to our shareholders agreement with Kliks.com, advanced as a loan to Kliks $617,500. The Chief Executive Officer and a director of Kliks served, until September 4, 2000, as our Vice-President. The members of the board of Kliks are Mr. Wolff and Michael Braunold.

                              SELLING STOCKHOLDERS

    The following table provides certain information with respect to the shares of our common stock beneficially owned by each selling stockholder as of March 5, 2001.

                                                                                    Common Stock to be
                                                                                    Beneficially Owned if
                                                                                    All shares offered
                                                                                    Hereunder are sold
                                                                                    (assumes that all
                                           Number of          Shares Offered        shares are sold)
                                           Shares Owned       Pursuant to this      ----------------------
Selling Stockholder                        Before Offering    Prospectus            shares       Percent
-------------------                        ---------------    ----------            ------       -------
Inglewood Holdings Inc. * (1)(7)                 1,515,875     1,515,875            0            0

Clearview International
Investment* (2) (7)                              1,222,125     1,222,125            0            0

Ashfield Investment* (2) (7)                     1,220,125     1,220,125            0            0

Econor Investment
Corporation* (2) (7)                             1,281,250     1,281,250            0            0

Mantle International
Investment* (2) (7)                              1,204,825     1,204,825            0            0

Mark Isaacson (3)                                2,350,000     2,350,000            0            0

Pequot Scout Fund L.P.* (4)                      2,000,000     2,000,000            0            0

Seneca Capital International Ltd.* (5)           1,457,000     1,457,000            0            0

Edelweiss Trading Limited* (6) (7)                 262,500       262,500            0            0

Viscons Ltd.* (6) (7)                              287,500       287,500            0            0

Dimensional Partners Ltd. (8)*                   1,440,000     1,440,000            0            0

Aaron Fischman (11)                              1,100,000     1,100,000            0            0

Seneca Capital L.P.* (5)                           793,000       793,000            0            0

Oscar Investment Fund LP* (12)                     720,000       720,000            0            0

June Street Company* (12)                          500,000       500,000            0            0

Lindsay A. Rosenwald 2000
Irrevocable Trust* (12)                            500,000       500,000            0            0

Venturetek L.P.* (12)                              500,000       500,000            0            0

Oscar Opportunistic
Offshore Fund Ltd.* (12)                           400,000       400,000            0            0

Dimensional Partners L.P* (8)                      560,000       560,000            0            0

Minow Financial Corp. (13)                         104,000       104,000            0            0

Lubecka Financial SA (13)                          104,000       104,000            0            0

Michael Braunold (14)                              250,000       250,000

Oscar Fund  (Cayman) Limited* (12)                 240,000       240,000            0            0

Oscar Opportunistic Fund II L.P.*(12)              200,000       200,000            0            0

Rachel Family Partnership* (12)                    166,666       166,666            0            0

Moshe Isaac Fund* (12)                             150,000       150,000            0            0

Beck Family Partner L.P.* (12)                     114,284       114,284            0            0

Rukal Foundation* (12)                             100,000       100,000            0            0

Astar Foundation* (12)                             100,000       100,000            0            0

Alyad Foundation* (12)                             100,000       100,000            0            0

Gemini Domestic Fund II L.P.* (12)                 139,740       139,740            0            0

Gitel Family Partnership* (12)                      66,666        66,666            0            0

Biscount Overseas Ltd. (17)                         26,000        26,000            0            0

H. Dietsch* (12)                                    50,000        50,000            0            0

M. Vogel* (12)                                      50,000        50,000            0            0

J. Jacobs* (12)                                     50,000        50,000            0            0

The Gemini Master Fund* (12)                        48,000        48,000            0            0

B. Salamon* (12)                                    35,000        35,000            0            0

B. Salamon* (12)                                    25,000        25,000            0            0

Tani Family Partnership L.P.*(12)                   33,334        33,334            0            0

Tova Family Limited
Partnership* (12)                                   33,334        33,334            0            0

Ruki Renov c/f Ari Renov* (12)                      33,334        33,334            0            0

Ruki Renov c/f Emily Renov* (12)                    33,334        33,334            0            0

Ruki Renov c/f Yoni Renov* (12)                     33,334        33,334            0            0

Ruki Renov c/f Yael Renov* (12)                     33,334        33,334            0            0

Ruki Renov c/f Eli Renov* (12)                      33,334        33,334            0            0

Ruki Renov c/f Benji Renov* (12)                    33,334        33,334            0            0

Andrew K. Bozhardt* (12)                            32,000        32,000            0            0

Sam Baratz (15)                                     25,000        25,000            0            0

M. Gross* (12)                                      25,000        25,000            0            0

J&V Gutman* (12)                                    25,000        25,000            0            0

A. Hammer* (12)                                     25,000        25,000            0            0

J. Baum* (12)                                       25,000        25,000            0            0

J. Blum* (12)                                       25,000        25,000            0            0

M. Blisko* (12)                                     25,000        25,000            0            0

J. Gross* (12)                                      25,000        25,000            0            0

H. Hefter* (12)                                     25,000        25,000            0            0

Larry Morris (15)                                   20,000        20,000            0            0

S. Kessler* (12)                                    20,000        20,000            0            0

Esther Stahler c/f David  Stahler* (12)             16,666        16,666            0            0

Esther Stahler c/f Avi Stahler* (12)                16,666        16,666            0            0

Esther Stahler c/f Daniel Stahler* (12)             16,666        16,666            0            0

Esther Stahler c/f Eli Stahler* (12)                16,666        16,666            0            0

Esther Stahler c/f Lisa Stahler* (12)               16,666        16,666            0            0

Jamie Family Limited
Partnership* (12)                                   16,666        16,666            0            0

Bedford Med* (12)                                   15,000        15,000            0            0

Shor Yoshuv* (12)                                   12,500        12,500            0            0

H. Leiner* (12)                                     12,500        12,500            0            0

R. Leiner* (12)                                     12,500        12,500            0            0

A. Wurzberger* (12)                                 12,500        12,500            0            0

Marnaco* (12)                                       12,500        12,500            0            0

Gemini Domestic Fund L.P.* (12)                     12,260        12,260            0            0

526 Willow* (12)                                    10,000        10,000            0            0

M. Lerer* (12)                                      10,000        10,000            0            0

J. Schneider* (12)                                  10,000        10,000            0            0

Z. Novicello* (12)                                   8,000         8,000            0            0

Anthony Scaramucci* (12)                             8,000         8,000            0            0

Ron Detomaso (15)                                    7,750         7,750            0            0

Dave Sanders (17)                                    7,750         7,750            0            0

Bnos Bais Yaacov (15)                                6,750         6,750            0            0

Michael Hoffman (9)                                  4,000         4,000(9)         0            0

Bernie Wolff (19)                                   75,000        75,000            0            0

Aviz Financial LLC (20)                            550,000       550,000            0            0

Aviz Consulting Ltd. (20)                          550,000       550,000            0            0

Scott Cohen* (21)                                  185,734       185,734            0            0

Michael Gantcher* (21)                              61,912        61,912            0            0

Nancy Abbe Trust* (21)                              61,911        61,911            0            0

Balmor S.A.* (21)                                   44,380        44,380            0            0

Vertical Ventures* (21)                             37,550        37,550            0            0

Cooke & Cie* (21)                                   22,191        22,191            0            0

Counter Point Master* (21)                          22,191        22,191            0            0

Gantcher Family 1986 Trust* (21)                    22,191        22,191            0            0

Mier Morag* (21)                                    22,191        22,191            0            0

Rick Miller* (21)                                   22,191        22,191            0            0

Real Prop* (21)                                     22,191        22,191            0            0

Igor Sill* (21)                                     22,191        22,191            0            0

MDBC Capital Corp.* (21)                            22,190        22,190            0            0

Robert MacGregor* (21)                              17,196        17,196            0            0

Ockwell* (21)                                       17,196        17,196            0            0

Barry Cohen* (21)                                   14,792        14,792            0            0

Richard Ekstract* (21)                              14,792        14,792            0            0

Redwood Partners* (21)                              11,239        11,239            0            0

Isaac Applebaum* (21)                               11,094        11,094            0            0

Rob Stewart* (21)                                   11,094        11,094            0            0

John Shulman* (21)                                  11,094        11,094            0            0

Tom Weiner* (21)                                     9,265         9,265            0            0

Walter Weiner* (21)                                  5,526         5,526            0            0

Josh Silverman* (21)                                 2,733         2,733            0            0

Andree Jill Finkle* (21)                             1,366         1,366            0            0

Michael Gregory* (21)                                1,366         1,366            0            0

Travis Putnam* (21)                                  1,366         1,366            0            0

Eric Richardson* (21)                                  867           867            0            0

Gerry Hugg* (22)                                    70,000        70,000            0            0

Michael Widland* (23)                               10,000        10,000            0            0

Martin Hoffman* (23)                                10,000        10,000            0            0

J. Bennet Johnston* (24)                           100,000       100,000            0            0

Rudy Boscowitz* (25)                                20,000        20,000            0            0

Robert Abrams* (25)                                 20,000        20,000            0            0

Consolidated Edison* (25)                           10,000        10,000            0            0

Oleg Vronstrov* (25)                                10,000        10,000            0            0

Yehuda Cern (26)                                   400,000       400,000            0            0

      Each of the selling stockholders (except those identified above with an asterisk) and any of their transferees may sell or otherwise transfer the lesser of (i) the number of shares registered in the name of such selling stockholder or (ii) 20,000 shares, plus, for such selling stockholders who have more than 20,000 shares registered in their name, during the 30 days following effectiveness of this registration statement and for each successive 30 day period, not more than 20% of the amount of shares in excess of such 20,000 shares. Notwithstanding the above, the applicable selling stockholders may effect a private transfer of all or part of their registered shares provided that the transferee agrees in writing to be bound by all of the terms of such lock up.

(1) Includes 875,000 shares of our common stock issuable upon exercise of warrants issued in February 2000 pursuant to a consulting agreement of such date and are exercisable through February 2003 at an exercise price per share of $0.01. The shares were acquired upon conversion of an outstanding loan and all interest thereunder.

(2) Includes 250,000 shares issuable upon exercise of warrants issued in February 2000, at an exercise price per share of $1.00. The remaining securities represent shares issued in September - November 2000 upon conversion of our 10% convertible debentures issued in February 2000 at a per share conversion price of $0.40. The convertible debentures and warrants were issued as part of our private placement of $2,000,000 of our 10% convertible debentures. See "Plan of Operations".

(3) Represents shares of our common stock issuable upon exercise of options issued in connection with Mr. Issacson's employment as our Chief Executive Officer. The option for 1,350,000 of these shares is fully vested and, with respect to the remaining 1,000,000, the option become vested in 2 equal installments of 500,000 in each of September 2001 and September 2002. Mr. Isaacson serves as our Chief Executive Officer and Chairman of our Board of Directors. See "Employment Agreements".

(4) Includes 1,000,000 shares of our common stock issuable upon exercise of four-year warrants, at a per share exercise price of $3.50. The shares and warrants were issued in September 2000 in consideration for $2 million. See "Plan of Operations".

(5) With respect to Seneca Capital International Ltd. ("Seneca Ltd."), includes 728,500 shares of our common stock issuable upon exercise of four-year warrants, at a per share exercise price of $3.50. With respect to Seneca Capital L.P. ("Seneca L.P."), includes 396,500 shares of our common stock issuable upon exercise of four-year warrants, at a per share exercise price of $3.50. The shares of common stock were issued in November 2000 upon conversion of convertible preferred stock originally issued in August 2000 and warrants were issued upon conversion of the preferred stock in consideration for $2.25 million. See "Plan of Operations"

(6) Includes 62,500 shares issuable upon exercise of warrants issued in February 2000, at an exercise price per share of $1.00. The remaining securities represent shares issued in September - November 2000 upon conversion of our 10% convertible debentures issued in February 2000 at a per share conversion price of $0.40. The convertible debentures and warrants were issued as part of our private placement of $2,000,000 of our 10% convertible debentures. See "Plan of Operations".

(7) We are registering 110% of the total number of shares issuable upon exercise of the warrants. As required by SEC regulations, the number of shares shown as beneficially owned includes shares which may be acquired within 60 days after the date of this prospectus. However, the terms of the warrants restrict the beneficial owners from exercising their warrants to the extent that such conversion or exercise would result in such owners and their affiliates beneficially owing more than 4.99% of the then outstanding stock. Thus, although some of the shares listed on the table may not be fully vested within 60 days, they are nevertheless included in the table.

(8) With respect to Dimensional Partners Ltd. ("Dimensional Ltd."), includes 720,000 shares of our common stock issuable upon exercise of warrants, at a per share exercise price of $3.50. With respect to Dimensional Partners L.P. ("Dimensional L.P."), includes 280,000 shares of our common stock issuable upon exercise of warrants, at a per share exercise price of $3.50. The shares and warrants issued to each of Dimensional Ltd. and Dimensional LP were issued in July 2000 in consideration for $2 million. See "Plan of Operations".

(9) Represents shares of our common stock acquired under consulting agreements.

(10) Represents shares acquired upon conversion of principal and accrued interest on outstanding loan.

(11) Represents shares of our common stock issuable upon exercise of options issued in connection with employment with our company as Vice President of Investor relations. The option for 366,666 shares vests in each of December 2001 and December 2002 and the option for the remaining 366,368 shares vests in December 2003, in each case at a per share exercise price of $1.00. Mr. Fischman serves as our Vice President of Investor Relations. Excludes shares of common stock in an aggregate amount of 250,000 held jointly by Mr. Fischman and his spouse. See "Management -- Employment Agreements".

(12) With respect to each entity, includes shares of our common stock in an amount which is half of the figure listed opposite such entity's name issuable upon exercise of four-year warrants, at a per share exercise price ranging between $3.50 and $8.00. The shares were issued in November 2000, upon approval by our stockholders of a proposal to increase our authorized common stock, in conversion of our one year convertible debentures originally issued in August-October 2000 to each of these entities. The warrants were issued at the time that the conversion shares were issued, in an aggregate amount equal to the conversion shares. The aggregate consideration received by us for the issuance of the convertible debentures were approximately $8.39 million. See "Plan of Operations"

(13) Represents shares acquired under a settlement agreement entered into in April 2000 settling certain third party claims. Certain parties contended that we guaranteed, in a prior year, the repayment of an outstanding third-party loan obligation, which contention we denied. In settlement of the dispute, we, on April 14, 2000, entered into a settlement agreement with such parties pursuant to which we undertook to pay to said claimants, in the aggregate, $200,000 and issued to them an aggregate of 250,000 shares of our common stock.

(14) Represents shares issued in November 2000 pursuant to the resignation of Mr. Braunold as our then Chief Executive Officer. The shares were issued in November 2000 following approval by our stockholders of a proposal to increase our authorized shares of common stock. Mr. Braunold resigned from the positions of Chief Executive Officer and Chairman of our Board of Directors in September 2000.

(15) Represents shares issued by us in respect of services rendered to us.

(16) Represents 62,500 shares acquired under a consulting agreement and 5,000 shares that, to the best of our knowledge, were acquired from a third party to whom such shares were issued by us under a consulting agreement.

(17) Represents shares that we have been advised were acquired from a third party.

(18) Represents 25,000 shares acquired upon conversion of a loan, and all interest thereunder, and 15,000 shares issued by us in respect of services rendered to us.

(19) Represents shares of our common stock issuable upon exercise of options issued in connection with Mr. Wolff's resignation as our Vice-President. This includes 65,000 penny options of which 16,250 are fully vested and options for 48,750 shares will vest in three equal installments in March, June and September 2001. This includes options for 10,000 shares at a per share exercise price of $1.97 vesting in four equal, quarterly, installments from December 2000.

(20) Represents shares of our common stock issuable upon exercise of options issued in connection with the provision of consulting services. The warrants vest in three equal annual installments in December of each of 2001, 2002 and 2003, in each case at an exercise price per share of $1.00.

(21) Represents shares of our common stock issuable upon exercise of warrants which we undertook to issue, as a finders fee, to Vertical Ventures, Inc. in connection with certain of our private placements in July-September 2000. See "Plan of Operations". The warrant instruments were issued as of September 2000 to designees of Vertical and are exercisable through September 2004, at a per share exercise price of $4.50.

(22) Represents shares of our common stock issuable upon exercise of warrants which we undertook to issue, as a finders fee, in connection with certain of our private placements in July-September 2000. See "Plan of Operations". The warrants were issued as of September 2000 and are exercisable through September 2004, at a per share exercise price of $2.00.

(23) Represents shares of our common stock issuable upon exercise of options in connection with service on our Board of Directors. The options with respect to half of the shares vests in September of each of 2001 and 2002, in the case of Mr. Widland and in December of each of 2001 and 2002, in the case of Mr. Hoffman. The options are exercisable at a per share exercise price of $1.00. See "Management - Executive Compensation".

(24) Represents shares of our common stock issuable upon exercise of options in connection with service on our advisory board. The options with respect to 33,333 shares vests in each of November 2001 and 2002 and the option with respect to the remaining 33,334 shares vests in November 2003. The options are exercisable at a per share exercise price of $1.00. See "Advisory Board".

(25) Represents shares of our common stock issuable upon exercise of options in connection with service on our advisory board. The options with respect to half of the shares vests in December 2001 and the option with respect to the remaining half vests in December 2002. The options are exercisable at a per share exercise price of $1.00. See "Management - Advisory Board".

(26) Represents shares issued in consideration of Dr. Cern's transfer to us of the entirety of his shareholdings in PLT Solutions, Inc., our former subsidiary which has been subsequently merged with and into our company.

                            DESCRIPTION OF SECURITIES

Common Stock

      We are authorized to issue 100,000,000 shares of common stock, $.001 par value per share, of which 21,775,794 shares were outstanding and held of record as of March 6, 2001, by approximately 150 shareholders of record. A significant portion of our common stock is held in either nominee name or street name brokerage accounts. Holders of shares of common stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. Holders of shares of common stock are entitled to receive dividends when, as and if declared by the Board of Directors from funds legally available therefor and to share ratably in our assets available upon liquidation, dissolution or winding up. The holders of shares of common stock do not have cumulative voting rights for the election of directors and, accordingly, the holders of more than 50% of the shares of common stock are able to elect all directors.

      We undertook to issue to certain of our stockholders additional shares based on their current shareholdings in our company if the registration statement which is a part of this Prospectus is not declared effective by April 11, 2001. We also granted to certain of our shareholders limited pre-emption rights. Except for the foregoing, there are no preemptive, subscription, conversion or redemption rights pertaining to the common stock.

                    Effect of Delaware Anti-takeover Statute

      We are subject to Section 203 of the DGCL (the anti-takeover law), which regulates corporate acquisitions. The anti-takeover law prevents certain Delaware corporations, including those whose securities are authorized for quotation on the NASDAQ Stock Market, from engaging, under certain circumstances in a "business combination" with any "interested stockholder" for three years following the date that such stockholder became an interested stockholder. For purposes of the anti-takeover law, a "business combination" includes, among other things, a merger or consolidation involving us and the interested shareholder and the sale of more than 10% of our assets. In general, the anti-takeover law defines an "interested stockholder" as any entity or person beneficially owning 15% or more our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person. A Delaware corporation may "opt out" of the anti-takeover law with an express provision in its original articles of incorporation or an express provision in its certificate of incorporation or bylaws resulting from amendments approved by the holders of at least a majority of our outstanding voting shares. We have not "opted out" of the provisions of the anti-takeover law.

                        Anti-takeover Effects of By-laws

      Under Delaware law, all stockholder actions must be effected at a duly called annual or special meeting or by written consent. Our by-laws provide that, except as otherwise required by law, special meetings of the stockholders can only be called by the president, the board of directors, the Chairman of the Board, the President or the holders of a majority of all shares entitled to vote at the meeting.

Transfer Agent

      American Stock Transfer and Trust Company is the transfer agent for our common stock.

Certain Limited Liability and Indemnification Provisions

      Pursuant to our Certificate of Incorporation and By-laws, as amended, our officers and directors shall be indemnified by us to the fullest extent allowed under Delaware law for claims brought against them in their capacities as officers and directors. Indemnification is not allowed if the officer or director does not act in good faith and in a manner reasonably believed to be in our best interest, or if the officer or director had no reasonable cause to believe his conduct was lawful. Accordingly, indemnification may occur for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"). Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                              PLAN OF DISTRIBUTION

Our Obligations to Certain Holders of Our Stock

      We are registering the shares offered hereby in order to satisfy our obligations to certain of our stockholders. Under a Securities Purchase Agreement (hereinafter, "the SPA") and a related Registration Rights Agreement dated February 15, 2000, as amended between us and the holders of certain of our convertible debentures issued in February 2000, the outstanding principal of which has been converted into shares of our common stock, we are obligated to register with the SEC 110% of the number of shares of common stock issuable upon exercise of the warrants issued at the time of the issuance of the debentures. In satisfaction of our obligations to these holders, we filed a registration statement which was declared effective in October 2000. Additionally, we undertook to certain investors in our company, under certain securities subscription agreements entered into between July - October 2000 (hereinafter, the "Subscription Agreements"), with respect to the purchase of an aggregate of approximately $8.7 million of our one year convertible debentures issued in August - October 2000, the principal amount of which has been converted into shares of our common stock, that we would file the Registration Statement which forms a part of this prospectus to register their securities. We are filing this Registration Statement of which this prospectus forms a part in order to comply with our undertaking to the subsequent investors.

      We are also obligated to keep the Registration Statement of which this prospectus forms a part effective until the earliest of October 2002 or the date on which such holders may sell all shares registered on their behalf under this prospectus under Rule 144 of the Securities Act, or the date on which such holders no longer own any of those shares.

      We are also registering 6,502,500 shares held by certain other selling stockholders and shares issuable upon exercise of certain other warrants and options held by certain selling stockholders.

      The SPA provides as follows:

      We have agreed that we will not, without the prior consent of the holders represented thereby, enter into any offer or sale of our common stock (or securities convertible into common stock) with any third party pursuant to a transaction which permits the sale of such common stock or convertible securities on any date which is earlier than April 20, 2001, provided that this restriction will not apply to
(a) the issuance of securities (other than for cash) in connection with an acquisition, merger, consolidation, or a sale or disposition of assets, (b) the exchange of capital stock for assets, stock or other joint venture interests so long as any registration rights granted in connection with such action do not require the filing of a registration statement in respect of such stock or convertible securities prior to April 20, 2001, (c) the issuance of securities to a Strategic Partner (as defined) or (d) the issuance of securities under our stock plans.

      Each of our directors and principal officers and their respective family members has signed a Principal's Agreement which provides that, without the prior consent of the debenture holders in each instance, he will not sell or otherwise transfer or offer to sell or otherwise transfer (except in a private transaction in which the transferee agrees to be bound by the Principal's Agreement) any shares of common stock directly or indirectly held by him prior to April 20, 2001.

      If we breach our obligations relating to any such third party transactions or the Principal's Agreements, the Conversion Rate (as defined in the debentures) will be amended to be equal to (x) 90% of (y) the amount otherwise determined in accordance with the debentures and the debenture holders will be entitled to require us to immediately redeem all outstanding debentures.

      If we are limited in the number of shares of common stock we may issue by virtue of (i) the number of authorized shares or (ii) the applicable rules and regulations of the principal securities market on which the common stock is listed or traded, including, but not limited to, NASDAQ, (a) we must take all steps reasonably necessary to be in a position to issue shares of common stock on conversion of the debentures without violating such rules and regulations and
(b) if, despite taking such steps, we still cannot issue such shares of common stock without violating such rules and regulations, the holder of a debenture which can not be converted as result of such rules and regulations shall have the option, (x) if permitted by the regulations, require us to issue shares of common stock at a conversion purchase price equal to the average of the closing price per share of common stock for any five consecutive trading days (subject to certain equitable adjustments for certain events occurring during such period) during the 60 trading days immediately preceding the date of notice of conversion or (y) require us to redeem each unconverted debenture for an amount, payable in cash, determined pursuant to a formula provided in the debentures.

      We have agreed that if, July 20, 2001, we elect to enter into any transaction other than with a Strategic Partner for the sale of new common stock or securities convertible into common stock, we must offer the holders the right, pro rata to their respective holdings, to participate in all or any part of the proposed transaction on the same terms thereof.

      We will be obligated to pay liquidated damages if the debenture holders are restricted from making sales of the shares offered hereby covered by a previously effective Registration Statement at any time (the date such restriction commences, a "Restricted Sale Date") after the date of the prospectus other than during a Permitted Suspension Period (as defined). The amount that we must pay to the debenture holders in respect of the fees associated with the Restricted Sale Date will be determined as of each Computation Date (as defined) and will be equal to the Periodic Amount Percentage of the aggregate principal amount of all debentures for the period from the date following the relevant Restricted Sale Date to the first relevant Computation Date, and thereafter to each subsequent Computation Date. The Periodic Amount Percentage means (A) 2% of the principal amount of all the debentures for the period from the date following the relevant Restricted Sale Date, as the case may be, to the first relevant Computation Date, and (B) 3% of the Purchase Price of all debentures to each Computation Date thereafter. The Purchase Price means the sum of (X) the principal amount of all debentures not yet converted and (Y) the Held Shares Value. The Held Shares Value means, with certain exceptions, for shares acquired upon a conversion of a debenture within the 30 day preceding the Restricted Sale Date, but not yet sold, the principal amount of the debentures converted into such shares.

      Additionally, we undertook to the holders who purchased their securities under the Subscription Agreements that, if the registration statement which forms a part of this Prospectus is not declared effective by April 11, 2001, we will issue additional shares to them, in an amount equal to 5% of their holdings as of the date hereof for each 30 day period in which the registration statement is not declared effective, up to a maximum of three such consecutive 30 day periods.

Our Obligations to all Selling Stockholders; Sales of Registered Shares.

      As used in this prospectus, stockholders selling our shares pursuant to this prospectus includes donees and pledgees selling shares received after the date of this prospectus from a selling stockholder named in this prospectus.

      We have agreed to bear all costs, expenses and fees of registration of the shares of common stock offered by the selling stockholders for resale other than the legal fees and expenses of counsel or other advisors to the selling stockholders. Any brokerage commissions, discounts, concessions or other fees, if any, payable to broker-dealers in connection with any sale of the shares of common stock will be borne by the selling stockholders selling those shares or by the purchasers of such shares.

      Upon our being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

      o The name of each such selling stockholder and of the participating broker-dealer(s);

      o     The number of securities involved;

      o     The price at which such securities were sold;

      o The commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

      o That such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

      o     Other facts material to the transaction.

      We have agreed to indemnify certain selling stockholders or their transferees or assignees against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments to which such selling stockholders or their respective pledgees, donees, transferees or other successors in interest may be required to make in respect thereof.

      Pursuant to the Registration Rights Agreement, each of the selling stockholders (other than the holders with an asterisk next to their names) has agreed with certain stockholders not to sell any shares within 30 days following the effectiveness date of this registration statement, and each successive 30 day period, in an amount more than 20% of the amount set forth opposite such holder's name.

      The selling stockholders may sell their shares of common stock directly to purchasers as principals, or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve block transactions). Any sales of the shares may be effected through the OTC Bulletin Board, in private transactions or otherwise, and the shares may be sold at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. If the selling stockholders effect sales through underwriters, brokers, dealers or agents, such firms may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the shares for whom they may act as agent, principal or both. Those persons who act as broker-dealers or underwriters in connection with the sale of the shares may be selected by the selling stockholders and may have other business relationships with, and perform services for, us. Any selling shareholder, underwriter or broker-dealer who participates in the sale of the shares may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act. Any commissions received by any underwriter or broker-dealer and any profit on any sale of the shares as principal may be deemed to be underwriting discounts and commissions under the Securities Act.

      The anti-manipulation provisions of Rules 101 through 104 under the Exchange Act may apply to purchases and sales of shares of common stock by the selling stockholders. In addition, there are restrictions on market-making activities by persons engaged in the distribution of the common stock.

      Under the securities laws of certain states, the shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be able to be sold unless the common stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

      We are required to pay expenses incident to the registration, offering and sale of the shares pursuant to this offering. We estimate that our expenses will be $_______ in the aggregate. We have agreed to indemnify the selling stockholders and certain other persons against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

      We have advised the selling stockholders that if a particular offer of shares is to be made on terms constituting a material change from the information set forth above, then to the extent required, a prospectus supplement should be distributed setting forth such terms and related information and should be used.

                                  LEGAL MATTERS

      The legality of the shares of common stock offered hereby will be passed upon for us by our special counsel Baer Marks & Upham LLP, 805 Third Avenue, New York, New York 10022. Certain other matters will be passed upon by our general counsel Aboudi & Brounstein, 3 Gavish Street, Kfar Saba, 44641, Israel.

                                     EXPERTS

      The financial statements as of December 31, 2000 and 1999 included in this prospectus and elsewhere in the registration statement have been audited by Brightman Almagor & Co. (a member of Deloitte Touche Tohmatsu), independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement (which reports express an unqualified opinion) and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the SEC under the Securities Act a Registration Statement on Form SB-2 (the "Registration Statement"), of which this prospectus is a part, with respect to the shares offered hereby. This prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits and schedules as permitted by the rules and regulations of the Securities and Exchange Commission. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to herein are not necessarily complete. With respect to each contract, agreement or other document filed as an exhibit to the Registration Statement or in a filing incorporated by reference herein or otherwise, reference is made to the exhibit for a more complete description of the matters involved, and each statement shall be deemed qualified in its entirety by this reference.

      We are subject to the informational requirements of the Exchange Act and file periodic reports, proxy statements and other information with the SEC. Reports and other information filed by us may be inspected and copied at the public reference facilities maintained by the SEC at:

                                 Judiciary Plaza
                             450 Fifth Street, N. W.
                                    Room 1024
                             Washington, D.C. 20549

                            Seven World Trade Center
                                   13th Floor
                            New York, New York 10048

                             500 West Madison Street
                                   Suite 1400
                             Chicago, Illinois 60601

      Copies of such material may be obtained by mail from the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the SEC maintains a Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including us. The SEC's telephone number is 1-800-SEC-0330.

                               AMBIENT CORPORATION

                          (A Development Stage Company)

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            Page

INDEPENDENT AUDITORS' REPORT OF BRIGHTMAN ALMAGOR & CO.                     F-1

CONSOLIDATED FINANCIAL STATEMENTS:

   Balance Sheets                                                           F-2

   Statements of Operations                                                 F-3

   Statement of Changes in Stockholders' Equity (Deficit)                   F-4

   Statements of Cash Flows                                                 F-5

   Notes to Financial Statements                                            F-6

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and
Shareholders of Ambient Corporation

We have audited the accompanying consolidated balance sheets of Ambient Corporation ("the Company") (a development-stage company) as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the two years ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the aforementioned consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company (a development-stage company) as of December 31, 2000 and 1999, and the consolidated results of operations, stockholders' equity (deficit) and its cash flows for the two years ended December 31, 2000 in conformity with generally accepted accounting principles.

Brightman Almagor & Co.
Certified Public Accountants (Israel)
A member of Deloitte & Touche

Tel-Aviv, Israel
March 1, 2001

                               AMBIENT CORPORATION
                          (A Development Stage Company)
                           CONSOLIDATED BALANCE SHEETS

                                                                        December 31,      December 31,
                                                                            2000             1999
                                                                            ----             ----
ASSETS
CURRENT ASSETS
     Cash and cash equivalents                                          $  7,052,929      $      8,071
     Restricted cash                                                              --            84,820
     Convertible note receivable                                             250,000                --
     Receivables and prepaid expenses                                        244,742            34,821
                                                                        ------------      ------------

               Total current assets                                        7,547,671           127,712

Long-term loan and investment                                                155,677           170,000
Investment in affiliate                                                    1,016,842                --
Property and equipment, net                                                  144,267           135,298
                                                                        ------------      ------------

               Total assets                                             $  8,864,457      $    433,010
                                                                        ============      ============

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES
     Short term borrowings                                              $     10,243      $    140,903
     Accounts payables                                                       201,888           212,967
     Accrued expenses and other current liabilities                          657,899           491,713
                                                                        ------------      ------------

               Total current liabilities                                     870,030           845,583
                                                                        ------------      ------------

LONG TERM LIABILITIES
     Long-term bank credit                                                        --             9,958
     Accrued severance pay                                                        --            15,334
                                                                        ------------      ------------

               Total long-term liabilities                                        --            25,292
                                                                        ------------      ------------

               Total liabilities                                             870,030           870,875
                                                                        ------------      ------------

COMMITMENTS AND CONTINGENCIES

NOTES PAYABLE                                                                     --           600,000
                                                                        ------------      ------------

STOCKHOLDERS' EQUITY (DEFICIT)
     Convertible Preferred Stock, $.001 par value;
       5,000,000 shares authorized; none issued and outstanding                   --                --
    Common stock, $.001 par value;
      100,000,000 shares authorized; 21,375,794 and 3,130,833
        issued and outstanding, respectively                                  21,376             3,131
     Additional paid-in capital                                           61,133,173         5,041,595
     Deficit accumulated during the development stage                    (48,719,414)       (6,078,528)
      Less: deferred compensation                                         (4,440,708)           (4,063)
                                                                        ------------      ------------

               Total stockholders' equity (deficit)                        7,994,427        (1,037,865)
                                                                        ------------      ------------

               Total liabilities and stockholders' equity (deficit)     $  8,864,457      $    433,010
                                                                        ============      ============

                 See Notes to Consolidated Financial Statements.

                               AMBIENT CORPORATION
                          (A Development Stage Company)
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                                 Cumulative
                                                                        Year                   From Inception
                                                                        Ended                        to
                                                                     December 31,               December 31,
Expenses                                                        2000              1999              2000
                                                                ----              ----              ----
Research and Development                                    $    463,038      $    340,287      $  2,184,875
Less - Participation by the Office of the
       Chief Scientist of the State of Israel                         --           231,767           558,195
                                                            ------------      ------------      ------------

                                                                 463,038           108,520         1,626,680
Operating, general and administrative
    expenses (excludes $14,724,328 and $96,000
    of stock based compensation in 2000
    and 1999, respectively)                                    3,391,571           588,234         6,206,145
Stock based compensation                                      14,724,328            96,000        15,785,062
                                                            ------------      ------------      ------------

Total expenses                                                18,115,899           684,234        21,991,207
                                                            ------------      ------------      ------------

Operating loss                                               (18,578,937)         (792,754)      (23,617,887)

Legal settlement                                              (1,512,500)               --        (1,512,500)
Interest expense                                                (397,921)          (66,104)         (674,628)
Noncash financing expense                                     (1,500,000)                          (1,600,000)
Beneficial conversion feature of convertible debt             (3,878,260)               --        (3,878,260)
Amortization of deferred financing costs                      (5,089,144)         (272,546)       (5,752,015)
Interest income                                                  225,267                --           225,267
Company's share in net losses of affiliate                      (335,365)               --          (335,365)
                                                            ------------      ------------      ------------

Loss before minority interest and extraordinary item         (31,066,860)       (1,131,404)      (37,145,388)

Minority interest in subsidiary loss                              25,000                 --           25,000
                                                            ------------      ------------      ------------

Loss before extraordinary item                               (31,041,860)       (1,131,404)      (37,120,388)

Extraordinary item - loss on extinguishment of debt           (9,778,167)               --        (9,778,167)
                                                            ------------      ------------      ------------

Net loss                                                     (40,820,027)       (1,131,404)     $(46,898,555)

Deemed dividends on convertible preferred stock               (1,820,859)               --        (1,820,859)
                                                            ------------      ------------      ------------

Net loss attributable to common stockholders                $(42,640,886)     $ (1,131,404)      (48,719,414)
                                                            ============      ============      ============

Basic and diluted loss per share:
         Net loss before  extraordinary item                $      (3.06)     $      (0.36)
         Extraordinary loss from extinguishment of debt            (0.91)               --
                                                            ------------      ------------

      Net loss                                              $      (3.98)     $      (0.36)
                                                            ============      ============

Weighted average number of shares outstanding                 10,725,464         3,121,479
                                                            ============      ============

                 See Notes to Consolidated Financial Statements.

                               AMBIENT CORPORATION
                          (A Development Stage Company)
       CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

                                                                                           Convertible
                                                                                         Preferred Stock           Common Stock
                                                                                       Shares        Amount      Shares     Amount
                                                                                       ------        ------      ------     ------
Issuance of common stock to founders for nominal consideration -- July 1996                          $           2,028,833  $  2,029
Issuance of common stock to employees for services -- September 1996                                                 5,000         5
Issuance of common stock to employees for services -- October 1996                                                 195,333       195
Net loss
                                                                                       -------       --------   ----------  --------

Balance -- December 31, 1996                                                                   --          --    2,229,166     2,229

Issuance of common stock to employees for services -- March 1997                                                    20,000        20
Issuance of common stock to employees for services -- August 1997                                                   84,167        84
Stock issued in connection with private placement of notes -- September 1997                                        60,000        60
Issuance of common stock to advisor for services -- September 1997                                                   6,000         6
Stock issued in connection with private placement of notes -- October 1997                                          20,000        20
Amortization of deferred stock -- based compensation
Net loss
                                                                                       -------       --------   ----------  --------

Balance -- December 31, 1997                                                                   --          --    2,419,333     2,419

Stock issued pursuant to consulting agreement                                                                       75,000        75
Initial public offering in February 1998                                                                           525,000       525
Stock issued in connection with short--term debt financing                                                          20,000        20
Additional stock pursuant to founders agreement for nominal consideration                                           35,000        35
Warrants issued pursuant to private placement of units
Options granted pursuant to consulting agreement
Amortization of deferred stock -- based compensation
Net loss
                                                                                       -------       --------   ----------  --------

Balance -- December 31, 1998                                                                   --          --    3,074,333     3,074

Stock issued pursuant to consulting agreement -- January 1999                                                        4,000         4
Stock issued pursuant to consulting agreement -- February 1999                                                      15,000        15
Stock issued pursuant to consulting agreement -- February 1999                                                      22,500        23
Stock issued pursuant to consulting agreement -- April 1999                                                         15,000        15
Warrants issued pursuant to consulting agreement -- April 1999
Amortization of deferred stock -- based compensation
Net loss
                                                                                       -------       --------   ----------  --------

Balance -- December 31, 1999                                                                   --          --    3,130,833     3,131

Waiver of liability due to related party -- January 2000
Stock issued in respect of extinguishment of debt -- February 2000                                               3,490,000     3,490
Stock issued pursuant to consulting agreement -- February 2000                                                     700,000       700
Stock issued pursuant to consulting agreement -- February 2000                                                     180,000       180
Stock issued pursuant to consulting agreement -- February 2000                                                      70,000        70
Stock issued pursuant to consulting agreement -- February 2000                                                      25,000        25
Warrants issued pursuant to consulting agreement -- February 2000
Warrants issued to convertible debenture holders -- February, April and November 2000
Stock issued pursuant to consulting agreement -- February 2000                                                     589,750       590
Stock issued pursuant to consulting agreement -- February 2000                                                     300,000       300
Stock issued pursuant to consulting agreement -- March 2000                                                        250,000       250
Stock issued pursuant to consulting agreement -- March 2000                                                        100,000       100
Stock issued pursuant to consulting agreement -- March 2000                                                        346,250       346
Stock issued pursuant to consulting agreement -- March 2000                                                        200,000       200
Stock issued for services -- May 2000                                                                               67,250        67
Stock issued pursuant to settlement agreement                                                                      250,000       250
Common stock issued in private placement, net of offering costs -- July 2000                                     1,000,000     1,000
Preferred stock issued in private placement, net of offering costs -- August 2000       1,125,000       1,125
Warrants issued to convertible debenture holders -- July  through September 2000
Warrants issued in connection with private placement  -- September 2000
Stock and stock options issued pursuant to severance agreement -- September 2000                                   200,000       200
Stock issued upon conversion of debentures --  September and November 2000                                       5,000,000     5,000
Stock issued upon conversion of debentures -- November 2000                                                      3,711,711     3,712
Stock issued upon conversion of preferred stock --  November 2000                      (1,125,000)     (1,125)   1,125,000     1,125
Stock options issued to employees
Stock options issued to consultants
Stock options and warrants exercised                                                                               640,000       640
Beneficial conversion feature of debentures issued
Deemed dividend on convertible preferred stock
Amortization of deferred stock -- based compensation
Net loss
                                                                                       -------       --------   ----------  --------

Balance -- December 31, 2000                                                                --       $     --   21,375,794  $ 21,376
                                                                                       =======       ========   ==========  ========

                                                                                              Additional
                                                                                               Paid-in            Deferred
                                                                                               Capital          Compensation
                                                                                             ------------       -------------
Issuance of common stock to founders for nominal consideration -- July 1996                  $                  $
Issuance of common stock to employees for services -- September 1996
Issuance of common stock to employees for services -- October 1996
Net loss
                                                                                             ------------       -----------

Balance -- December 31, 1996                                                                           --                --

Issuance of common stock to employees for services -- March 1997                                   50,000           (50,000)
Issuance of common stock to employees for services -- August 1997                                 336,668          (336,668)
Stock issued in connection with private placement of notes -- September 1997                      239,940
Issuance of common stock to advisor for services -- September 1997                                 23,994
Stock issued in connection with private placement of notes -- October 1997                         79,980
Amortization of deferred stock -- based compensation                                                                145,556
Net loss
                                                                                             ------------       -----------

Balance -- December 31, 1997                                                                      730,582          (241,112)

Stock issued pursuant to consulting agreement                                                     654,925          (655,000)
Initial public offering in February 1998                                                        3,432,502
Stock issued in connection with short--term debt financing                                         99,980
Additional stock pursuant to founders agreement for nominal consideration
Warrants issued pursuant to private placement of units                                             21,600
Options granted pursuant to consulting agreement                                                    1,600            (1,600)
Amortization of deferred stock -- based compensation                                                                658,029
Net loss
                                                                                             ------------       -----------

Balance -- December 31, 1998                                                                    4,941,189          (239,683)

Stock issued pursuant to consulting agreement -- January 1999                                       7,996            (8,000)
Stock issued pursuant to consulting agreement -- February 1999
Stock issued pursuant to consulting agreement -- February 1999                                     69,977           (70,000)
Stock issued pursuant to consulting agreement -- April 1999                                        12,173           (12,188)
Warrants issued pursuant to consulting agreement -- April 1999                                     10,260
Amortization of deferred stock -- based compensation                                                                325,808
Net loss
                                                                                             ------------       -----------

Balance -- December 31, 1999                                                                    5,041,595            (4,063)

Waiver of liability due to related party -- January 2000                                           75,328
Stock issued in respect of extinguishment of debt -- February 2000                             10,466,510
Stock issued pursuant to consulting agreement -- February 2000                                  2,099,300        (2,100,000)
Stock issued pursuant to consulting agreement -- February 2000                                    539,820          (540,000)
Stock issued pursuant to consulting agreement -- February 2000                                    192,430          (192,500)
Stock issued pursuant to consulting agreement -- February 2000                                     68,725           (68,750)
Warrants issued pursuant to consulting agreement -- February 2000                               1,500,000        (1,500,000)
Warrants issued to convertible debenture holders -- February, April and November 2000           1,144,805
Stock issued pursuant to consulting agreement -- February 2000                                  1,768,660        (1,769,250)
Stock issued pursuant to consulting agreement -- February 2000                                  1,246,560        (1,246,860)
Stock issued pursuant to consulting agreement -- March 2000                                     1,499,750        (1,500,000)
Stock issued pursuant to consulting agreement -- March 2000                                       587,400          (587,500)
Stock issued pursuant to consulting agreement -- March 2000                                     2,033,873        (2,034,219)
Stock issued pursuant to consulting agreement -- March 2000                                     1,149,800        (1,150,000)
Stock issued for services -- May 2000                                                             130,196
Stock issued pursuant to settlement agreement                                                   1,312,250
Common stock issued in private placement, net of offering costs -- July 2000                    1,799,000
Preferred stock issued in private placement, net of offering costs -- August 2000               1,819,734
Warrants issued to convertible debenture holders -- July  through September 2000                3,447,147
Warrants issued in connection with private placement  -- September 2000                           410,495
Stock and stock options issued pursuant to severance agreement -- September 2000                1,756,042        (1,756,242)
Stock issued upon conversion of debentures --  September and November 2000                        795,680
Stock issued upon conversion of debentures -- November 2000                                     8,490,545
Stock issued upon conversion of preferred stock --  November 2000
Stock options issued to employees                                                               4,059,080        (4,059,080)
Stock options issued to consultants                                                             1,999,329        (1,999,329)
Stock options and warrants exercised
Beneficial conversion feature of debentures issued                                              3,878,260
Deemed dividend on convertible preferred stock                                                  1,820,859
Amortization of deferred stock -- based compensation                                                             16,067,085
Net loss
                                                                                             ------------       -----------

Balance -- December 31, 2000                                                                 $ 61,133,173       $(4,440,708)
                                                                                             ============       ===========

                                                                                             Deficit
                                                                                          Accumulated
                                                                                             During
                                                                                          Development
                                                                                              Stage            Total
                                                                                         ------------      ------------
Issuance of common stock to founders for nominal consideration -- July 1996              $                 $      2,029
Issuance of common stock to employees for services -- September 1996                                                  5
Issuance of common stock to employees for services -- October 1996                                                  195
Net loss                                                                                     (693,995)         (693,995)
                                                                                         ------------      ------------

Balance -- December 31, 1996                                                                 (693,995)         (691,766)

Issuance of common stock to employees for services -- March 1997                                                     20
Issuance of common stock to employees for services -- August 1997                                                    84
Stock issued in connection with private placement of notes -- September 1997                                    240,000
Issuance of common stock to advisor for services -- September 1997                                               24,000
Stock issued in connection with private placement of notes -- October 1997                                       80,000
Amortization of deferred stock -- based compensation                                                            145,556
Net loss                                                                                   (1,432,815)       (1,432,815)
                                                                                         ------------      ------------

Balance -- December 31, 1997                                                               (2,126,810)       (1,634,921)

Stock issued pursuant to consulting agreement                                                                        --
Initial public offering in February 1998                                                                      3,433,027
Stock issued in connection with short--term debt financing                                                      100,000
Additional stock pursuant to founders agreement for nominal consideration                                            35
Warrants issued pursuant to private placement of units                                                           21,600
Options granted pursuant to consulting agreement                                                                     --
Amortization of deferred stock -- based compensation                                                            658,029
Net loss                                                                                   (2,820,314)       (2,820,314)
                                                                                         ------------      ------------

Balance -- December 31, 1998                                                               (4,947,124)         (242,544)

Stock issued pursuant to consulting agreement -- January 1999                                                        --
Stock issued pursuant to consulting agreement -- February 1999                                                       15
Stock issued pursuant to consulting agreement -- February 1999                                                       --
Stock issued pursuant to consulting agreement -- April 1999                                                          --
Warrants issued pursuant to consulting agreement -- April 1999                                                   10,260
Amortization of deferred stock -- based compensation                                                            325,808
Net loss                                                                                   (1,131,404)       (1,131,404)
                                                                                         ------------      ------------

Balance -- December 31, 1999                                                               (6,078,528)       (1,037,865)

Waiver of liability due to related party -- January 2000                                                         75,328
Stock issued in respect of extinguishment of debt -- February 2000                                           10,470,000
Stock issued pursuant to consulting agreement -- February 2000                                                       --
Stock issued pursuant to consulting agreement -- February 2000                                                       --
Stock issued pursuant to consulting agreement -- February 2000                                                       --
Stock issued pursuant to consulting agreement -- February 2000                                                       --
Warrants issued pursuant to consulting agreement -- February 2000                                                    --
Warrants issued to convertible debenture holders -- February, April and November 2000                         1,144,805
Stock issued pursuant to consulting agreement -- February 2000                                                       --
Stock issued pursuant to consulting agreement -- February 2000                                                       --
Stock issued pursuant to consulting agreement -- March 2000                                                          --
Stock issued pursuant to consulting agreement -- March 2000                                                          --
Stock issued pursuant to consulting agreement -- March 2000                                                          --
Stock issued pursuant to consulting agreement -- March 2000                                                          --
Stock issued for services -- May 2000                                                                           130,263
Stock issued pursuant to settlement agreement                                                                 1,312,500
Common stock issued in private placement, net of offering costs -- July 2000                                  1,800,000
Preferred stock issued in private placement, net of offering costs -- August 2000                             1,820,859
Warrants issued to convertible debenture holders -- July  through September 2000                              3,447,147
Warrants issued in connection with private placement  -- September 2000                                         410,495
Stock and stock options issued pursuant to severance agreement -- September 2000                                     --
Stock issued upon conversion of debentures --  September and November 2000                                      800,680
Stock issued upon conversion of debentures -- November 2000                                                   8,494,257
Stock issued upon conversion of preferred stock --  November 2000                                                    --
Stock options issued to employees                                                                                    --
Stock options issued to consultants                                                                                  --
Stock options and warrants exercised                                                                                640
Beneficial conversion feature of debentures issued                                                            3,878,260
Deemed dividend on convertible preferred stock                                                                1,820,859
Amortization of deferred stock -- based compensation                                                         16,067,085
Net loss                                                                                  (42,640,886)      (42,640,886)
                                                                                         ------------      ------------

Balance -- December 31, 2000                                                             $(48,719,414)     $  7,994,427
                                                                                         ============      ============

                 See Notes to Consolidated Financial Statements.

                               AMBIENT CORPORATION
                          (A Development Stage Company)
                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                                                Cumulative
                                                                                      Year                   From Inception
                                                                                      Ended                        to
                                                                                   December 31,               December 31,
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                              2000              1999              2000
                                                                              ----              ----              ----
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss                                                               $(42,640,886)     $ (1,131,404)     $(48,719,414)
  Adjustments to reconcile net loss
   to net cash used by operating activities:
      Depreciation and amortization                                            43,456            57,150           204,478
      Amortization of note discount                                         5,089,144                --         5,107,144
      Loss on sale of fixed assets                                              2,482            13,817            16,299
      Beneficial conversion feature of convertible debt                     3,878,260                --         3,878,260
      Deemed dividends on convertible preferred stock                       1,820,859                --         1,820,859
      Financing,  consulting and other expenses paid via the
               issuance of common stock and warrants                       27,313,015           350,183        29,128,940
      Increase (decrease) in net liability for severance pay                       --           (15,885)           15,141
      Accrued interest on loans and notes payable                                  --                --           210,016
      Company's share in net losses of affiliates                             335,365                --           335,365
      Minority interest in subsidiary loss                                    (25,000)                            (25,000)
      Write-down of long term investment                                       80,000           180,000           745,000
      Write-off of fixed assets                                               115,613                --           136,066
       (Increase) decrease in cash attributable to changes in assets and liabilities
           Receivables and prepaid expenses                                  (129,650)          300,355          (137,516)
           Accounts payable                                                    51,442          (124,138)           35,162
           Other current liabilities                                          413,977           316,449           717,135
                                                                         ------------      ------------      ------------

Net cash used in operating activities                                      (3,651,923)          (53,473)       (6,532,065)
                                                                         ------------      ------------      ------------

CASH FLOWS FROM  INVESTING ACTIVITIES
      Loan provided to another company                                             --                --          (835,000)
      Purchase of convertible promissory note                                (250,000)                           (250,000)
      Investment in affiliated company                                       (375,000)               --          (375,000)
      Additions to property and equipment                                    (170,526)          (12,102)         (542,345)
      Proceeds from disposal of fixed assets                                       --            42,100            42,100
      Decrease in restricted cash                                              84,820            46,439                --
                                                                         ------------      ------------      ------------

Net cash provided by (used in) in investing activities                       (710,706)           76,437        (1,960,245)
                                                                         ------------      ------------      ------------

CASH FLOWS FROM FINANCING ACTIVITIES
      Net proceeds from issuance of share capital                           3,442,720                --         3,444,984
      Proceeds from issuance of notes payable                                      --                --         1,000,000
      Net proceeds from issuance of convertible debentures                  9,148,262                           9,148,262
      Repayment of notes payable                                                   --                --          (400,000)
      Proceeds of loans from shareholders, net                                     --                --           919,600
      Repayment of loans from shareholders                                         --                --          (968,000)
      Proceeds from long-term bank credit                                          --                --            95,969
      Repayment of long-term bank credit                                       (9,951)          (40,935)          (87,996)
      Increase (decrease) in short term bank credit                          (130,660)            9,904           (21,761)
      Public offering of common stock                                              --                --         3,433,027
      Repayment of short-term debt                                           (250,000)               --          (250,000)
      Proceeds from short-term debt                                           250,000                --           274,038
      Increase in long-term loans and investment                              (65,677)                            (65,677)
      Loans to affiliate                                                     (977,207)               --          (977,207)
                                                                         ------------      ------------      ------------

Net cash provided by (used in) financing activities                        11,407,487           (31,031)       15,545,239
                                                                         ------------      ------------      ------------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                            7,044,858            (8,067)        7,052,929

CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD                                 8,071            16,138                --
                                                                         ------------      ------------      ------------

CASH AND CASH EQUIVALENTS - END OF PERIOD                                $  7,052,929      $      8,071      $  7,052,929
                                                                         ============      ============      ============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

Noncash financing andinvesting activities for the year ended December 31, 2000

      (a) Issuance of common stock with fair value of $10,470,000 in respect of extinguishment of outstanding note payable resulting in an extraordinary charge of $9,778,167 (see Note 9).

      (b)   Waiver of liability due to related party in the amount of $75,328.

      (c) Conversion of debentures in the amount of $9,846,550 into 8,711,711 shares of common stock.

                 See Notes to Consolidated Financial Statements.

                               AMBIENT CORPORATION
                          (A Development Stage Company)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Description of Business

Ambient Corporation ("the Company"), was founded in June 1996 to design and develop advanced smart card interface technology. In August 1996, the Company purchased substantially all of the net assets of Gen Technologies, Inc., a smart card research and development company.

During 1999 the Company ceased its research and design efforts in the smart card interface technology area. In 2000, the Company commenced the design, development, implementation and marketing of a proposed comprehensive communication infrastructure, which uses the electrical power distribution grid as a high-speed telecommunication medium. The Company's proposed powerline telecommunication solution is based on establishing and maintaining partnership relationships with utilities and electrical power distribution companies, as well as developing and maintaining business relations with telecommunication service and technology companies.

The Company has been active in the powerline telecommunications field for a short time and its success is subject to risks and uncertainties frequently encountered by early stage companies in new and rapidly evolving markets. These risks include primarily the technological feasibility of the Company's proposed communications solution, its adoption by utilities and other providers of electrical power, and the commercial viability of the technology.

The Company has not generated any revenues to date, and is considered to be in the development stage. Business activities to date have focused on research and development, marketing and raising of capital and financing.

Note 2 - Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of the Company, its' wholly owned subsidiaries, Ambient Ltd. and Insulated Connections Corporation Limited ("ICC"), and it's 90.1% owned subsidiary PLT Solutions, Inc. ("PLT"). All inter-company balances and transactions have been eliminated in consolidation. At December 31, 2000 an employee held the minority interest in the Company's subsidiary, PLT (see Note - Subsequent Events).

Reclassifications

Certain prior year amounts have been reclassified to conform to the current years presentation.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements. Actual results may differ from those estimates.

                               AMBIENT CORPORATION
                          (A Development Stage Company)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Cash Equivalents

Cash and cash equivalents consist of cash and short-term investments with insignificant interest rate risk and original maturities of 90 days or less. Cash and cash equivalents are carried at cost, which approximates market value.

Fair Value of Financial Instruments

Substantially all of the Company's financial instruments, consisting primarily of cash equivalents, current receivables, accounts payable and accrued expenses, are carried at, or approximate, fair value because of their short-term nature or because they carry market rates of interest.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees" and FASB Interpretation 44, "Accounting for Certain Transactions Involving Stock Compensation.". Pursuant to these accounting standards, the Company records deferred compensation for share options granted to employees at the date of grant based on the difference between the exercise price of the options and the market value of the underlying shares at that date. Deferred compensation is amortized to compensation expense over the vesting period of the underlying options. No compensation expense is recorded for fixed stock options that are granted to employees and directors at an exercise price equal to the fair market value of the common stock at the time of the grant

For variable stock options, compensation expenses are recognized over the vesting period based on the difference, if any, between the quoted market price of the Company's stock on the last trading day of each reporting period and the exercise price of the option.

See Note 12 for pro forma disclosures required in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation".

Stock options granted to non-employees are recorded at their fair value, as determined in accordance with SFAS No. 123 and Emerging Issues Task Force Consensus No. 96-18, and recognized over the related service period. Deferred charges for options granted to non-employees are periodically re-measured as the options vest.

Foreign Currency Translations

The U.S. dollar is the functional currency for the Company and its subsidiaries. The financial statements of the Company's foreign subsidiaries have been translated into U.S. dollars in accordance with FASB Statement No. 52.

Net Loss Per Share

Basic earnings (loss) per share EPS is computed by dividing net income (loss) applicable to common shares by the weighted-average of common shares outstanding during the period.

                               AMBIENT CORPORATION
                          (A Development Stage Company)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Diluted earnings (loss) per share adjusts basic earnings (loss) per share for the effects of convertible securities, stock options and other potentially dilutive instruments, only in the periods in which such effect is dilutive. The shares issuable upon exercise of stock options and warrants are excluded from the calculation of net loss per share, as their effect would be antidilituve.

Property and Equipment

Equipment and furniture and fixtures are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets, which range from three to fourteen years. For leasehold improvements, amortization is provided over the shorter of the estimated useful lives of the assets or the lease term.

Research and Development Costs

Research and development costs, net of participation by the Government of Israel are charged to operations as incurred.

Income Taxes

The Company uses the liability method to determine its income tax expense as required under the FASB Standards No. 109, (SFAS 109). SFAS 109 requires the establishment of a deferred tax asset or liability for the recognition of future deductible or taxable amounts and operating loss carryforwards. Deferred tax expense or benefit is recognized as a result of the changes in the assets and liabilities during the year. Valuation allowances are established when necessary, to reduce deferred tax assets, if it is more likely than not that all or a portion of it will not be realized.

Concentrations

Cash and cash equivalents are, for the most part, maintained with a major financial institution in the United States. Deposits held with these banks exceed the amount of insurance provided on such deposits. Generally these deposits may be redeemed upon demand and therefore, bear minimal risk.

Long-Lived Assets

In accordance with FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of", the Company records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets.

Comprehensive Income (Loss)

FASB Statement No. 130, "Reporting Comprehensive Income" prescribes standards for reporting comprehensive income and its components. Since the Company currently does not have any items of other comprehensive income, a statement of comprehensive income is not required.

                               AMBIENT CORPORATION
                          (A Development Stage Company)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Recently Issued Accounting Pronouncements

In June 1998, FASB Statement No. 133 (SFAS 133), "Accounting for Derivative Instruments and Hedging Activities," was issued which establishes accounting and reporting standards for all derivative instruments. SFAS No. 133, as amended by SFAS No, 137 and 138, is effective for fiscal years beginning after June 15, 2000. The Company believes that the adoption of SFAS No. 133 on January 1, 2001 will not have a significant effect on its financial statements.

Note 3 - Restricted Cash

In connection with a line of credit and short-term loan from a bank (see Note
8), the Company was required to maintain a compensating balance, which is restricted for a period of up to one year. The restricted balance as of December 31, 1999 amounted to $ 84,820

Note 4 - Convertible Note Receivable

In July 2000, the Company invested in a $250,000 convertible promissory note of, a privately-held company active in the development of high speed chips. The note is due in July 2001 and bears interest at the rate of 6% per annum. The note is convertible into common stock based on the price per share of a future financing of this company. Additionally, the Company received warrants to purchase common stock of this company in connection with this investment.

Note 5 - Property And Equipment

                                                             December 31,
                                                             ------------
                                                         2000             1999
                                                       --------         --------
Computers                                              $ 56,599         $104,437
Machinery and equipment                                  19,552           63,164
Furniture and office equipment                           83,097           40,346
Leasehold improvements                                       --           12,102
Motor vehicles                                               --           44,879
                                                       --------         --------
                                                        159,248          264,928
Less - accumulated depreciation                          14,981          129,630
                                                       --------         --------

                                                       $144,267         $135,298
                                                       ========         ========

Depreciation expense was $ 43,456 and $ 57,150 for the years ended December 31, 2000 and 1999, respectively.

Note 6 - Investment in Affiliate

                               AMBIENT CORPORATION
                          (A Development Stage Company)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The Company owns a 49% interest in a newly established Israeli company, Kliks.com Ltd.("Kliks") which is engaged in designing and establishing a nationwide internet screen phone network in Israel. Kliks was established in February 2000, and to date the Company has invested equity capital totaling $375,000 and provided loans totaling $977,207. The loans bear interest at the rate of 7% per annum and are due together with accrued interest at the end of seventh year from the date of funding.

The Company applies the equity method of accounting for its investment in Kliks and has recorded a charge to operations in the amount of $335,365 representing its share of the loss for the year ended December 31, 2000.

Note 7 - Other Current Liabilities

                                                              December 31,
                                                              ------------
                                                          2000            1999
                                                        --------        --------
Accrued payroll and payroll taxes                       $421,644        $123,357
Accrued liabilities                                      187,746         190,930
Accrued interest                                          48,509              --
Related parties                                               --         177,426
                                                        --------        --------

                                                        $657,899        $491,713
                                                        ========        ========

Note 8 - Bank Loans

                                                               December 31,
                                                               ------------
                                                          2000            1999
                                                        --------        --------
Long-term bank credit (a)                                     --        $ 17,924
Bank overdraft line of credit (b)                             --         132,937
                                                        --------        --------

                                                              --         150,861
Less: current portion                                         --         140,903
                                                        --------        --------

                                                              --        $  9,958
                                                        ========        ========

      (a) Consists of vehicle financing loans, payable in monthly installments with interest at rates ranging from 14%-16% per annum.

      (b) Interest is payable monthly at the rate of 18% per annum.

Note 9 - Notes Payable

                               AMBIENT CORPORATION
                          (A Development Stage Company)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

In June 1998, the Company realized gross proceeds of $600,000 from a private offering of 12 Units, each Unit consisting of a $50,000 10% Promissory Note, and Warrants to purchase 10,000 shares. The notes became due in June 1999.

In February 2000, the Company converted principal and accrued interest of approximately $700,000 and 120,000 warrants into 3,490,000 shares of the Company's common stock. The Company recorded an extraordinary charge in the amount of $9,778,167 on conversion of the notes.

Note 10 - Debt Financings

10% Convertible Debentures

In February 2000, the Company signed an agreement to issue $2 million of 10% Convertible Debentures and 1,250,000 Warrants to private investors. The Debentures were convertible into shares of the Company's Common Stock at the rate of $ 0.40. In accordance with EITF 98-5, the Company has recorded financing expense in the amount of $571,636 representing the beneficial conversion feature of the debt. The warrants are exercisable into common stock at the rate of $1.00 per share for a three-year period. The Company recorded a discount of $1,144,804 to reflect the fair value of the Warrants

In September through November 2000, pursuant to the terms of the debentures, the investors converted the $2 million of the 10% convertible debentures purchased into 5,000,000 shares of Common Stock.

Convertible Debentures

During the third quarter of 2000, the Company issued $8,345,500 of one-year convertible debentures to private investors. The debentures are convertible only upon the approval of the Company's stockholders to increase the authorized shares of the Company's common stock. At such time the debentures convert automatically into shares of common stock. In November 2000, pursuant to the approval of the Company's stockholders, the debentures automatically converted into 3,711,711 shares of common stock. Additionally, pursuant to the subscription agreement, the Company issued 3,711,711 common stock purchase warrants. The warrants are exercisable at prices ranging from $3.50 to $8.00 per share. The Company recorded a discount of $3.4 million to reflect the fair value of the Warrants, determined using using the Black-Scholes pricing model. The unamortized portion of the discount was charged to operations in the period the debentures were converted. In accordance with EITF 98-5, the Company has recorded financing expense in the amount of $3.3 million representing the beneficial conversion feature of this debt.

In connection with the sale of Debentures, the Company issued warrants to placement agents to purchase up to 770,000 shares of Common Stock, 70,000 an with exercise price of $2.00 and 700,000 at $4.50 per share.

Note 11 - Income Taxes

At December 31, 2000, the Company had available $21.3 million of net operating loss carryforwards for U.S. federal income tax purposes which expire in the years 2016 through 2020,

                               AMBIENT CORPORATION
                          (A Development Stage Company)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

and $ 2.5 million of foreign net operating loss carryforwards with no expiration date. Due to the uncertainty of their realization, no income tax benefit has been recorded by the Company for these net operating loss carryforwards as valuation allowances have been established for any such benefits. The use of the U.S. federal net operating loss carryforwards is subject to limitations under section 382 of the Internal Revenue code pertaining to changes in stock ownership.

Significant components of the Company's deferred tax assets for U.S. federal and Israel income taxes are as follows:

                                                           December 31,
                                                           ------------
                                                      2000              1999
                                                    --------          --------
Net operating loss carryforwards                  $ 9,440,958       $ 2,258,382
Stock based compensation                            1,124,838                --
Other                                                 134,146                --
                                                  -----------       -----------
      Total deferred tax assets                    10,699,942         2,258,382
      Valuation allowance                         (10,699,942)       (2,258,382)
                                                  -----------       -----------

      Net deferred tax assets                     $        --       $       --
                                                  ===========       ===========

Note 12 - Stockholders' Equity

Stock option plans

In February 1998, the Company adopted the 1998 Incentive and Non-Qualified Stock Option Plan (the "1998 Option Plan"). There are currently a total of 210,000 options outstanding under the 1998 Plan and future grants have been discontinued.

In November 2000, the Company adopted the 2000 Equity Incentive Plan (the "2000 Incentive Plan"). A total of 5 million shares of common stock have been reserved for issuance under the 2000 Incentive Plan. The 2000 Incentive Plan provides for the grant of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, bonus stock, awards in lieu of cash obligations, other stock-based awards and performance units. The 2000 Incentive Plan also permits cash payments under certain conditions.

The Compensation Committee of the Board of Directors is responsible for determining the type of award, when and to whom awards are granted, the number of shares and the terms of the awards and exercise prices. The options are exercisable for a period not to exceed ten years from the date of grant. Vesting periods range from immediately to four years.

                               AMBIENT CORPORATION
                          (A Development Stage Company)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

During 2000, the Company granted stock options (the "Variable Options") to certain employees with anti-dilution rights and exercise price adjustment provisions. Since the number of options and the associated exercise prices are subject to adjustment and not fixed at the grant date, these stock options are accounted for under variable stock option accounting. Accordingly, the Variable Options are re-valued on a periodic basis by measuring the difference between the current exercise price and the fair market value of the Company's common stock on that balance sheet date.

Other Option Grants

In addition to the options granted under the Stock Option Plans, the Company has issued options outside of the plans, pursuant to various employment, consulting and separation agreements.

Option activity for 1999 and 2000 is summarized as follows:

                                                                                Weighted
                                                                                 Average
                                                        Options                 Exercise
                                             Plan       Non-plan      Total      Price
                                             ----       --------      -----      -----
Options outstanding, January 1, 1999         80,000            --       80,000    $6.00
Granted                                     170,000            --      170,000     0.81
Forfeited                                   (80,000)           --      (80,000)    6.00
                                          ---------     ---------    ---------    -----

Options outstanding, December 31, 1999      170,000            --      170,000     0.81
Granted                                   1,579,500     4,985,000    6,564,500     1.16
                                          ---------     ---------    ---------    -----

Options outstanding, December 31, 2000    1,749,500     4,985,000    6,734,500    $1.15
                                          =========     =========    =========    =====

Shares of common stock available for
  future grant under the plan             3,460,500
                                          =========

The following table summarizes information about stock options outstanding at December 31, 2000:

                               AMBIENT CORPORATION
                          (A Development Stage Company)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                                                         Options Exercisable
                                  Weighted Average        Weighted Average
                                     Remaining
  Range of        Number      Contractual   Exercise     Number      Exercise
   Price        Outstanding      Life         Price    Exercisable    Price
   -----        -----------      ----         -----    -----------    -----

$.01               370,000       9.71         $0.01      370,000      $0.01
$.8125-1.00      5,220,000       9.88          0.99    1,620,037       0.98
$1.97-2.50       1,144,500       9.96          2.25       10,000       1.97
                 ---------       ----         -----    ---------      -----
$.01-$2.50       6,734,500       9.88         $1.15    2,000,037      $0.81
                 =========       ====         =====    =========      =====

Weighted-average grant date fair value of options granted under the Plans in 2000 and 1999, under the Black-Scholes option pricing model, was $1.52 and $1.08 per option, respectively.

The Company has adopted the pro forma disclosure provisions of SFAS No. 123. Had compensation cost for all of the Company's stock-based compensation grants been determined in a manner consistent with the fair value approach described in SFAS No. 123, the Company's net loss and net loss per share as reported would have been increased to the pro forma amounts indicated below:

                                                          Year ended
                                                         December 31,
                                                 2000                   1999
                                                 ----                   ----
      Net loss
          As reported                       ($42,640,886)           ($1,131,404)
          Proforma                           (42,837,740)            (1,223,594)

      Loss per share
          As reported                              (3.98)                 (0.36)
          Proforma                                 (3.99)                 (0.39)

The fair value of each option granted in 2000 and 1999 is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

                                                           Year ended
                                                           December 31,
                                                         2000       1999
                                                         ----       ----

      Risk free interest rates                           5.30%      5.00%
      Expected option lives (in years)                   4.24         10
      Expected volatilities                             70.00%     50.00%
      Expected dividend yields                           None       None

                               AMBIENT CORPORATION
                          (A Development Stage Company)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Authorized shares

In November 2000, the Company's stockholders approved a resolution of the Board of Directors adopted in July 2000, to increase the authorized common stock to 100 million shares.

Warrants

      o In February 2000, the Company issued to a financial consultant warrants to purchase 1,500,000 shares of Common Stock. The warrants are exercisable for a period of three years at a nominal price per share.

      o In February, April and November 2000, in connection with the sale of 10% convertible debentures (see Note 10) the Company issued 1.25 million warrants. These warrants expire in three years and are exercisable at $1 Per share.

      o In July through September 2000, in connection with the private placement of common stock, convertible preferred stock and convertible debentures (see Notes 10 and 12) the Company issued a total of 5.8 million warrants with exercise prices ranging from $3.50 to $8.00. The warrants expire in four years.

      o In September 2000, in connection with the private placement the Company issued 700,000 and 70,000 warrants with an exercise price of $4.50 and $2.00, respectively, as a placement agent fee.

A summary of the warrants outstanding at December 31, 2000 is as follows:

                                    Exercise  Expiration
                        Warrants     Price       Date
                        --------     -----    ----------
                         875,000     $0.01       2003
                       1,250,000      1.00       2003
                          70,000      2.00       2004
                       4,497,750      3.50       2004
                         300,000      4.00       2004
                       1,681,818      4.50       2004
                          57,143      8.00       2004

                       8,731,711

Stock Issuances

      o During 1999, the Company issued to consultants 56,500 shares of common stock for their services. The Company recorded deferred compensation in the amount of $90,188, relating to the issuance of these shares based on the market value of the shares at the date of issuance. The deferred compensation was amortized over the service period.

                               AMBIENT CORPORATION
                          (A Development Stage Company)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

      o During 2000, the Company entered into various marketing, financial consulting and separation agreements. Pursuant to these agreements, the Company issued a total of 3,038,250 shares of common stock. The Company recorded deferred compensation in the amount of $11.9 million relating based on the market value of the shares at the date of issuance. The deferred compensation was amortized over the service period.

      o In July and August 2000, the Company sold 1 million shares of its common stock, 1.25 million shares of its convertible preferred stock, and 2.25 million warrants in a private placement, for an aggregate purchase price of $4,250,000. The convertible preferred stock is convertible only upon the approval of the Company's stockholders to increase the authorized shares of the Company's common stock. At such time the convertible preferred stock converts automatically into shares of common stock. In November 2000, the preferred stock automatically converted into 1.25 million shares of common stock. In accordance with EITF 98-5, the Company has recorded a deemed preferred stock dividend and an offsetting increase in additional paid-in capital of approximately $1.8 million, representing the beneficial conversion feature of the convertible preferred stock. The warrants are exercisable into common stock at the rate of $3.50 per share and expire four years from date of issuance.

            Pursuant the private placement agreement, the Company is required to have the common stock and common stock underlying the warrants registered by April 11,2001. Thereafter, for each 30-day period that the shares remain unregistered, the Company will be required to issue an additional 198,750 shares limited to a total of 596,250.

Note 13 - Commitments And Contingencies

Royalties

The Company is committed to pay royalties to the Office of the Chief Scientist of the Government of Israel (OCS) on proceeds from sales of products in the smart cards interface technology area of which the OCS has participated by way of grants. The royalties are payable at the rate of 3% for the first three years of product sales, 4% for the following three years, and 5% thereafter up to a maximum of 100% of the grant including accrued interest. The total amount of grants received at December 31, 2000 was $ 558,195.

The refund of the grant is contingent on future sales of these products and the Company has no obligation to refund these grants if the sales are not sufficient. The Company has ceased all activities in this area and does not expect any future revenues from these products. The Company is awaiting a formal letter from the Chief Scientist regarding the non-completion of the technology.

Operating leases

The Company has entered into a lease agreement for office space expiring through 2003. Rent expense for 2000 and 1999 was $75,064 and $50,109, respectively. Future minimum rentals on this lease as of December 31, 2000 is as follows:

                               AMBIENT CORPORATION
                          (A Development Stage Company)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Year ended December 31,
2001                                                     $140,400
2002                                                      140,400
2003                                                       70,200
                                                        ---------

Total                                                   $ 351,000
                                                        =========

Employment Agreement

In September 2000, the Company entered into a 5-year employment agreement with its new Chief Executive Officer. Pursuant to the agreement the CEO will receive an annual salary of a minimum of $275,000. The CEO was also granted 1,350,000 fully vested non-plan options exercisable at $1.00 per share, which includes an anti-dilution provision. In case of a change in control, as defined, the exercise price of the options will be reduced to $0.10 per share. In case of any such change in control where the CEO does not continue as Chief Executive Officer of the Company on terms and conditions substantially similar to those contained in his agreement, then he is eligible to receive a one-time payment equal to two times his current salary. Additionally, the CEO is entitled to a bonus, payable in respect of each 12 month period commencing on September 1, 2000 in stock or cash, at the Board's option, equal to 2% of the increase in market capitalization for such 12 month period, based on the excess of the average closing bid of a share of our common stock during the last 90 days of such 12 month period times the then outstanding shares of common stock over the greater of (i) $105,000,000 or (ii) the highest previous 90 day average against which a bonus was paid under this plan. In December 2000, the Company granted an additional 1 million non-plan options to the CEO, 500,000 to vest in September 2001 and the remaining 500,000 in September 2002. The options are exercisable at $1.00 per share.

The Company has an outstanding note receivable in the amount of $83,673 due from this officer. The terms of the note require annual installments including interest at the rate of 7% through December 31, 2005.

Note 14 - Geographic Data

                                           % of                     % of
                               U.S.        Total        Israel      Total        Total
                               ----        -----        ------      -----        -----
For the year ended
 December 31, 2000
    Operating loss        $(18,012,639)    96.95%      (566,298)     3.05%   $(18,578,937)
    Identifiable assets      7,694,233     86.80%     1,170,224     13.20%      8,864,457

For the year ended
 December 31, 1999
    Operating loss                  --       -0-%      (792,754)      100%       (792,754)
    Identifiable assets             --       -0-%       433,010       100%        433,010

                               AMBIENT CORPORATION
                          (A Development Stage Company)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 15 - Subsequent Events

Stock Purchase and Merger Agreement

On January 1, 2001, the Company entered into an agreement for the purchase of the 9.9% minority interest held in its subsidiary, PLT Solutions. The Company will issue 400,000 shares of its common stock to the minority shareholder, to be held in escrow. On April 1, 2001, 200,000 shares will be released from escrow if the minority shareholder is still employed by the Company. On April 1, 2002 the remaining 200,000 shares will be released from escrow under the same terms.

The Company expects to record a charge from this issuance in the amount of $862,400 and amortize it over the vesting period.

Development and License Agreement

Effective January 2001, the Company entered into a Development and License agreement with Cisco Systems, Inc. (Cisco). Pursuant to the agreement, the Company is obligated to pay a total of $6,500,000 over the development period as milestones are reached. The Company has been granted the exclusive right in the United States to sell the developed product for a period of six months after the successful field-tested demonstrations.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

      Under Section 145 of the Delaware General Corporation Law, the Issuer has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). The Issuer's Bylaws provide that the Issuer will indemnify its directors, executive officers, other officers, employees and agents to the fullest extent permitted by Delaware law.

      The Issuer's Certificate of Incorporation provides for the elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to the Issuer and its stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Issuer, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

Item 25. Other Expenses of Issuance and Distribution

      The following table sets forth the costs and expenses, other than broker commissions, payable by the Issuer in connection with the sale of the shares offered hereby. All amounts shown are estimates (except for the SEC filing fees).

      SEC filing fee..........................   $
      Legal fees and expenses ................   $
      Blue sky filing fees and expenses
      (including counsel fees)................   $1,000
      Accounting fees and expenses ...........   $
      Printing and engraving expenses ........   $1,000
      Miscellaneous expenses..................   $1,000
            Total.............................   $

Item 26. Recent Sales of Unregistered Securities

      1(a) In February 2000, and April 2000, we issued to private investors, respectively, $1,000,000 and $500,000 of our 10% convertible debentures. The debentures were issued pursuant to the terms of an agreement which further provides that, subject to certain conditions, the investors will purchase an additional

      $1,000,000 of debentures (of which obligation $500,000 was pre-funded in April 2000). The remaining $500,000 of debentures were purchased by the holders and issued by us in November 2000. The debentures mature on second anniversary of issuance. The debentures are convertible into shares of the Company's common stock at a conversion rate $0.40 per share, subject to adjustment under certain conditions. In connection with the issuance of the debentures we issued to these investors warrants to purchase up to an aggregate of 937,500 shares of our common stock, at a per share exercise price of $1.00. The warrants expire on the third anniversary of issuance. In September - November 2000, the outstanding principal amount on the debentures were converted into an aggregate of 5,000,000 shares of Common Stock.

      (b) We paid commissions to the placement agents of approximately $_______ in respect of the placement of the Debentures and warrants.

      (c) We believe that the debentures, warrants and shares were issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act.

      2(a) In February 2000, we issued to a consultant warrants to purchase up to 1,500,000 shares of our common stock at an exercise price per share of $0.01. In September 2000, warrants for an aggregate of 625,000 shares of common stock were exercised.

      (b) There were no underwriters with respect to this issuance.

      (c) The warrants were issued in consideration of services performed.

      (d) We believe that the warrants and shares of common stock were issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by section 4(2) of the Securities Act of 1933, as amended.

      3(a) In February 2000, we issued a total of 3,490,000 shares in conversion of an outstanding loan owed by us in an approximate amount (principal plus accrued interest) of $700,000.

      (b) There were no underwriters with respect to this issuance.

      (c) We believe that the shares of common stock were issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by section 4(2) of the Securities Act of 1933, as amended.

      4(a) In February 2000, we issued to a total of six consultants, 180,000, 70,000, 25,000, 589,750, 700,000 and 300,000 shares, respectively.

      (b) There were no underwriters with respect to this issuance.

      (c) The shares were issued in consideration of services performed.

      (d) We believe that the shares of common stock were issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by section 4(2) of the Securities Act of 1933, as amended.

      5(a) In March 2000, we issued to a total of four consultants 250,000, 200,000, 346,250 and 100,000 shares, respectively.

      (b) There were no underwriters with respect to this issuance.

      (c) The shares were issued in consideration of services performed.

      (d) We believe that the shares of common stock were issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by section 4(2) of the Securities Act of 1933, as amended.

      6(a) In April 2000, we issued a total of 250,000 shares, as part of a settlement agreement.

      (b) There were no underwriters with respect to this issuance.

      (c) We believe that the shares of common stock were issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by section 4(2) of the Securities Act of 1933, as amended.

      7(a) On May 30, 2000, we issued a total of 82,250 shares to (and among) five consultants for services rendered to the Company.

      (b) There were no underwriters with respect to this issuance.

      (c) The shares were issued in consideration of services performed.

      (d) We believe that the shares of common stock were issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by section 4(2) of the Securities Act of 1933, as amended.

      8(a) In July - August 2000, we completed a private placement of our securities for an aggregate gross amount of $4,250,000. In connection therewith we issued to one entity an aggregate of 1,000,000 shares of common stock and to an additional one entity an aggregate of 1,125,000 shares of our convertible preferred stock and warrants to purchase, in the aggregate, up to 2,125,000 shares of our convertible preferred stock. Pursuant to the terms of the agreements, in November 2000, following our stockholders meeting, an aggregate of 1,125 shares of preferred stock were converted to an equal number of shares of our common stock and 2,125,000 preferred stock purchase warrants were converted into an equal number of common stock purchase warrants.

      (b) We paid commissions to the placement agents of approximately $400,000.

      (c) We believe that the shares and warrants were issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act.

      9(a) In August - September 2000 we completed a private placement of $8.39 million of our 10% convertible debentures. By the terms of the agreements relating to the purchase of the debentures, the outstanding principal of the debentures was converted into 3,711,711 shares of our common stock at a conversion price per share of common stock ranging between $2 and $4.50. Pursuant to the agreements, we also issued to the holders of the converted shares, warrants to purchase, in the aggregate, up to 3,711,711 shares of common stock, at a per share exercise price, ranging between $3.50 and $8.00.

      (b) We paid commissions and fees of approximately $900,000.

      (c) We believe that the securities were issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act.

      10(a) In November 2000, in connection with certain of the private placements referred to in paragraphs 9 and 10, we issued, as a finders fee, warrants to purchase up to an aggregate of 770,000 shares of common stock, at exercise prices per share ranging between $2 and $4.50..

      (b) There are no underwriters with respect to this issuance.

      (c) We believe that the securities were issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act.

      11(a) In September 2000, we issued to our Chief Executive Officer, pursuant to his employment agreement with us, fully vested to purchase up to 1,350,000 shares of our common stock, at an exercise price per share of $1.00. In December 2000, we issued to him options for an additional 1,000,000 shares, of which options for 500,000 shares vest in September 2001, on the first anniversary of his employment as our Chief Executive Officer and 500,00 are to vest in September 2002, the second anniversary of his employment with us.

      (b) There are no underwriters with respect to this issuance.

      (c) We believe that the securities were issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act.

      12(a) In connection with a restructuring of our management, we issued in September - November 2000, pursuant to termination agreements, to each of our former Chief Executive Officer, Chief Financial Officer and Vice-President warrants for, respectively, 250,000, [10,000] and 65,000 shares of our common stock, in each case at an exercise price per share of $0.01.

      (b) There are no underwriters with respect to this issuance.

      (c) We believe that the securities were issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act.

      13(a) In December 2000, we issued to our Vice President of Investor Relations, pursuant to his employment agreement, options for 1,100,000 shares, of which options for 550,000 shares are to vest in each of December 2001 and 2001, at an exercise price per share of $1.00.

      (b) There are no underwriters with respect to this issuance.

      (c) We believe that the securities were issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act.

      14(a) In January 2001, we issued to one of our key employees, 400,000 shares of our common stock, in consideration for the transfer by him to us of all title and interests in and to his shareholdings in our then majority owned subsidiary PLT Solutions Inc.

      (b) There are no underwriters with respect to this issuance.

      (c) We believe that the securities were issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act.

      15(a) In December, 2001, we issued to each of 2 consultants options for 550,000 shares, of which options for half of the shares vesting in each of December 2001 and December 2001, all at a per share exercise price of $1.00.

      (b) There are no underwriters with respect to this issuance.

      (c) We believe that the securities were issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act.

      16(a) In December 2000 we issued to each of our two non-employee directors options for 10,000 shares of our common stock, with a per share exercise price of $1.00, to vest over 2 years.

      (b) There are no underwriters with respect to this issuance.

      (c) We believe that the securities were issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act.

      17(a) In November - December 2000, we issued options to purchase an aggregate of 160,000 shares of our common stock, exercisable at a per share exercise price of $1.00, to vest over 2 years.

      (b) There are no underwriters with respect to this issuance.

      (c) We believe that the securities were issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act.

      18(a) We issued, pursuant to our 1998 Option Plan, the following stock options:

      (i) In August 1998, we issued 80,000 options to a consultant at a per share exercise price of $0.01. These options were exercised in their entirety between August 1998 and February 1999.

      (ii) In June 1999, we issued to our then Chief Executive Officer and then Chief Financial Officer, 51,000 vested options with a per share exercise price of $0.81. The options are exercisable through June 2008.

      (iii) In May 1999, we issued to our former Chief Executive Officer 119,000 vested options at a per share exercise price of $0.81.

      (b) There are no underwriters with respect to this issuance.

      (c) We believe that the securities were issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act.

      19(a) We issued, pursuant to our 2000 Equity Incentive Plan, the following stock options:

      (i) In November 2000, we issued to our Chief Operating Officer 250,000 options, half vesting in November 2001 and the remaining options vesting in November 2002, each at a per share exercise price of $1.00. December 2000 we issued options for an additional 165,000 shares, with the option for 82,500 scheduled to vest on the third anniversary of his employment in November 2003 and the remaining 82,500 on the fourth anniversary of his employment in November 2004, in each case at an exercise price of $2.50 per share

      (ii) In September 2000, we issued to our Chief Financial Officer an aggregate of 240,000 options, 90,000 options are fully vested and have a per share exercise price of $1.00 , 75,000 options vesting in September 2001 and 75,000 shares vesting in September

2002, each at a per share exercise price of $2.00. In December 2000, we issued an option for an additional 165,000 shares, with the option for 82,500 shares scheduled to vest on the third anniversary of employment in September 2003 and option for the remaining 82,500 shares on the fourth anniversary of employment in September 2004, in each case at an exercise price of $2.50 per share.

      (iii) We issued to our Chief Network Architect options for 240,000 shares of our common stock, which are scheduled to vest as follows: 55,000 in each of September 2001 and 2002 and 66,000 in each of September 2003 and 2004, in each case at an exercise price per share of $2.50.

      (b) There are no underwriters with respect to this issuance.

      (c) We believe that the securities were issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act.

Item 27.   Exhibits

 3.1       Certificate of Incorporation of the Company, as amended (1)
 3.2       By-Laws of the Company, as amended (1)
 3.3       Memorandum of Association of Ambient Israel (1)
 3.4       Articles of Association of Ambient Ltd. (1)
 3.5       Certificate of Incorporation of PLT Solutions, Inc. (2)
 3.6       By-Laws of PLT Solutions, Inc. (2)
 3.7       Memorandum of Kliks.com Ltd. (2)
 3.8       Articles of Association of Kliks.com Ltd. (2)
 3.9       Memorandum of Insulated Connection Corporation, Ltd. (2)
 3.10      Articles of Association of Insulated Connection Corporation, Ltd.
           (2)
 4.1       Specimen Stock Certificate (1)
 4.2       Form of 10% Promissory Note due January 30, 2000 (2)
 4.2.1     Form of 10% Convertible Debenture due February 28, 2002 (2)
 4.2.2     Form of Common Stock Purchase Warrant (2)
 4.2.3 Warrant Agreement dated as of February 17, 2000 between Ambient and Inglewood Holdings Inc. (2)
 4.2.4     Form of Convertible Preferred Stock Warrant (3)
 4.2.5     Form of 10% Convertible Debenture due August 2001 (3)
*4.2.6     Form of Common Stock Purchase Warrant
*4.2.7 Form of Common Stock Option Agreement between the Corporation and certain Executive Officers
+5.1       Opinion of Baer Marks & Upham LLP
10.1       Form of the Company's 1998 Stock Option Plan. (1)
10.2       Form of Employment Agreement between the Company and Jacob
           Davidson(1)
10.3       Employment Agreement between Ambient Ltd. and Dr. Yehuda Cern (1)
10.4 Summary (in English) of principal terms of lease between Ambient Ltd. and Jerusalem Technological Park (1)
10.5 Employment Agreement dated March 27, 2000 between PLT Solutions, Inc. and Michael Braunold (2)
10.6 Employment Agreement dated April 10, 2000 between Ambient Corporation and Aryeh Weinberg (2)
10.7 Employment Agreement dated December 31, 1999 between Kliks.com Ltd. and Bernie Wolff (2)
10.8 Marketing Agreement dated as of February 25, 2000 between Ambient Corporation and Hamilton Trading Ltd. (2)

10.9 Consulting Agreement dated as of March 29, 2000 between Ambient Corporation and Cabus Ltd. (2)
10.10 Consulting Agreement dated as of March 27, 2000 between Ambient Corporation and Rivermill Ltd. (2)
10.11 Consulting Agreement dated as of February 15, 2000 between Ambient Corporation and Limekiln Ltd. (2)
10.12 Consulting Agreement dated as of February 17, 2000 between Ambient Corporation and Gershon Tokayer (2)
10.13 Consulting Agreement dated as of February 14, 2000 between Ambient Corporation and Grove Industries Ltd. (2)
10.14 Amendment Agreement dated as of March 19, 2000 between Grove Industries Ltd. and Ambient Corporation. (2)
10.15 Consulting Agreement dated as of March 27, 2000 between Lingfield Ltd. and Ambient Corporation. (2)
10.16 Consulting Agreement dated as of February 19, 2000 between Trax Investments Ltd. and Ambient Corporation. (2)
10.17 Consulting Agreement dated as of March 20, 2000 between Nina Fischman and Ambient Corporation. (2)
10.18 Shareholders Agreement dated as of December 31, 1999 between Bernie Wolff and Ambient Corporation concerning Kliks.com Ltd. (2)
10.19 Form of Securities Purchase Agreement between Ambient and certain securityholders dated as of February 15, 2000 (2)
10.20 Form of Registration Rights Agreement dated as of February 15, 2000 between Ambient and Certain Investors (2)
10.21 Amendment, dated as of June 2, 2000, to Shareholders Agreement, dated as of December 31, 1999, between Bernie Wolff and Ambient Corporation concerning Kliks.com Ltd. (3)
10.22 Form of Amendment, dated June 30, 2000, to Securities Purchase Agreement between Ambient and certain security holders dated as of February 15, 2000. (3)
10.23 Form of Subscription Agreement dated July 2000 between Ambient Corporation and certain investors. (3)
10.24 Form of Subscription Agreement dated July-August 2000 between Ambient Corporation and Certain Investors. (3)
10.25      Form of the Company's Proposed 2000 Equity Incentive Plan. (3)
10.26 Termination Agreement between Ambient Corporation and Aryeh Weinberg dated as of September 4, 2000. (3)
10.27 Agreement between Ambient Corporation and Bernie Wolff dated as of September 4, 2000. (3)
10.28 Amendment dated as of September 1, 2000 to Consulting Agreement between Ambient Corporation and Rivermill Ltd. (3)
10.29 Amendment No. 2 dated August 10, 2000 to Shareholders Agreement among Ambient Corporation, Bernie Wolff and Kliks.com Ltd. (3)
10.30 Termination Agreement between Ambient Corporation and Michael Braunold dated as of September 12, 2000. (3)
10.31 Employment Agreement between Ambient Corporation and Mark Isaacson dated as of September 18, 2000. (3)
10.32 Employment Agreement between Ambient Corporation and Wilfred Kopelowitz dated as of September 29, 2000. (3)
10.33 Employment Agreement between Ambient Corporation and Ram das Rao dated as of September 29, 2000. (3)
*10.34     Employment Agreement between Ambient Corporation and Joyn Joyce
*10.35 Employment Agreement between Ambient Corporation and Aaron Fischman dated as of December 29, 2000.

*10.36 Consulting Agreement between Ambient Corporation and Aviz Financial, LLC dated as of December 29, 2000.
*10.37 Consulting Agreement between Ambient Corporation and Aviz Consulting Limited dated as of December 29, 2000.
*10.38     Stock Purchase Agreement between Ambient Corporation and Dr. Yehuda
           Cern.
*10.39 Agreement between Ambient Corporation and Cisco Systems Inc. dated as of January 3, 2001. (4)
*10.40 Employment Agreement between Ambient Corporation and Dr. Yehuda Cern dated as of November 20, 2000.
 21.1      Subsidiaries of the Company (2)
+23.1      Consent of Baer Marks & Upham LLP (included in Exhibit 5.1).
*23.2 Consent of Brightman Almagor & Co., a member of Deloitte Touche Tohmatsu, certified public accountants.

* Filed Herewith

+ To be filed by amendment

(1) Filed as an Exhibit to Ambient's Registration Statement on Form SB-2, No. 33-40045, and incorporated herein by reference.

(2) Filed as an Exhibit to Ambient's Annual Report on Form 10-KSB for the year ended December 31, 1999 and incorporated herein by reference.

(3) Filed as an Exhibit to Ambient's Registration Statement on Form SB-2, No. 33-43045, and incorporated herein by reference.

(4) The Registrant has requested confidential treatment for portions of this exhibit.

(b) Reports on Form 8-K

(i) Report on Form 8-K filed on February 2, 2001

Item 28. Undertakings

      Ambient Corporation hereby undertakes the following:

      (a)(1) To file, during any period in which it offers or sells securities, post-effective amendment to this registration statement to:

      (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Act");

      (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement.

      (iii) Include any additional or changed material information on the plan of distribution.

      (2) For determining liability under the Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

      (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

      (e) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

      In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (f)(1) For determining any liability under the Act, to treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h) under the Act as part of this registration statement as of the time the Commission declared it effective.

      (2) For determining any liability under the Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   Signatures

      In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned in Brookline, Massachusetts, on the 9th day of March, 2001.

                                        AMBIENT CORPORATION


                                        By: /s/ Mark Isaacson
                                           -------------------------------------
                                           Mark Isaacson,
                                           Chief Executive Officer and Director

      In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated:

    Signature            Title                                     Date
    ---------            -----                                     ----

/s/ Mark Isaacson        Chief Executive Officer and Director      March 9, 2001
-----------------------  (Principal Executive Officer)
Mark Isaacson


/s/ John Joyce           Chief Operating Officer                   March 9, 2001
----------------------
John Joyce


/s/ Wilfred Kopelowitz   Chief Financial Officer, Director         March 9, 2001
----------------------
Wilfred Kopelowitz


/s/ Michael Widland      Director                                  March 9, 2001
----------------------
Michael Widland


/s/ Martin Hoffman       Director                                  March 9, 2001
----------------------
Martin Hoffman

                                  EXHIBIT INDEX

3.1         Certificate of Incorporation of the Company, as amended (1)
3.2         By-Laws of the Company, as amended (1)
3.3         Memorandum of Association of Ambient Israel (1)
3.4         Articles of Association of Ambient Ltd. (1)
3.5         Certificate of Incorporation of PLT Solutions, Inc. (2)
3.6         By-Laws of PLT Solutions, Inc. (2)
3.7         Memorandum of Kliks.com Ltd. (2)
3.8         Articles of Association of Kliks.com Ltd. (2)
3.9         Memorandum of Insulated Connection Corporation, Ltd. (2)
3.10        Articles of Association of Insulated Connection Corporation, Ltd.
            (2)
4.1         Specimen Stock Certificate (1)
4.2         Form of 10% Promissory Note due January 30, 2000 (2)
4.2.1       Form of 10% Convertible Debenture due February 28, 2002 (2)
4.2.2       Form of Common Stock Purchase Warrant (2)
4.2.3       Warrant Agreement dated as of February 17, 2000 between Ambient and
            Inglewood Holdings Inc. (2)
4.2.4       Form of Convertible Preferred Stock Warrant (3)
4.2.5       Form of 10% Convertible Debenture due August 2001 (3)
*4.2.6      Form of Common Stock Purchase Warrant
*4.2.7      Form of Common Stock Option Agreement between the Corporation and certain Executive Officers
+5.1        Opinion of Baer Marks & Upham LLP
10.1        Form of the Company's 1998 Stock Option Plan. (1)
10.2        Form of Employment Agreement between the Company and Jacob
            Davidson(1)
10.3        Employment Agreement between Ambient Ltd. and Dr. Yehuda Cern (1)
10.4        Summary (in English) of principal terms of lease between Ambient
            Ltd. and Jerusalem Technological Park (1)
10.5        Employment Agreement dated March 27, 2000 between PLT Solutions,
            Inc. and Michael Braunold (2)
10.6        Employment Agreement dated April 10, 2000 between Ambient
            Corporation and Aryeh Weinberg (2)
10.7        Employment Agreement dated December 31, 1999 between Kliks.com Ltd.
            and Bernie Wolff (2)
10.8        Marketing Agreement dated as of February 25, 2000 between Ambient
            Corporation and Hamilton Trading Ltd. (2)

10.9        Consulting Agreement dated as of March 29, 2000 between Ambient
            Corporation and Cabus Ltd. (2)
10.10       Consulting Agreement dated as of March 27, 2000 between Ambient
            Corporation and Rivermill Ltd. (2)
10.11       Consulting Agreement dated as of February 15, 2000 between Ambient
            Corporation and Limekiln Ltd. (2)
10.12       Consulting Agreement dated as of February 17, 2000 between Ambient
            Corporation and Gershon Tokayer (2)
10.13       Consulting Agreement dated as of February 14, 2000 between Ambient
            Corporation and Grove Industries Ltd. (2)
10.14       Amendment Agreement dated as of March 19, 2000 between Grove
            Industries Ltd. and Ambient Corporation. (2)
10.15       Consulting Agreement dated as of March 27, 2000 between Lingfield
            Ltd. and Ambient Corporation. (2)
10.16       Consulting Agreement dated as of February 19, 2000 between Trax
            Investments Ltd. and Ambient Corporation. (2)
10.17       Consulting Agreement dated as of March 20, 2000 between Nina
            Fischman and Ambient Corporation. (2)
10.18       Shareholders Agreement dated as of December 31, 1999 between Bernie
            Wolff and Ambient Corporation concerning Kliks.com Ltd. (2)
10.19       Form of Securities Purchase Agreement between Ambient and certain securityholders dated as of February 15, 2000 (2)
10.20       Form of Registration Rights Agreement dated as of February 15, 2000 between Ambient and Certain Investors (2)
10.21       Amendment, dated as of June 2, 2000, to Shareholders Agreement, dated as of December 31, 1999, between Bernie Wolff and Ambient
            Corporation concerning Kliks.com Ltd. (3)
10.22       Form of Amendment, dated June 30, 2000, to Securities Purchase
            Agreement between Ambient and certain security holders dated as of February 15, 2000. (3)
10.23       Form of Subscription Agreement dated July 2000 between Ambient
            Corporation and certain investors. (3)
10.24       Form of Subscription Agreement dated July-August 2000 between
            Ambient Corporation and Certain Investors. (3)
10.25       Form of the Company's Proposed 2000 Equity Incentive Plan. (3)
10.26       Termination Agreement between Ambient Corporation and Aryeh Weinberg dated as of September 4, 2000. (3)
10.27       Agreement between Ambient Corporation and Bernie Wolff dated as of
            September 4, 2000. (3)
10.28       Amendment dated as of September 1, 2000 to Consulting Agreement between Ambient Corporation and Rivermill Ltd. (3)
10.29       Amendment No. 2 dated August 10, 2000 to Shareholders Agreement among Ambient Corporation, Bernie Wolff and Kliks.com Ltd. (3)
10.30       Termination Agreement between Ambient Corporation and Michael
            Braunold dated as of September 12, 2000. (3)
10.31       Employment Agreement between Ambient Corporation and Mark Isaacson dated as of September 18, 2000. (3)
10.32       Employment Agreement between Ambient Corporation and Wilfred
            Kopelowitz dated as of September 29, 2000. (3)
10.33       Employment Agreement between Ambient Corporation and Ram das Rao dated as of September 29, 2000. (3)
*10.34      Employment Agreement between Ambient Corporation and Joyn Joyce
*10.35      Employment Agreement between Ambient Corporation and Aaron Fischman dated as of December 29, 2000.
*10.36      Consulting Agreement between Ambient Corporation and Aviz Financial,
            LLC dated as of December 29, 2000.
*10.37      Consulting Agreement between Ambient Corporation and Aviz Consulting
            Limited dated as of December 29, 2000.
*10.38      Stock Purchase Agreement between Ambient Corporation and Dr. Yehuda
            Cern.
*10.39      Agreement between Ambient Corporation and Cisco Systems Inc. dated as of January 3, 2001. (4)
*10.40      Employment Agreement between Ambient Corporation and Dr. Yehuda Cern dated as of November 20, 2000.
 21.1       Subsidiaries of the Company (2)
+23.1       Consent of Baer Marks & Upham LLP (included in Exhibit 5.1).
*23.2       Consent of Brightman Almagor & Co., a member of Deloitte Touche
            Tohmatsu, certified public accountants.

* Filed Herewith

+ To be filed by amendment

(1) Filed as an Exhibit to Ambient's Registration Statement on Form SB-2, No. 33-40045, and incorporated herein by reference.

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(2) Filed as an Exhibit to Ambient's Annual Report on Form 10-KSB for the year ended December 31, 1999 and incorporated herein by reference.

(3) Filed as an Exhibit to Ambient's Registration Statement on Form SB-2, No. 33-43045, and incorporated herein by reference.

(4) The Registrant has requested confidential treatment for portions of this exhibit.